     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON        , 1998

                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[x] Preliminary proxy statement

[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

[ ] Definitive proxy statement

[ ] Definitive additional materials

[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
      (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN REGISTRANT)

Payment of filing fee (Check the appropriate box):

[ ] No fee required

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1) Title of each class of securities to which transaction applies:

    Common Shares of Prime Gaming Philippines, Inc. ("Prime Shares")

(2) Aggregate number of securities to which transaction applies:

    52,000,000 Prime Shares

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    $0.4110 per Prime Share. Per unit price based on the high and low prices of Prime Shares as reported in the Philippine Stock Exchange on September 17, 1998*

(4) Proposed maximum aggregate value of transaction: $21,372,000**

(5) Total fee paid: $4,274***

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid: NOT APPLICABLE

(2) Form, Schedule or Registration Statement No.: NOT APPLICABLE

(3) Filing Party: NOT APPLICABLE

(4) Date Filed: NOT APPLICABLE

----------
  * Assumes a conversion rate of 43.80 Philippine Pesos to 1.0 U.S. Dollar as reported in the Wall Street Journal on September 17, 1998

 ** For purposes of calculation of the filing fee only.

*** The amount of the filing fee equals 1/50th of 1% of the transaction value.

               INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.
                              2131 FARADAY AVENUE
                        CARLSBAD, CALIFORNIA 92008-7297
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON             , 1998
                            ------------------------

To the Shareholders of International Lottery & Totalizator Systems, Inc.:

     YOU ARE HEREBY NOTIFIED that a special meeting of shareholders of International Lottery & Totalizator Systems, Inc., a California corporation (the
"Company"), will be held on           , 1998 at 2131 Faraday Avenue, Carlsbad,
California, at 3:00 p.m. local time (the "Special Meeting"), for the following purposes:

          (a) to consider and vote on a proposal to approve the acquisition (the "Acquisition") by the Company of 52.0 million common shares of Prime Gaming Philippines Inc. ("Prime"), representing a 52.25% equity interest in Prime, from Berjaya Lottery Management (H.K.) Ltd. ("Berjaya") or certain other holders of Prime common shares (collectively, the "Sellers") in exchange for the issuance of 9,479,167 common shares, no par value, of the Company, the terms and conditions of which are set forth in the Stock Purchase Agreement dated as of June 19, 1998 ("Stock Purchase Agreement"); and

          (b) to consider and vote upon such other matters which may properly come before the Special Meeting and any adjournments or postponements thereof.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD"), BASED UPON THE UNANIMOUS RECOMMENDATION OF ITS AFFILIATIONS COMMITTEE, HAS DETERMINED THAT THE ACQUISITION IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD HAS UNANIMOUSLY APPROVED AND RECOMMENDS THAT YOU VOTE FOR THE ACQUISITION AT THE SPECIAL MEETING.

     The Acquisition is described in the accompanying Proxy Statement (the "Proxy Statement"), which you are urged to read carefully and in its entirety. A copy of the Stock Purchase Agreement is attached as Annex A to the Proxy Statement.

     We welcome your attendance at the Special Meeting. Whether or not you expect to attend the Special Meeting in person, we urge you to complete, sign, date and promptly return the enclosed proxy card in the accompanying return envelope. Your proxy is revocable and will not affect your right to vote in person if you decide to attend the Special Meeting. Simply attending the Special Meeting, however, will not revoke your proxy. For an explanation of the procedures for revoking your proxy, see the section of the Proxy Statement captioned "The Special Meeting -- Voting, Revocation and Solicitation of Proxies." Returning your proxy card without indicating how you want to vote will have the same effect as a vote FOR the Acquisition. Failure to return a properly executed proxy card or vote in person at the Special Meeting will have the same effect as a vote AGAINST the Acquisition.

                                      By:

                                      /s/ M. MARK MICHALKO
                                      --------------------------------
                                      M. Mark Michalko
                                      President

Carlsbad, California
          , 1998

                            YOUR VOTE IS IMPORTANT.

      TO VOTE YOUR SHARES, PLEASE COMPLETE, SIGN, DATE THE ENCLOSED PROXY
           CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

               INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.
                              2131 FARADAY AVENUE
                        CARLSBAD, CALIFORNIA 92008-7297
                            ------------------------

                                PROXY STATEMENT

     Proxies in the form enclosed with this statement are solicited by the Board of Directors (the "Board") of International Lottery & Totalizator Systems, Inc. (the "Company" or "ILTS") for use at the Special Meeting of shareholders to be
held at 2131 Faraday Avenue, Carlsbad, California, on             , 1998 (the
"Special Meeting"), including any adjournments or postponements thereof. This Proxy Statement and the enclosed form of proxy are first being mailed to the
shareholders of the Company on or about                , 1998.

                              THE SPECIAL MEETING

GENERAL

     The purpose of the Special Meeting is: (a) to consider and vote on a proposal to approve the acquisition (the "Acquisition") by the Company of 52.0 million common shares ("Prime Shares") of Prime Gaming Philippines Inc. ("Prime"), representing a 52.25% equity interest in Prime, from Berjaya Lottery Management (H.K.) Ltd. ("Berjaya") or certain other holders of Prime shares (collectively, the "Sellers") in exchange for the issuance of 9,479,167 common shares, no par value, of the Company ("Company Common Shares"), the terms and conditions of which are set forth in the Stock Purchase Agreement dated as of June 19, 1998, ("Stock Purchase Agreement") and (b) to consider and vote upon such other matters which may properly come before the Special Meeting and any adjournments or postponements thereof.

     Each copy of this Proxy Statement mailed to shareholders of the Company is accompanied by a form of proxy for use at the Special Meeting.

     THE BOARD, BASED UPON THE UNANIMOUS RECOMMENDATION OF ITS AFFILIATIONS COMMITTEE, HAS UNANIMOUSLY APPROVED THE ACQUISITION AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ACQUISITION.

RECORD DATE AND VOTING

     The Board has set             , 1998 as the Record Date. Only holders of
record of Company Common Shares, as of the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting. The class of the Company voting securities is Company Common Shares. As of the Record Date, there were outstanding and entitled to vote [6,009,183] Company Common Shares, which shares were held by approximately [2,300] holders of record. Each Company Common Share entitles the holder thereof to one vote, which may be cast either in person or by properly executed proxy at the Special Meeting.

     The approval and adoption of the Acquisition will require the affirmative vote of at least a majority of the Company Common Shares outstanding on the Record Date.

     The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding Company Common Shares entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Company Common Shares that are entitled to vote but that are not voted at the direction of the beneficial owner ("abstentions") and votes withheld by brokers in the absence of instruction from beneficial holders ("broker non-votes") will be counted for the purpose of determining whether there is a quorum for the transaction of business at the Special Meeting. Abstentions and broker non-votes will have the same effect as a vote AGAINST the Acquisition. Failure either to return a properly executed proxy card or to vote in person at the Special Meeting will have the same effect as a vote AGAINST the Acquisition.

     The Stock Purchase Agreement provides that Berjaya will vote all Company Common Shares that it owns in the same proportions as the votes cast by all other holders of Company Common Shares at the Special Meeting. As of the Record Date, Berjaya directly owned, in the aggregate, [2,291,100] Company Common

Shares, representing approximately [38.13%] of the total number of Company Common Shares outstanding as of such date.

     In addition, as of the Record Date, directors and executive officers of the Company owned, in the aggregate, [286,874] Company Common Shares, representing less than [5%] of the Company Common Shares outstanding as of such date. Such directors and officers have expressed their present intent to vote their Company Common Shares in favor of the Acquisition.

VOTING, REVOCATION AND SOLICITATION OF PROXIES

     The Board does not know of any matters to be presented at the Special Meeting other than those described in the Notice of the Special Meeting of shareholders.

     If any other matters are properly presented at the Special Meeting for consideration, including, among other things, consideration of a motion to adjourn such meeting to another time and/or place (including, without limitation, for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the Acquisition), the persons named in the enclosed forms of proxy and acting thereunder generally will have discretion to vote on such matters in accordance with their best judgment. Notwithstanding the foregoing, proxies voting against the Acquisition may not be used by the persons named in the proxies to vote for adjournment of the meeting for the purpose of giving management additional time to solicit votes to approve the Acquisition.

     The grant of a proxy on the enclosed form does not preclude a shareholder from attending the Special Meeting and voting in person. Shareholders may revoke a proxy at any time before it is voted. Proxies may be revoked by (i) delivering to the General Counsel and Secretary of the Company, before the vote is taken at the Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same Company Common Shares and delivering it to the General Counsel and Secretary of the Company before the vote is taken at the Special Meeting or (iii) attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy should be sent to International Lottery & Totalizator Systems, Inc., 2131 Faraday Avenue, Carlsbad, CA 92008, Attention:
General Counsel and Secretary, or hand delivered to the General Counsel and Secretary of the Company before the vote is taken at the Special Meeting.

     All expenses of the Company's solicitation of proxies for the Special Meeting will be borne by the Company. In addition to solicitation by use of the mails, proxies may be solicited from the shareholders by directors, officers and employees of the Company in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The Company has retained ChaseMellon Shareholder Services, L.L.C., a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the Special Meeting at a cost of approximately $10,000 plus reimbursement of reasonable out-of-pocket expenses. Arrangements may be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of Company Common Shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and the Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection therewith.

DISSENTERS' RIGHTS

     Under California law, shareholders are not entitled to any appraisal rights or dissenters' rights with respect to the Acquisition.

                                THE ACQUISITION

GENERAL

     Upon consummation of the Acquisition, the Company will acquire 52.0 million Prime Shares held by Sellers, representing a 52.25% equity interest in Prime, in exchange for the issuance by the Company of 9,479,167 Company Common Shares. After the Acquisition, Prime will be operated as a majority owned subsidiary of the Company and the Sellers will have received in the aggregate Company Common Shares representing approximately 61.2% of the issued and outstanding capital stock of the Company.

     Company Common Shares are currently listed on the Nasdaq National Market. Prime is a publicly listed holding company quoted on the Philippine Stock Exchange ("PSE"). The principal activity of Prime is through its wholly-owned subsidiary, Philippine Gaming Management Corporation ("PGMC"), which is the primary supplier of lottery equipment and accessories to the Philippine Charity Sweepstakes Office ("PCSO") in the Luzon Island, Philippines. As used herein, PGMC is used in lieu of Prime to distinguish the operating entity from the parent entity.

BACKGROUND OF THE ACQUISITION

     In order to strengthen the Company's financial resources and capabilities so that the Company could more favorably respond to lottery customers' requests for proposal, the Company decided in the Fall of 1997 to seek financing proposals. Proposals for financing from banks and other financial institutions were presented to the Board, but all proposals involved high interest or dividend rates, significant conversion discounts and required substantial placement or commitment fees. Therefore, the Board determined not to pursue any financing from the sources presented.

     As a result, the Company began discussions with representatives of Berjaya about Berjaya providing the Company with financing and about other related matters. On December 31, 1997, the Company held a Special Meeting of shareholders to authorize the issuance of a class of preferred stock. The proxy statement for that special meeting also described a potential transaction in which Berjaya would purchase $5 million of Series A Preferred Stock of the newly authorized Company class of preferred stock. As a result of currency devaluations in Southeast Asian countries, many of Berjaya's markets have been adversely affected and remains a reason for Berjaya's decision not to purchase any Company preferred stock.

     Since early April 1998 the Company has been in danger of non-compliance with the Nasdaq requirement relating to the $1.00 minimum bid stock price. The Company proposed to its shareholders in its proxy statement dated April 30, 1998 for the Annual Meeting of Shareholders to be held on June 1, 1998, a three for one reverse stock split in order to address the Nasdaq $1.00 minimum bid stock price requirement. On June 1, 1998 the shareholders approved the proposed reverse split and on June 2 the Board ratified the shareholder action. As of June 26, 1998 the Company Common Shares closing bid price remained over $1.00 for a period of ten consecutive business days, resulting in the Company achieving compliance with the Nasdaq $1.00 minimum bid stock price requirement. Since that time, however, the Company Common Shares bid price has fallen below $1.00 and, accordingly, the Company continues to be in danger of non-compliance with this Nasdaq requirement going forward.

     As of April 1, 1998, the Company's cash situation had declined and the Company's year to date operating results placed it in danger of non-compliance with Nasdaq's $4.0 million net tangible asset standard for continued listing on the Nasdaq National Market. In an effort to address the Company's cash situation and improve its net tangible assets, Chan Kien Sing, a Company director and a Group Executive Director of Berjaya Group, following telephone conversations with Mark Michalko, President of the Company, mailed on April 10, 1998 a broad outline of a transaction in which the Company would exchange Company Common Shares valued at $0.80 ($2.40 post-split) in exchange for substantially all of the stock of Prime. At that time, Prime was in the process of acquiring PGMC, which was then 40% owned by Berjaya and operated by a Berjaya subsidiary.

     Under that proposed transaction, Prime would transfer 96% of its shares valued at Philippine Pesos ("Ppo") 17.50 (equivalent to US $0.4375 at an exchange rate of Ppo 40.0 to US $1.00) for approximately $42 million of Company Common Shares.

     During the next week, in discussions between the Company executives and Chan Kien Sing, it was mutually determined that an exchange of $42 million of Company Common Shares for 96% of Prime was a larger Company investment than feasible. Therefore, after further discussion Berjaya made a revised proposal in which the Company would acquire approximately 55% of Prime for approximately $22 million of the Company Common Shares and Berjaya would remain a substantial minority Prime shareholder. At a telephonic Board meeting on April 17, 1998, Mr. Michalko and Mr. Theodore Johnson, the Company chairman, discussed with Board members Frederick Brunn, Martin O'Meara and Andrew Ng and other Company executives, the revised proposal. The Board directed management to begin the due diligence process with Prime and PGMC, but took no formal action at that time. The Board also instructed Company management to seek other potential strategic partners in the gaming industry unrelated to Berjaya. Mark Michalko, Leonard "Pete" Morrissey, consultant to the Company, and Robert McPhail, then senior vice president of International Marketing of the Company, began contacting select lottery and gaming companies concerning strategic transactions, however, no substantive discussions were held.

     In late April 1998, the Company received the financial statements of Prime and PGMC for their years ending June 30, 1997 and April 30, 1997, respectively.

     On May 5, 1998, Berjaya delivered to the Company a revised proposal for an exchange of 52.25% of Prime Shares for $22,750,000 of Company Common Shares valued at $.80 per share ($2.40 post-split).

     On May 11, 1998 the Company executed an engagement letter with the New York office of Translink International, Inc. ("Translink") to provide investment banking services to the Company and to render a fairness opinion on the proposed transaction.

     On May 12, 1998 Berjaya sent to the Company a draft Board proposal relating to the proposed transaction which was to be completed by Berjaya as soon as possible thereafter.

     On May 15, 1998 the Company announced its 1998 first quarter financial results reflecting a net loss of $1.5 million and filed an SEC Form 10-Q reflecting net tangible assets of $2.8 million. On May 20, 1998 the Company received a letter from Nasdaq informing the Company that it must present to Nasdaq a plan to correct its deficiency in net tangible assets by June 1, 1998 or Nasdaq would initiate formal delisting action from the Nasdaq National Market.

     On May 26, 1998 the Company received the completed Board proposal from Berjaya, which was sent to all non-Berjaya Board members for their review in preparation for the Board meeting on June 2, 1998.

     On May 28, 1998 a special telephonic meeting of the Affiliations Committee (a committee of the Board comprised of directors not designated by Berjaya) was held to review material related to the Acquisition and to discuss other transaction issues in order to further prepare for the Board meeting on June 2, 1998. At that meeting, Mr. Michalko reported on the continuing due diligence by Robert McPhail and Translink in Manila. It was decided that Messrs. Johnson and Michalko would meet with Chan Kien Sing on Monday, June 1, 1998 after the shareholders meeting, to discuss open policy issues, prior to the Board meeting.

     On June 1, 1998, the Company shareholders approved the three for one reverse stock split subject to the approval of the Board. On the evening of June 1, a meeting was held between Company management and Chan Kien Sing focusing on a letter of intent for the proposed transaction and other principal deal terms.

     On June 2, 1998, the Board approved the reverse stock split to be effective June 12, 1998 and the Affiliations Committee approved a letter of intent for the Acquisition, after receiving an oral presentation from Translink and extensive questioning of Chan Kien Sing, together with a discussion of the principal issues anticipated in the Stock Purchase Agreement.

     Pursuant to an extension granted by Nasdaq, on Friday, June 5, 1998 the Company submitted its plan for correction of its net tangible asset deficiency to Nasdaq. The submittal consisted of a copy of a letter of intent between the Company and Berjaya relating to the proposed Acquisition, a draft of a press release announcing the transaction which was released on June 8, 1998, the engagement letter with Translink, and the Board proposal prepared by Berjaya.

     On June 11, 1998 a telephonic meeting of the Affiliations Committee was held to review the letter of intent, a draft of the Stock Purchase Agreement and the accompanying press release relating to the proposed acquisition. The Affiliations Committee members engaged in a general discussion with counsel regarding the draft of the Stock Purchase Agreement and related matters. At that meeting, the Affiliations Committee unanimously determined that the Acquisition is in the best interests of its shareholders and the Company, and recommended that the Board approve the Acquisition and recommend to the shareholders of the Company that they vote in favor of the Acquisition.

     On Monday, June 15, 1998 the Company received a decision by the Nasdaq staff dated June 12, 1998 informing the Company that the staff had determined to delist the Company from the Nasdaq National Market effective June 19, 1998. On June 16, 1998 the Company filed its Notice of Appeal to Nasdaq of the staff's adverse decision of June 12, 1998.

     On June 17, 1998 the Board approved the Stock Purchase Agreement between Berjaya and the Company following a discussion on major issues concerning the Stock Purchase Agreement. Also, at that meeting, a representative of Translink delivered its opinion that the Acquisition was fair from a financial perspective, to the non-Berjaya shareholders of the Company. The Company received the written Translink opinion, dated June 19, 1998.

     On June 22, 1998 the Company issued a press release announcing the execution of the Stock Purchase Agreement.

     On August 7, 1998, the Company had a Nasdaq Qualifications Hearing to determine whether the Company should retain a Nasdaq National Market Listing. No decision from Nasdaq has been received. If an adverse decision is reached at the Nasdaq appeal hearing the Company will request to be listed on the Nasdaq SmallCap Market. However, the Board recognized that there could be no assurances that the Company would remain listed on Nasdaq. Continued listing on Nasdaq is a closing condition of the Sellers to the Acquisition.

RECOMMENDATION OF THE BOARD -- REASONS FOR THE ACQUISITION

  Affiliations Committee

     The Affiliations Committee, in approving the Stock Purchase Agreement and the Acquisition considered a number of factors, including the following:

          (i) The potentially significant cash distributions that the Company could receive as a majority shareholder of Prime.

          (ii) The terms of the Stock Purchase Agreement and the Registration Rights Agreement, including: the exchange ratio of Company Common Shares for Prime Shares; the conditions to consummation of the Acquisition; the provisions that the representations and warranties of the Company would generally survive the consummation of the Acquisition (the "Closing"); the provisions of the Registration Rights Agreement pursuant to which Sellers under certain circumstances would be entitled to have the Company register the Company Common Shares under the Securities Act of 1933, as amended (the "Securities Act") at the Company's expense; and the non-solicitation provision and termination provisions.

          (iii) The Acquisition would increase the Company's net tangible assets by approximately $5.4 million, which would give the Company the opportunity to achieve compliance with the Nasdaq National Market net tangible asset standard (which requires a minimum $4.0 million of net tangible assets) and remain listed on the Nasdaq National Market, although the Affiliations Committee recognized that there was no assurance that the Company would remain so listed.

          (iv) The acquisition of Prime will provide the Company with a more stable, diversified, and profitable revenue base and provide the Company the opportunity to diversify its earnings base into a related business, which has a strong steady stream of income.

          (v) The opinion of Translink as to the fairness of the Acquisition, from a financial point of view, to the non-Berjaya shareholders of the Company.

          (vi) The Affiliations Committee was fully aware of and considered the possible conflicts of interest of certain directors and members of management of the Company. See "-- Background of the Acquisition," and "-- Interests of Certain Persons." However, no voting members of the Affiliations Committee stood to directly benefit from this proposed transaction. The Affiliations Committee considered in this regard that its composition, consisting of members of the Board with no direct relationship with the Sellers, permitted it to represent effectively the interests of the Company shareholders.

     In view of the variety of factors considered in connection with its evaluation of the Acquisition, the Affiliations Committee found it impracticable to, and did not, quantify, rank or otherwise assign relative weights to the factors considered or determine that any factor was of particular importance in reaching its determination that the Acquisition is in the best interests of the Company and its shareholders. Rather, the Affiliations Committee viewed its recommendation as being based upon its judgment, in light of the totality of the information presented and considered, of the overall effect of the Acquisition on the shareholders of the Company compared to the likely effect of rejecting the Acquisition.

     The Affiliations Committee did not consider the book value of Company Common Shares because a significant portion of the Company's value is comprised of intangibles. Thus, the Affiliations Committee does not believe that book value is an appropriate measure of the Company's value. Further, the Affiliations Committee did not consider the liquidation value of the Company in making a fairness determination because it believed that the sale of the Company as a going concern would be more likely to maximize shareholder value.

     The foregoing discussion of the information and factors considered and given weight by the Affiliations Committee is not intended to be exhaustive but is believed to include the factors given primary consideration by the Affiliations Committee.

  Board of Directors

     The Board, based on the unanimous recommendation of the Affiliations Committee, unanimously approved the Stock Purchase Agreement and the Acquisition and unanimously recommends that shareholders vote "FOR" the Acquisition.

     The Board, in approving the Stock Purchase Agreement and the Acquisition, considered a number of factors, including those factors considered by the Affiliations Committee described above.

     In view of the variety of factors considered in connection with its evaluation of the Acquisition, the Board found it impracticable to, and did not, quantify, rank or otherwise assign relative weights to the factors considered or determine that any factor was of particular importance in reaching its determination that the Acquisition is in the best interests of the Company and its shareholders. Rather, the Board viewed its recommendation as being based upon its judgment, in light of the totality of the information presented and considered, of the overall effect of the Acquisition on the shareholders of the Company compared to the likely effect of rejecting all of the proposed transactions.

     The foregoing discussion of the information and factors considered and given weight by the Board is not intended to be exhaustive but is believed to include the factors given primary consideration by the Board.

OPINION OF TRANSLINK

     The following description by Translink contains forward-looking information. Without limiting the generality of the foregoing, the projections and forecasts furnished to Translink were prepared by the respective managements of the Company and Prime. The Company does not publicly disclose internal management projections of the type provided to Translink in connection with its analyses of the Acquisition, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Company management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in the opinion.

     The Affiliations Committee of the Board of Directors of ILTS retained Translink International, Inc. ("Translink") to provide an opinion to the Company Board of Directors (the "Board") as to the fairness of the Acquisition, from a financial point of view, to the non-Berjaya shareholders of the Company (the "Fairness Opinion"). On June 19, 1998, based upon and subject to the full text of the Fairness Opinion contained in Annex B of this Proxy Statement, Translink issued its opinion that, as of June 19, 1998, the Acquisition is fair, from a financial point of view, to the non-Berjaya shareholders of ILTS. The Fairness Opinion is for the benefit and use of the Board in its consideration of the Acquisition. The Fairness Opinion does not constitute a recommendation of the Acquisition over any alternative transactions that may be available to the Company and does not address the underlying business decision of the Board to proceed with or effect the Acquisition. Furthermore, the Fairness Opinion is not to be construed as a recommendation to any holder of Company Common Shares as to whether to vote in favor of the Acquisition.

     The following is a summary of the financial analyses undertaken by Translink in rendering the Fairness Opinion. Such summary does not purport to be a complete description of all of the analyses performed by, or all of the factors considered by, Translink in connection with the Fairness Opinion. The full text of the Fairness Opinion, which sets forth assumptions made, matters considered, and the scope and limitations of the review undertaken is contained in Annex B.

     In connection with the Opinion, Translink received and relied upon or carried out, among other things, the following: (1) reviewed the Stock Purchase Agreement dated June 19, 1998, between the Company and Berjaya; (2) reviewed the Board Paper Draft No. 3 prepared by Berjaya for the Board of Directors of ILTS dated May 26, 1998; (3) reviewed the Annual Report to Shareholders of ILTS and its Annual Reports on Form 10-K for the fiscal years ended December 31, 1995, 1996, and 1997; and the ILTS Quarterly Reports on Form 10-Q for the periods ended March 31, June 30, and September 30 for the years 1995, 1996, and 1997; and the ILTS Quarterly Report on Form 10-Q for the period ended March 31, 1998;
(4) reviewed the ILTS Notice of Annual Meeting dated April 17, 1996, April 8, 1997, and April 30, 1998; and the ILTS Notice of Special Meeting dated December 2, 1997; (5) reviewed the ILTS Current Report on Form 8-K dated December 3, 1997, and the ILTS Current Report on Form 8-K/A dated December 19, 1997; (6) reviewed ILTS operating and financial information, including projections, provided to Translink by Company management; (7) met with certain senior Company management members to discuss ILTS operations, historical financial statements, and future prospects; (8) visited the ILTS facilities in Carlsbad, California;
(9) reviewed factors relating to the U.S. securities market and U.S. mergers and acquisitions; (10) reviewed historical stock prices and trading volumes of the common shares of ILTS; (11) reviewed publicly available financial data and relative stock market data of other companies which Translink deemed generally comparable to ILTS; (12) reviewed the economics of the U.S., Philippine, Malaysian, and Southeast Asian lottery equipment manufacturing and lottery management industries from a financial and operating perspective; (13) reviewed the audited financial statements of Central Azucarera de Pilar, a Philippine Stock Exchange-traded company without operations since 1991 which undertook a change in name to Prime Gaming Philippines Inc. in March 1998 and a merger with Philippine Gaming Management Corporation ("PGMC") in May 1998, for the fiscal years ended June 30, 1995, 1996, and 1997; (14) reviewed the audited financial statements of PGMC for the fiscal years ended April 30, 1996 and 1997; and the unaudited financial statements of PGMC for April 30, 1998; (15) reviewed Prime and PGMC operating and financial information, including projections, provided by Prime and PGMC management; (16) met with certain senior Berjaya, Prime and PGMC management members to discuss Prime and PGMC operations, historical financial statements, and future prospects; (17) reviewed the Equipment Lease Agreement dated January 25, 1995 between PGMC and the Philippine Charity Sweepstakes Office; (18) visited the Prime and PGMC administrative and warehouse facilities in

Manila, Philippines; (19) reviewed factors relating to the Philippine, Malaysian, and other Southeast Asian securities market; (20) reviewed historical stock prices and trading volumes of the common shares of Central Azucarera de Pilar (which had negligible share activity since 1991); (21) reviewed publicly available financial data and relative stock market data of other companies which Translink deemed generally comparable to Prime and PGMC; (22) reviewed the pro-forma consolidated balance sheet of ILTS, as prepared by Berjaya and as represented to Translink as reasonable by ILTS, including the accretion to net assets resulting from the Acquisition; and the projected combined income statement of ILTS and Prime through fiscal year 2000, as prepared by the Company, including the accretion to net earnings resulting from the Acquisition and, (23) conducted such other studies, analyses, inquiries and investigations as Translink deemed appropriate.

     Translink has assessed the fairness, from a financial point of view, of the Acquisition to the non-Berjaya shareholders of ILTS based upon a number of factors. These factors include (i) a net present value/discounted cash flow analysis; (ii) a comparison of the ascribed value of the Company Common Shares under the Acquisition to recent trading levels for the Company's Common Shares;
(iii) a review of the relative values of publicly-traded U.S. lottery management and equipment manufacturing firms, from the perspective of whether public market values might exceed the Acquisition values; (iv) an analysis of relative values paid in recent comparable transactions in the U.S. lottery management and equipment manufacturing industries; and, (v) an analysis of the accretion or dilution to post-Acquisition ILTS net assets and forecasted earnings, as prepared by Berjaya and PGMC and represented by the Company as reasonable.

     The value assigned to the Prime Shares offered in the Acquisition was evaluated based upon a net present value/discounted cash flow analysis of the PGMC operating forecast over the life of the contract between the Philippine Charity Sweepstakes Office and PGMC, as prepared by Berjaya and PGMC and represented by the Company as reasonable. A set of discount rates was derived based on various economic and financial criteria. Additionally, Translink analyzed the relative values of publicly-traded Malaysian lottery management firms, adjusted for the relative difference in the overall Philippine and Malaysian equity markets.

     Translink believes that its analysis must be considered as a whole and that selecting portions of the analysis or the factors considered by it, without considering all factors and analysis together, could create a misleading view of the process underlying the Fairness Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis.

     Translink is a Paris-based merger and acquisition advisor with offices in London, Paris, Amsterdam, Dusseldorf, Zurich, Barcelona, Milan, and New York. In the course of its business, Translink renders opinions and valuations relating to mergers, acquisitions, restructurings, privatizations, bankruptcies, and other similar transactions.

     Pursuant to the terms of a letter of engagement between the Company and Translink, the Company agreed to pay Translink a fee for services provided to the Company in connection with the Acquisition, of which the total represents the remuneration for Translink rendering its opinion. The Company also agreed to reimburse Translink for its reasonable out-of-pocket expenses, including fees and expenses for its legal counsel, and to indemnify Translink and certain related parties against certain liabilities arising out of or in connection with the services rendered by Translink under its engagement with the Company. The terms of the letter of engagement between Translink and the Company were negotiated at arm's length between the parties.

PRICE RANGE OF COMPANY COMMON SHARES

     Company Common Shares (Nasdaq symbol "ITSI") are traded in the over the counter market through the Nasdaq National Market System. These prices do not include retail mark-ups or commissions. The following prices give retroactive effect to the three for one reverse stock split completed by the Company on June 12, 1998.

                                                              HIGH    LOW
                                                              ----    ---
Calendar Year 1996
  First Quarter.............................................  5 11/32 3 3/16
  Second Quarter............................................  9 9/16  3 3/16
  Third Quarter.............................................  7 1/2   3 3/8
  Fourth Quarter............................................  3 15/16 2 11/32
Calendar Year 1997
  First Quarter.............................................  4 50/64 1 7/8
  Second Quarter............................................  6 15/16 2 11/32
  Third Quarter.............................................  6 3/4   3 9/16
  Fourth Quarter............................................  5 13/16 2 7/16
Calendar Year 1998
  First Quarter.............................................  3 3/4   2 1/16
  Second Quarter............................................  2 3/8   1 1/8
  Third Quarter through [September     ]....................

     As of September   1998, there were approximately [2,300] holders of record
of Company Common Shares. On             , 1998, the last sale price reported on
the Nasdaq National Market System for Company Common Shares was $          .

DIVIDEND POLICY

     The Company retains earnings, if any, to support operations.

EFFECT ON EXISTING SHAREHOLDERS

     The Acquisition treats all existing holders of Company Common Shares identically. Under the Stock Purchase Agreement, the Company will issue Company Common Shares to the Sellers from the Company and not from any existing shareholder. As a result, all existing shareholders of the Company will be diluted proportionally. If the Acquisition is approved and consummated, the Sellers will receive in the aggregate approximately 61.2% of the outstanding Company Common Shares as consideration for their Prime Shares. Therefore, all existing shareholders (other than the Sellers) will have their ownership interest in the Company diluted, in the aggregate, by 61.2% as a result of the issuance of Company Common Shares to the Sellers pursuant to the Stock Purchase Agreement. In other words, existing shareholders, who own as a group 100% of the Company Common Shares prior to the issuance to the Sellers, will own as a group approximately 38.8% of the Company Common Shares following the completion of the Acquisition. Currently Berjaya holds approximately [38.1%] of the Company Common Shares and if the Acquisition is consummated, Berjaya will hold approximately 39.1% of the Company Common Shares; provided, however, that if as part of the Acquisition, the certain other holders of Prime Shares request that Berjaya acquire their portion of Company Common Shares for cash consideration in the amount of $2.40 per share, Berjaya could hold up to approximately 76.0% of the Company Common Shares. One effect of this potential substantial increase in the ownership interest of Berjaya would be to make it difficult or impossible for a third party to acquire control of the Company without reaching an agreement with Berjaya to do so. Accordingly, one of the effects of the potential increase in the ownership interest of Berjaya may be to discourage a future attempt to acquire control of the Company, which a substantial number of the Company's shareholders might believe to be in their best interests or in which shareholders of the Company might receive a premium for their Company Common

Shares over the current market price. As a result, shareholders of the Company who might desire to participate in such a transaction may not have the opportunity to do so.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION

     Existing shareholders of the Company will not recognize any gain or loss for federal income tax purposes in connection with the Acquisition.

RISK THAT THE ACQUISITION WILL NOT BE CONSUMMATED

     Consummation of the Acquisition is subject to various conditions, including approval by the holders of a majority of the outstanding Company Common Shares, approval of the sale of Prime Shares by the Philippine Securities and Exchange Commission, approval of the sale of Prime Shares by the shareholders of Berjaya Group Berhad (the parent of Berjaya) and the continued listing of the Company on Nasdaq. As a result of the various conditions to the completion of the Acquisition, even if the requisite shareholder approval is obtained, there can be no assurance that the Acquisition will be consummated.

     It is expected that if the Stock Purchase Agreement is not approved and adopted by the Company shareholders, or if the Acquisition is not consummated for any other reason, the Company's current management, under the direction of the Board, will continue to manage the Company as an on-going business. If the Acquisition is not consummated, there can be no assurance that the Company's operations will not be adversely impacted.

RISK IF THE ACQUISITION IS CONSUMMATED

     PGMC, the wholly-owned subsidiary of Prime, is the primary supplier of lottery equipment and accessories to the PCSO, a government agency, in the Luzon Island, Philippines. PGMC and the PCSO entered into an Equipment Lease Agreement on January 25, 1995 (the "ELA") relating to PGMC's lease of on-line lottery equipment to PCSO for a period of eight years. The continuation of the ELA is in part dependent on the Philippine government's continued operation of the Philippine lottery. Although no formal actions have been initiated, certain representatives of the Philippine government have made general public statements relating to the potential cancellation of the Philippine lottery. The ELA is deemed by PGMC to be integral to its business. There can be no assurance that the Philippine government will continue operation of the Philippine lottery. The loss of the right to lease on-line lottery equipment to the PCSO under the ELA could have a materially adverse effect upon the Company subsequent to the Acquisition.

INTERESTS OF CERTAIN PERSONS

     In considering the recommendations of the Board, shareholders should be aware that certain members of the Company's management, certain shareholders of the Company and the Board have interests that are different from, or in addition to, the interests of the Company's shareholders generally. Each of the Board and the Affiliations Committee was aware of such interests and considered them, among other matters, in approving the Stock Purchase Agreement.

     Certain present directors of the Company may be deemed to be affiliates or associates of Berjaya or its affiliates or shareholders who have an interest in the Acquisition different from, or in addition to, the interests of the Company shareholders generally. Chan Kien Sing, the Group Executive Director and a shareholder of Berjaya Group Berhad (the parent entity of Berjaya), is a member of the Board and has served as such since 1993. In addition, Ng Foo Leong, Executive Director of Sports Toto Malaysia, a subsidiary of Berjaya Group Berhad, and a shareholder of Berjaya, is a member of the Board and has served as such since 1994. Vincent Tan, the chief executive officer of Berjaya Group Berhad and a shareholder of that entity was elected as a member of the Board on June 1, 1998. Mr. Tan previously served as a director of the Company from 1993 to 1994. M. Mark Michalko, President of the Company and a member of the Board, was a former board member of PGMC and, through an informal arrangement with Berjaya, is the holder of an indirect beneficial interest in PGMC valued at approximately [$14,000] based on current ILTS stock prices and assuming the Acquisition is completed.

ACCOUNTING TREATMENT OF THE ACQUISITION

     It is contemplated the Acquisition will be accounted for as a purchase of 52.25% of Prime by ILTS in accordance with APB16 Business Combinations.

CERTAIN FEDERAL REGULATORY MATTERS

     The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder do not require that the Company, the Sellers and certain affiliates of Sellers to file with the Antitrust Division of the Department of Justice and the Federal Trade Commission Notification and Report Forms with respect to the Acquisition.

                          THE STOCK PURCHASE AGREEMENT

     The following is a summary of the material terms of the Stock Purchase Agreement, a copy of which is attached as Annex A to this Proxy Statement and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Stock Purchase Agreement. Shareholders are urged to read the Stock Purchase Agreement in its entirety for a more complete description of the terms and conditions of the Acquisition.

THE ACQUISITION

     The Stock Purchase Agreement provides that, following the approval of the Acquisition by the shareholders of the Company and the satisfaction or waiver of the other conditions to the Stock Purchase Agreement, the Company will purchase
52.0 million Prime Shares from the Sellers in exchange for the issuance of 9,479,167 Company Common Shares to the Sellers. Upon completion of the Acquisition, the Company will own approximately 52.25% of the outstanding Prime Shares and the Sellers will have received as consideration for the Prime Shares a 61.2% capital stock interest of the Company.

REPRESENTATIONS AND WARRANTIES

     The Stock Purchase Agreement contains various customary representations and warranties of Berjaya relating to, among other things, (a) the due organization of Prime and its subsidiaries and similar corporate matters, (b) the capital structure of Prime, (c) the financial statements of Prime, (d) the books and records of Prime and its subsidiaries, (e) the properties and assets of Prime and its subsidiaries, (f) the inventory of Prime and its subsidiaries, (g) the absence of undisclosed liabilities, (h) the proper filing and payment of taxes,
(i) the absence of any material adverse changes in the business, operations, properties, prospects, assets, or condition of Prime since the date of Prime's Balance Sheet, (j) certain employee benefit matters, (k) certain labor matters,
(l) compliance with law by Prime and its subsidiaries, (m) the absence of undisclosed legal proceedings, (n) the absence of certain changes and events since the date of Prime's interim balance sheet, (o) the proper disclosure of material contracts of Prime and its subsidiaries, (p) insurance matters, (q) the absence of certain conflicts, breaches, violations, encumbrances, or defaults as a result of the Stock Purchase Agreement, (r) the procurement of necessary consents and approvals, (s) the acknowledgment of Berjaya that the Company Common Shares to be issued in connection with the Acquisition have not been registered with the SEC, and (t) the acknowledgement of Berjaya that the acquisition of the Company Common Shares by Berjaya are for investment purposes only.

     In addition, the Stock Purchase Agreement contains various customary representations and warranties of the Company, relating to among other things,
(a) the due organization of the Company and its subsidiaries and similar corporate matters, (b) the capital structure of the Company, (c) the due authorization and reservation for issuance of the Company Common Shares; (d) the Company's financial statements, (e) filings with the SEC, (f) the acknowledgment of the Company that Prime Shares have not been registered with the Philippine Securities and Exchange Commission.

CERTAIN COVENANTS

     The Company has agreed that it will make all filings required by law in order to consummate the Acquisition. Berjaya has agreed that prior to the Closing, it will afford and will cause Prime to afford the Company full access to Prime's and its subsidiaries' personnel, property, contracts, books and records and other documents and data, including, but not limited to, financial and operating data. Berjaya also agreed to cause Prime and its subsidiaries to carry on their businesses in the ordinary course, to make all filings required by law in order to consummate the Acquisition, and to notify or cause each of Prime and its subsidiaries to notify the Company if any condition arises that causes or constitutes a breach of Berjaya's representations and warranties. In addition, Berjaya has agreed to vote all Company Common Shares that it owns in the same proportions as the votes cast by all other holders of the Company Common Shares at the Special Meeting.

NO SOLICITATION

     The Stock Purchase Agreement provides that, prior to the Closing, neither the Company nor any of its affiliates, directors, officers, employees, representatives or agents, will directly or indirectly solicit or initiate any discussions, submissions of proposals or offers or negotiations with, or, subject to any fiduciary obligations under applicable law after taking into account the advice of counsel with respect thereto, participate in any negotiation or discussions with, or provide any information or data of any nature whatsoever to, or otherwise cooperate in any other way with, or assist or participate in, facilitate or encourage any effort or attempt by, any corporation, partnership, person or other entity or group, other than Berjaya and its representatives, agents and affiliates, concerning any merger, consolidation, sale of substantial assets, sale of shares of capital stock or other equity securities, recapitalization, debt restructuring or similar transaction involving the Company or any subsidiary of the Company, but specifically excluding any discussion regarding lines of credit or other debt financings (all such transactions being referred to herein as "Alternative Transactions"). The Company has agreed to notify Berjaya immediately if any proposal, offer, inquiry or other contact is received by, any information is requested by, any information is requested from, or any discussion or negotiations are sought to be initiated or continued with, the Company in respect to the Alternative Transaction, and, in any such notice to Berjaya, to indicate the identity of the offeror and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts, and thereafter to keep Berjaya informed, on a current basis, of the status and the terms of any such proposals or offers and the status of any such discussions or negotiations. The Company has also agreed not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

CONDITIONS

     The obligations of the Company to consummate the transactions contemplated by the Stock Purchase Agreement are subject to the following conditions: (a) the accuracy, as of the Closing, in all material respects the representations and warranties of the Company set forth in the Stock Purchase Agreement, (b) the performance by the Company in all material respects of all agreements and covenants required by the Stock Purchase Agreement to be performed by it prior to or at the Closing, (c) the Company and Berjaya shall have entered into the Registration Rights Agreement in the form attached to the Stock Purchase Agreement as Exhibit "A," (d) the absence of any injunction or court order restraining consummation of the Acquisition, (e) the Philippine Securities and Exchange Commission shall have approved the sale of Prime Shares, (f) the shareholders of Berjaya Group Berhad (the parent entity of Berjaya) shall have approved the sale of the Prime Shares, and (g) as of the Closing, the Company Common Shares must remain listed on Nasdaq.

     The obligations of Berjaya to consummate the transactions contemplated by the Stock Purchase Agreement are subject to the following conditions: (a) the accuracy, as of the Closing, in all material respects the representations and warranties of Berjaya set forth in the Stock Purchase Agreement, (b) the performance by Berjaya in all material respects of all agreements and covenants required by the Stock Purchase Agreement to be performed by it prior to or at the Closing, (c) all required consents will have been obtained and be in full force and effect, (d) the absence of any claim asserting stock ownership of the Prime Shares or a right to participate in the acquisition of the Company Common Shares pursuant to the Acquisition, (e) the absence of any injunction or court order restraining consummation of the Acquisition and no law or regulation will have been adopted making all or any portion of the Acquisition illegal, (f) the absence of any change of the facts or circumstances that would prevent the Company from receiving an update to the Translink Opinion on the date this Proxy Statement is mailed to the Company shareholders or on the Closing, (g) the absence of any material change with respect to the business, financial condition, results of operations or prospects of Prime or its subsidiaries, and
(h) the shareholders of the Company shall have approved the Acquisition.

TERMINATION

     The Stock Purchase Agreement may be terminated as follows:

          (a) The Stock Purchase Agreement may be terminated by either the Company or Berjaya if a material breach of any provision of the Stock Purchase Agreement has been committed by the other party and such breach has not been waived.

          (b) The Stock Purchase Agreement may be terminated by either the Company or Berjaya if any of the conditions of the other party have not been satisfied or if the satisfaction of such condition becomes impossible and has not been waived.

          (c) The Stock Purchase Agreement may be terminated by either the Company and Berjaya upon mutual written consent.

          (d) The Stock Purchase Agreement may be terminated by the Company if prior to the Closing any person has made a bona fide offer with respect to an Alternative Transaction that the Board determines in its good faith judgment to be more favorable to its shareholders (other than Berjaya) than the Acquisition.

     Termination of the Stock Purchase Agreement will not affect the rights any party may have by reason of a breach of the Stock Purchase Agreement by the other party prior to termination. In addition, certain specified sections of the Stock Purchase Agreement will survive termination.

INDEMNIFICATION

     All representations, warranties, covenants and obligations in the Stock Purchase Agreement and any other document delivered pursuant thereto, will survive the Closing. The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired or capable of being acquired at any time, whether before or after the execution of the Stock Purchase Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants and obligations.

FEES

     Except as otherwise expressly provided in the Stock Purchase Agreement, all parties to the Stock Purchase Agreement will bear their respective expenses incurred in connection with the preparation, execution, and performance of the Stock Purchase Agreement and the Acquisition, including fees and expenses of agents, representatives, counsels and accountants. In the event of termination of the Stock Purchase Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of the Stock Purchase Agreement by another party.

AMENDMENTS AND WAIVERS

     The Stock Purchase Agreement may be amended at any time by the parties and the parties may extend the time for performance of the obligations under the Stock Purchase Agreement and waive compliance with any agreements or conditions for their respective benefit contained in the Stock Purchase Agreement.

THE REGISTRATION RIGHTS AGREEMENT

     The Company Common Shares to be issued to the Sellers as consideration for the acquisition of Prime Shares constitute restricted stock under the Securities Act and may only be sold or transferred if registered under the Securities Act or if the sale or transfer is exempt from registration. Concurrently with the Closing, the Company and the Sellers will enter into the Registration Rights Agreement. The following is a summary of certain provisions of the Registration Rights Agreement. A copy of the Registration Rights Agreement is attached as Exhibit "A" to the Stock Purchase Agreement.

     The Registration Rights Agreement provides that the Sellers may make an unlimited number of written requests to the Company for registration of all or part of the Company Common Shares acquired pursuant to the Stock Purchase Agreement (the "Registrable Securities") under the Securities Act. The first such demand registration deemed to have been effected (as defined in the Registration Rights Agreement) in any calendar year will be at the expense of the holders of the securities registered thereby. The Sellers also have certain "piggyback" registration rights to include its securities, subject to certain limitations, in any other registration statement filed by the Company. Whenever the Company effects a registration statement pursuant to the Registration Rights Agreement, the Company (i) has agreed not to effect any public sale or distribution of securities similar to those being registered, or any securities convertible into or exchangeable or execrable for such securities, for a period of time prior to and after such registration statement becomes effective, and
(ii) will be required to pay the costs of such registration of securities, except that (A) as described above, the costs of more than one demand registration in any calendar year will be at the expense of the holder of the securities thereby and (B) each selling shareholder will bear its pro rata share of the customary underwriting discounts and commissions, the customary fees and expenses of its counsel and applicable transfer taxes. The Registration Rights Agreement contains customary indemnification and contribution provisions relating to the exercise by the holders of Registrable Securities of their registration rights thereunder.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     At the Record Date, there were approximately [2,300] holders of record of the Company Common Shares, which is the only class of outstanding capital stock of the Company. At the Record Date, there were [6,009,183] Company Common Shares outstanding.

     The following table sets forth, to the knowledge of the Company, based upon information provided by the shareholders set forth below or publicly available filings, certain information regarding the beneficial ownership of Company Common Shares as of September 1, 1998 by (i) each director of the Company, (ii) executive officers, (iii) executive officers and directors of the Company as a group and (iv) each person or entity who is a beneficial owner of more than 5% of the Company's outstanding Company Common Shares. For purposes of this proxy statement, beneficial ownership of securities is defined in accordance with the rules of the Securities and Exchange Commission and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein. Except as otherwise indicated, the Company believes that the beneficial owners of the securities listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                                                      SHARES OF
                                                                    COMMON STOCK
                                                                 BENEFICIALLY OWNED
                                                              -------------------------
                                                                             PERCENT OF
                  NAME OF BENEFICIAL OWNER                     AMOUNT          CLASS
                  ------------------------                    ---------      ----------
Directors
Frederick A. Brunn..........................................     50,234(A)        *
Chan Kien Sing..............................................     11,667(B)        *
Theodore A. Johnson.........................................     20,265(B)        *
M. Mark Michalko............................................     26,490(A)        *
Ng Aik Chin.................................................      1,653(A)        *
Ng Foo Leong................................................     11,667(B)        *
Tan Sri Dato (Vincent) Tan Chee Yioun.......................          0           *
Martin J. O'Meara, Jr. .....................................    110,992(B)        *
Lord Michael G.R. Sandberg..................................     38,334(B)        *
Executive Officers (excluding those listed above)
Timothy R. Groth............................................      7,877(A)        *
Dennis D. Klahn.............................................      4,756(A)        *
Lawrence E. Logue...........................................      2,939(A)        *
All directors and executive officers as a group (12
  persons)..................................................    286,874(A)(B)     5%
Significant Shareholder
Berjaya Lottery Management (H.K.) Limited
Level 28, Menara Shahzan Insas
Jalan Sultan Ismail
50250 Kuala Lumpur, Malaysia................................  2,291,100(C)       38%

---------------
(A) Includes the number of shares of Company Common Shares subject to unexercised stock options which were exercisable within 60 days under the Company's 1986, 1988, and 1990 Employee Stock Option Plans as follows:
    34,000 for Mr. Brunn; 7,028 for Mr. Groth; 3,500 for Mr. Klahn; 1,584 for Mr. Logue; 22,778 for Mr. Michalko; and 69,950 for all executive officers as a group.

(B) Includes the number of shares of Company Common Shares subject to unexercised stock options which were exercisable within 60 days under the Company's 1993 and 1997 Directors' Stock Option Plans which for each such outside director is 11,667 (except for Mr. Brunn which is 1,667 and Mr. Tan which is 0) and 60,002 for all such directors as a group.

(C) Mr. Vincent Tan is Chief Executive and Mr. Chan Kien Sing and Mr. Ng Foo Leong are employees of the parent company of Berjaya. All three individuals disclaims beneficial ownership of such shares.

 *  Less than one percent of the outstanding Company Common Shares.

                      DESCRIPTION OF COMPANY CAPITAL STOCK

     The Company is authorized to issue two classes of shares designated respectively "Common Shares" and "Preferred Shares." The authorized number of shares of Company Common Shares is 50,000,000. As a result of the three for one reverse stock split effective June 12, 1998, there are issued and outstanding [6,009,183] Company Common Shares.

     Each holder of Company Common Shares is entitled to one vote per share on all matters submitted to a vote of the Company's shareholders. None of the Company Common Shares are entitled to preference over any other share and each share is equal to any other share in all respects. There are no preemptive rights to purchase additional shares by virtue of the fact that a person is a shareholder. Shareholders have the right to cumulate their votes for the election of directors. Company Common Shares do not have conversion rights and are not subject to any redemptive provisions. The outstanding shares are fully paid and nonassessable.

     Dividends may be paid on Company Common Shares out of any funds legally available for that purpose when declared by the Board of Directors. The Company has not, however, paid cash dividends on its Company Common Shares since inception and management does not anticipate that the Company will do so in the foreseeable future. The present policy of the Board of Directors is to retain any earnings to provide funds for use in the Company's business.

     The authorized number of shares of Preferred Shares is 20,000,000. The Preferred Shares may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Shares and to determine the designation of any such series. The Board is also authorized to determine or alter the rights, privileges, designations, preferences and restrictions granted to or imposed upon any unissued series of Preferred Shares and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. No Preferred Shares are outstanding.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined financial information assumes the acquisition by ILTS of 52.25% of Prime and is based on the respective historical consolidated financial statements and the notes thereto, which are included in this Proxy Statement. The unaudited pro forma combined condensed balance sheet combines ILTS' June 30, 1998 consolidated balance sheet with Prime and PGMC's April 30, 1998 balance sheets. The unaudited pro forma condensed combined financial statements of operations for the one year period ended December 31, 1997 includes the statements of operations for the ten months period ended April 30, 1998 for Prime, for the fiscal year ended April 30,1998 for PGMC and for the period ended December 31, 1997 for ILTS. The unaudited pro forma statement of operations for the six months ended June 30, 1998 includes one half of the results for the ten months period ended April 30, 1998 for Prime, for the fiscal year ended April 30, 1998 for PGMC and the six months ended June 30, 1998 for ILTS.

     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Acquisition had occurred during the periods presented, nor is it necessarily indicative of future operating results or financial positions.

     These pro forma financial statements are based on, and should be read in conjunction with the historical consolidated financial statements, and the related notes thereto, of ILTS, Prime and PGMC included in this Proxy Statement.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                       FOR SIX MONTHS ENDED JUNE 30, 1998
                     AFTER GIVING EFFECT TO THE ACQUISITION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                              PRO FORMA    PRO FORMA
                                                  ILTS     PRIME     PGMC    ADJUSTMENTS   COMBINED
                                                 -------   ------   ------   -----------   ---------
Revenues.......................................  $ 4,743   $        $3,790     $  (608)(J)  $ 7,925
Cost of Sales..................................    3,045             3,069        (334)(J)    5,780
                                                 -------   ------   ------     -------      -------
Gross Profit...................................    1,698               721        (274)       2,145
Research & Development.........................      998                                        998
Selling & General Admin........................    3,014     176                 1,083(I)     4,273
                                                 -------   ------   ------     -------      -------
Income (loss) from Operations..................   (2,314)   (176)      721      (1,357)      (3,126)
Other income:
  Interest income, net.........................      175                                        175
  Exchange rate loss...........................                                                  --
  Gain on sale of subsidiary & lottery service
     agreement.................................                                                  --
                                                 -------   ------   ------     -------      -------
Income (loss) before provision for income
  taxes........................................   (2,139)   (176)      721      (1,357)      (2,951)
Taxes..........................................                        201                      201
                                                 -------   ------   ------     -------      -------
Net Income (loss)..............................   (2,139)   (176)      520      (1,357)      (3,152)
Less minority interest.........................                                    164          164
                                                 -------   ------   ------     -------      -------
Net Income(loss)...............................   (2,139)   (176)      520      (1,521)      (3,316)
                                                 =======   ======   ======     =======      =======

Net income (loss) per share basic (K)..........  ($ 0.36)  ($0.04)  $ 2.08                  ($ 0.21)
Shares used in basic per share computation.....    6,009   4,000       250                   15,488
Net income (loss) per share diluted (K)........  ($ 0.36)  ($0.04)  $ 2.08                  ($ 0.21)
Shares used in diluted per share computation...    6,009   4,000       250                   15,488

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     AFTER GIVING EFFECT TO THE ACQUISITION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                              PRO FORMA    PRO FORMA
                                                 ILTS     PRIME     PGMC     ADJUSTMENTS   COMBINED
                                                -------   ------   -------   -----------   ---------
Revenues......................................  $10,826   $        $ 7,580     $  (431)(J)  $17,975
Cost of Sales.................................    9,647              6,137        (259)(J)   15,525
                                                -------   ------   -------     -------      -------
Gross Profit..................................    1,179              1,443        (172)       2,450
Research & Development........................    1,684                                       1,684
Selling & General Admin (C)...................    6,195     352                  1,563 (I)    8,110
                                                -------   ------   -------     -------      -------
Income (loss) from Operations.................   (6,700)   (352)     1,443      (1,735)      (7,344)
Other income:
  Interest income, net........................      135                                         135
  Exchange rate loss..........................     (150)                                       (150)
  Gain on sale of subsidiary & lottery service
     agreement................................      857                                         857
                                                -------   ------   -------     -------      -------
Income (loss) before provision for income
  taxes.......................................   (5,858)   (352)     1,443      (1,735)      (6,502)
Taxes.........................................       80                402                      482
                                                -------   ------   -------     -------      -------
Net Income (loss).............................   (5,938)   (352)     1,041      (1,735)      (6,984)
Less minority interest........................                                     329          329
                                                -------   ------   -------     -------      -------
Net Income (loss).............................   (5,938)   (352)     1,041      (2,064)      (7,313)
                                                =======   ======   =======     =======      =======

Net income (loss) per share basic (K).........  ($ 0.99) ($0.09)   ($ 4.16)                 ($ 0.47)
Shares used in basic per share computation....    6,009   4,000        250                   15,488
Net income (loss) per share diluted (K).......  ($ 0.99) ($0.09)   ($ 4.16)                 ($ 0.47)
Shares used in diluted per share
  computation.................................    6,009   4,000        250                   15,488

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 JUNE 30, 1998
                                 (IN THOUSANDS)

                                     ASSETS

                          PRIME
                         GAMING        PHILIPPINE
                       PHILIPPINES       GAMING
                          INC.         MANAGEMENT                               1998                                        1998
                        APRIL 30,     CORPORATION       PRO FORMA              PRIME         ILTS         PRO FORMA         ILTS
                          1998       APRIL 30, 1998    ADJUSTMENTS            COMBINED   JUNE 30, 1998   ADJUSTMENTS      COMBINED
                       -----------   --------------   --------------          --------   -------------   -----------      --------
Current Assets:
Cash & Equivalents...    $     4        $ 3,881                               $ 3,885      $    778        $  (416)(F)    $  4,247
Accounts
  Receivable.........                     1,888                                 1,888         1,198                          3,086
Costs and Estimated
  Earnings in Excess
  of Billings on
  Uncompleted
  Contracts..........                                                              --           742                            742
Inventories..........                                                              --         3,318                          3,318
Other Current
  Assets.............          1            311                                   312           197                            509
Advances to
  Affiliates.........                       404                                   404                                          404
Deferred Income Tax
  Asset..............                        47                                    47                                           47
                         -------        -------          -------              -------      --------        -------        --------
    Total Current
      Assets.........          5          6,531               --                6,536         6,233           (416)         12,353
Property and
  Equipment, Net.....                     4,933                                 4,933           746                          5,679
Goodwill on
  Consolidation......                                     10,421(C)(H)         10,421                        6,911(D)(H)    17,332
Preoperating
  Expenses...........                     1,408                                 1,408                                        1,408
Other Non-Current
  Assets.............                       142                                   142            77                            219
                         -------        -------          -------              -------      --------        -------        --------
    Total Assets.....          5         13,014           10,421               23,440         7,056          6,495          36,991
                         =======        =======          =======              =======      ========        =======        ========
                                               LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts Payable and
  Accrued Expenses...         50            450                                   500         1,226                          1,726
Billings in Excess of
  Costs and Estimated
  Earnings on
  Uncompleted
  Contracts..........                                                              --           973           (416)(F)         557
Accrued Payroll and
  Related Taxes......                        77                                    77         1,013                          1,090
Accrued Litigation
  Settlement.........                                                              --                                           --
Income Tax Payable...                       419                                   419                                          419
Related Party
  Liability..........        404                                                  404           130                            534
Loans Payable........      2,643          9,490          (10,883)(B)            1,250                                        1,250
Other Current
  Liabilities........                                                              --         1,476                          1,476
                         -------        -------          -------              -------      --------        -------        --------
    Total Current
      Liabilities....      3,097         10,436          (10,883)               2,650         4,818           (416)          7,052
                         -------        -------          -------              -------      --------        -------        --------
Minority Interest....                                                              --                        4,952(G)        4,952
Shareholders' Equity
  (deficit):
Common Stock.........      1,537            927           22,955(A)(B)(C)      25,419        51,103         (2,670)(D)(E)   73,852
Accumulated
  Translation
  Adjustment.........      1,474         (1,018)           1,018(A)             1,474           (67)        (1,474)(E)         (67)
Retained Deficit.....     (6,103)         2,669           (2,669)(A)           (6,103)      (48,798)         6,103(E)      (48,798)
                         -------        -------          -------              -------      --------        -------        --------
    Total
      Shareholders'
      Equity
      (deficit)......     (3,092)         2,578           21,304               20,790         2,238          6,911          29,939
                         -------        -------          -------              -------      --------        -------        --------
    Total Liabilities
      and
      Shareholders'
      Equity
      (deficit)......          5         13,014           10,421               23,440         7,056          6,495          36,991
                         =======        =======          =======              =======      ========        =======        ========

* Exchange Rate used: 40Pp0 = US $1.00

                      COMPANY NOTES TO UNAUDITED PRO FORMA
                         CONDENSED FINANCIAL STATEMENTS

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

 1. BASIS OF PRESENTATION

     The unaudited pro forma financial statements of International Lottery and Totalizator Systems, Inc. ("ILTS") have been prepared based on the historical financial statements of ILTS for the year ended December 31, 1997 and six months ended June 30, 1998, and for Prime Gaming Philippines Inc. ("Prime") for the ten months ended April 30, 1998 and for Philippine Gaming Management Corporation ("PGMC") for the year ended April 30, 1998, considering the effects of the acquisition under the purchase method.

     The unaudited pro forma statement of operations of ILTS for the six month period ended June 30, 1998 has been based on the historical financial statements of ILTS for the six month period ended June 30, 1998, and for Prime for one-half of the results of operations for the year ended April 30, 1998 and for PGMC for one-half of the results of operations for the ten months ended April 30, 1998. The unaudited pro forma statement of operations of ILTS for the year ended December 31, 1997 has been based on the historical financial statements of ILTS for the year ended December 31, 1997, and for Prime for the ten months ended April 30, 1998 and for PGMC for the year ended April 30, 1998. The unaudited pro forma balance sheet of ILTS at June 30, 1998 has been prepared as if the Acquisition had been consummated at June 30, 1998. The pro forma statements of operations for the year ended December 31, 1997 and six months ended June 30, 1998 have been prepared as if the Acquisition had been consummated on January 1, 1997 and January 1, 1998 respectively.

     In management's opinion, all material adjustments necessary to reflect the effects of the Acquisition have been made. The unaudited pro forma financial statements are not necessarily indicative of the actual financial position at June 30, 1998, or what the actual results of operations of ILTS would have been assuming the Acquisition had been completed as of January 1, 1997 and January 1, 1998, nor are they indicative of the financial position or results of operations for future periods. The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and notes thereto of ILTS, Prime and PGMC included elsewhere herein.

 2. PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

     (A) Elimination of PGMC stockholders equity amounts.

     (B) Reflects the issuance by Prime of 435,300,000 Prime Shares at $.04 per share for settlement of loans.

     (C) At the time of this filing, only the audited financial statements for Prime for the ten months ended April 30, 1998 and for PGMC for the fiscal year ended April 30, 1998 were available. Subsequent to that date, Prime acquired PGMC via the issuance of common shares of stock and retired outstanding debt via the issuance of common shares of stock. These transactions are not reflected in the audited financial statements attached. This acquisition created goodwill on the books of Prime as explained below. The purchase price for the completion of the Prime acquisition of PGMC was determined by combining the value of Prime Shares issued to PGMC shareholders (52 million common shares valued at $0.25 per share) and the net assets acquired of PGMC. The purchase price for the completion of the PGMC acquisition is summarized below (in thousands)

Common Shares..............................................  $13,000
Net assets acquired (does not include goodwill on Prime's
  books)...................................................    2,579
                                                             -------
Goodwill...................................................   10,421

     (D) The purchase price for the completion of the ILTS acquisition of a controlling interest in Prime was determined by combining the value of Company Common Shares expected to be issued to Prime shareholders (9,479,167 common shares valued at $2.40 per share) and the net assets acquired of Prime and the estimated transaction costs for the Acquisition. The estimated direct transaction costs to be incurred by the combined company include transaction fees for investment bankers, attorneys, accountants, financial printing and other related charges. The purchase price for the completion of the Prime controlling interest acquisition is summarized below (in thousands)

Common Shares..............................................  $22,750
Net assets acquired (does not include goodwill on Prime's
  books)...................................................    5,418
                                                             -------
Goodwill...................................................   17,332

     (E) Elimination of Prime and PGMC stockholders' equity amounts.

     (F) Represents an adjustment to Prime's financial statements to reflect cash advance to ILTS for orders of terminals after the April 30, 1998 balance sheet date.

     (G) Represents Prime minority shareholder interests in Prime's net assets.

     (H) Amortization of the goodwill for Prime on the straight-line method over eight years is included in depreciation and amortization expense.

     (I) Reflects the amortization of goodwill beginning January 1, 1997.

     (J) Reflects the elimination of sales and related cost of sale between ILTS and PGMC in the period.

     (K) Earnings per share for pro forma combined assumes issuance of 9,479,167 Company Common Shares in addition to the 6,009,183 Company Common Shares outstanding at June 30, 1998.

                 SELECTED HISTORICAL INFORMATION OF THE COMPANY
                            SELECTED FINANCIAL DATA

                                        YEARS ENDED DECEMBER 31,                      SIX MONTHS ENDED
                           --------------------------------------------------   -----------------------------
                            1997       1996       1995       1994      1993     JUNE 30, 1998   JUNE 30, 1997
                           -------    -------   --------   --------   -------   -------------   -------------
                                 (THOUSANDS OF DOLLARS EXCEPT PER SHARE AMOUNTS AND NON-MONETARY ITEMS)
Statement of operations
  data
Revenue..................  $10,826    $16,594   $ 18,641   $ 24,089   $25,017      $ 4,743         $ 6,360
Gross Profit(1)..........    1,179      3,441      1,185      4,527     9,038        1,698           2,128
Operating income
  (loss).................   (6,700)    (6,894)   (14,221)   (22,943)      302       (2,314)         (1,854)
Net income (loss)........   (5,938)    (5,498)   (13,869)   (22,620)      605       (2,139)         (1,550)
Earnings (loss) per
  share -- basic.........    (0.33)     (0.31)     (0.83)     (1.35)     0.05        (0.31)          (0.29)
Earnings (loss) per
  share -- diluted.......    (0.33)     (0.31)     (0.83)     (1.35)     0.04        (0.31)          (0.29)
Balance sheet data
Total assets.............    8,662     13,883     21,352     31,888    54,924        7,056          12,110
Shareholders' equity.....    4,092      8,519     13,412     27,145    48,855        2,238           6,761
Key ratios and statistics
Gross margin(1)..........     10.9%      20.7%       6.4%      18.8%     36.1%        35.8%           33.5%
Working capital..........    3,212      6,614      8,679     22,236    31,670        1,415           5,154
Book value per
  share(3)...............     0.23(2)    0.47       0.80       1.62      2.94         0.37            0.86
Current ratio............     1.70       2.23       2.12       5.69      6.22         1.29            1.96
Backlog..................    4,988      1,709      9,214     11,168    15,250        6,535           6,823
Employees................      116        144        176        277       249          109             119
Shares outstanding.......   18,028(2)  18,016     16,816     16,804    16,574        6,009           6,005

---------------
(1) Amounts are before lottery service agreement write-offs and write downs of $2,793, $2,807 and $17,444 for 1996, 1995 and 1994, respectively.

(2) Includes 840,000 shares issued in 1997 to the shareholder class in settlement of a class action lawsuit. See note 11 to the consolidated financial statements.

(3) June 1998 and 1997 shares outstanding reflect three for one reverse stock split effective June 12, 1998.

                COMPANY MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                              THOUSANDS OF DOLLARS

RESULTS OF OPERATIONS

     COMPARISON OF THREE MONTH AND SIX-MONTH PERIODS ENDED JUNE 30, 1998 TO THE THREE MONTH AND SIX-MONTH PERIODS ENDED JUNE 30, 1997.

     During the quarter ended June 30, 1998, revenue from the sale of products decreased by 31%, or $1,037, to $2,349 from $3,386 for the same quarter ended June 30, 1997. This decrease is the result of the 1997 contract revenues of $2,340 from Olympic Gold which was not replaced by a similar new contract in 1998. Service related revenues decreased by 5%, or $32, to $568 from $600 in the quarter ended June 30, 1997. This decrease is the result of fewer customer support projects in 1998. The gross profit on sales of products was 54% in 1998, compared to 45% in 1997. Gross profit for 1998 benefited from the completion of projects for which actual costs were less than previously calculated. Losses on these contracts had been anticipated and reported in previous periods. Due to these favorable project cost results, a portion of the previous loss reserves reduced the cost of sales in the second quarter of 1998. The 1997 gross profit on sales of products was favorably impacted by the gross profit recognized on a contract with a new customer for earlier model terminals which had previously been fully reserved. The gross profit on services of 23% in 1998 compared to 29% in 1997. The decrease in services gross profit was due to a higher level of costs incurred related to customer software support agreements in 1998. Engineering, research and development expenses in the second quarter of 1998 increased 47% to $459 compared to $312 in the second quarter of 1997. The 1998 costs were primarily related to expanding the functionality of the Data Trak lottery software and ongoing development efforts for an off-line selling system which can interface with on-line Datamark terminals. Selling, general and administrative expenses increased by 15%, or $223, to $1,719 for the second quarter of 1998 compared to $1,496 for the second quarter of 1997. This increase was primarily due to costs incurred in 1998 associated with the proposed acquisition of a controlling interest in Prime and higher bid and proposal costs.

     During the six month period ended June 30, 1998, revenue from the sale of products decreased by 29%, or $1,460, to $3,650 from $5,110 for the same period in 1997. This decrease primarily reflects the impact of the 1997 contract revenues of $2,340 from Olympic Gold as noted above. Service related revenues decreased by 13%, or $157, to $1,093 from $1,250 which is the result of a lower level of customer support projects in 1998. The gross profit on sales of products was 39% for the six months ended June 30, 1998, compared to 33% in 1997. The increase in 1998 gross profit was due to the completion of projects as discussed above. The gross profit on services was 25% in 1998, compared to 34% for the similar period in 1997. The 1998 services gross profit decrease was the result of higher customer support agreement costs. Engineering, research and development expenses for the first six months of 1998 increased $360, or 56% to $998 as compared to $638 for the same period in 1997. As explained above, 1998 costs were primarily related to expanding the functionality of the Data Trak lottery software. Selling, general and administrative costs decreased by $330, or 10%, to $3,014 for the six month period ended June 30, 1998 compared to $3,344 for the same period in 1997. This decrease is primarily due to cost reduction actions implemented late in the first quarter of 1997. Other income and expense, net, decreased $129, or 42%. The decrease relates to the 1997 gain recognized from the sale of the McKinnie & Associates subsidiary and fewer receipts from the Papua New Guinea lottery than in 1997.

     As part of its strategic plan, the Company intends to pursue long-term service contracts as a source of revenue. Service contracts pose capital investment risks for the Company that do not exist in its product sale business. Service contracts require up-front investments of capital which is repaid only after a system becomes operational, based upon a percentage of the customer's gross receipts from the system. The Company, therefore, bears the risk that scheduling delays may occur, a system may not become operational or that the customer's gross receipts from the system may be less than projected. If the Company enters into a long-term service contract, the Company must seek the funds necessary to implement the project from Berjaya or other sources.

     COMPARISON OF THE FISCAL YEAR ENDED DECEMBER 31, 1997 TO THE FISCAL YEAR ENDED DECEMBER 31, 1996.

     Revenues: Revenue from the sale of products decreased by 40% to $8.4 million in 1997 from $14.0 million in 1996. The decrease was primarily the result of the low backlog of contracts at the end of 1996 and the level of new contracts which were delivered in 1997. Service related revenues, which include terminal maintenance and software service agreements, decreased 8% to $2.4 million in 1997 from $2.6 million in 1996. This decrease was due to a lower level of customer support contract requirements. New orders received in 1997 were $8.0 million compared to $3.0 million in 1996.

     Gross Profit: During 1997 the Company recognized a gross profit of 7% on sales of products compared to a gross profit of 21% (before write-offs and write-downs of lottery service agreements) in 1996. The decrease in gross profit is due to unfavorable manufacturing variances related to the decrease in sales, charges of approximately $1.3 million taken to recognize impairment in the value of software capitalized in previous years, for which sales orders have not yet been received, additional reserves for inventory obsolescence, to record provisions for certain development contracts and costs related to the closing of the Company's United Kingdom subsidiary. The Company recognized a gross profit of 24% on services in 1997 compared to 31% (before write-offs of lottery service agreements) in 1996. This decrease was the result of the mix of services provided and the increase in the foreign exchange rate of the U.S. dollar versus the Australian dollar in 1997.

     Engineering, Research & Development: Engineering, research and development expenses of $1.7 million in 1997 were equal to those of 1996. Of the $1.7 million expended in 1997, $1.3 million was for additional development of DataTrak lottery software and the related instant ticket validation and player registration modules. Additional funds were expended to reduce the manufactured cost of the Company's terminals. The 1996 expenditures related primarily to development of the DataTrak software.

     Selling, General and Administrative: Selling, general and administrative expenses increased $0.3 million in 1997 compared to 1996. The 1997 selling, general and administrative costs were actually less than 1996 costs if the 1996 benefit from the $1.2 million reduction to the June 1996 judgment to settle the shareholders class action lawsuit was omitted.

     Gain On Sales Of Subsidiary And Lottery Service Agreement: In 1993 the Company sold its subsidiary McKinnie & Associates. In the fourth quarter of 1997, the Company negotiated and received a final settlement on this agreement. The Company recognized a gain on the sale of $438 thousand and $691 thousand in 1997 and 1996 respectively. In 1995, the Company sold its Papua New Guinea lottery service agreement. The Company recognized a gain on the sale of $419 thousand and $624 thousand in 1997 and 1996 respectively. Both of these sales have been recorded under the cost recovery method and, as such, no income was recognized until 1996, when the basis of these investments had been recovered.

     Provision for Income Taxes: The provision of income taxes in 1997 and 1996 relates to income earned in the Company's Australian subsidiary.

     COMPARISON OF THE FISCAL YEAR ENDED DECEMBER 31, 1996 TO THE FISCAL YEAR ENDED DECEMBER 31, 1995.

     Revenues: Revenue decreased by 11% to $16.6 million in 1996 from $18.6 million in 1995. The decrease is a result of lower levels of contract revenues caused by the booking by the Company of $3.0 million in new orders in 1996 compared to $12.6 million of new orders in 1995. Spares sales in 1996 increased 103% or $1,087 over 1995 sales. This increase in spares was due to the increased number of ILTS terminals in service and the timing of customer orders.

     Gross Profit: During 1996 the Company had gross profits of 21% (before write-offs and write-downs of Lottery Service Agreements) compared to a gross profit of 6% (before write-offs and write-downs of Lottery Service Agreements) in 1995. The increase in gross profit is due to more favorable sales mix in 1996, the accrual of $660 thousand as a loss on a contract in 1995, costs related to the winding down of the Russian lottery project in 1995 and the effect of cost-saving measures which were implemented in late 1995.

     Write-Offs And Write-Downs Of Lottery Service Agreements: During 1996, the charge of $2.8 million relates entirely to the U.K. lottery. The reserve was established after an affiliate of the customer was unable to obtain the additional funding necessary for the project start-up and ongoing operations. At this time, the customer has not indicated when a start-up may occur. The amount of the charge approximates the Company's tangible investment, previously carried on the balance sheet as "Investment in Lottery Service Contracts." In 1997 the Company was able to recover $2.6 million of its investment through the sale of the system and terminals. The 1995 charge relates to the withdrawal by the Company from its Russian Lottery project. At December 31, 1996, the Company's net book value of its investment in Lottery Service agreements was zero.

     Engineering, Research & Development: Engineering, research and development expenses in 1996 increased $302 thousand, or 22%, compared to 1995. Of the $1.7 million expended in 1996, $1.0 million went toward development of DataTrak lottery software. The DataTrak software was completed for release in October 1996 and future research and development costs will be expended to provide additional features. The 1995 expenditures related to development of the Flipper terminal and the DataTrak software.

     Selling, General And Administrative: Selling, general and administrative expenses decreased $5.4 million in 1996 compared to 1995. The decrease was due to a $4.2 million accrual in 1995 for the estimated cost to settle the shareholders class action litigation. The June 1996 judgment fixed the cost at an amount approximately $1.2 million less than the 1995 estimate. This $1.2 million was recorded as a reduction to the 1996 second quarter selling, general and administrative costs.

     Gain On Sales Of Subsidiary And Lottery Service Agreement: During 1996, the Company recognized gains of $691 thousand and $624 thousand on the sales of its subsidiary McKinnie & Associates, and the Papua New Guinea lottery service agreement, respectively. These sales which occurred in 1993 and 1995, respectively, have been recorded under the cost recovery method and, as such, no income was recognized until the basis of these investments had been recovered. This occurred in 1996. No related gains were recognized prior to 1996.

     Provision For Income Taxes: The provision for income taxes in 1996 relates to income earned in the Company's Australia subsidiary.

LIQUIDITY AND CAPITAL RESOURCES

     During 1997, the Company's working capital decreased approximately $3.4 million, primarily due to the Company's net loss of $5.9 million. The accrued litigation settlement of $1.7 million was extinguished through the issuance in 1997 of 840 thousand shares of common stock of the Company. During 1997 the Company generated cashflows of $857 thousand primarily as a result of proceeds of $438 thousand and $419 thousand relating to the sale, in previous years, of McKinnie & Associates and of the Papua New Guinea lottery, respectively. During 1997 the Company invested $150 thousand in additional equipment.

     The Company's consolidated financial statements have been prepared on a continuing operations basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Management recognizes that the Company must generate additional contract sales to maintain its current level of operations. Additionally, management is currently seeking additional sources of funding through debt or equity financing and consideration of other business transactions which would generate sufficient resources to assure continuation of the Company's operations.

     During the quarter ended June 30, 1998, the Company's working capital decreased by $580 thousand primarily as a result of the $596 thousand net loss for the quarter. The Company's consolidated financial statements for the year ended December 31, 1997 and the six months ended June 30, 1998 have been prepared on a continuing operations basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. At June 30, 1998, the Company had working capital of $1,415 thousand.

     Management recognizes that the Company must generate additional contract sales to maintain its current level of operations. Additionally, management is currently seeking additional sources of funding through debt or equity financing and consideration of other business transactions which would generate sufficient resources to assure continuation of the Company's operations.

     As part of its strategic plan, the Company intends to pursue long-term service contracts as a source of revenue. Service contracts pose new capital investment risks for the Company that do not exist in its product sale business. Payments are received only after a system becomes operational, based upon a percentage of the customer's gross receipts from the system. The Company therefore bears the risk that scheduling delays may occur and that a system may not become operational.

     Management anticipates that it will be successful in obtaining sufficient contracts to enable the Company to continue normal operations; however, no assurances can be given that the Company will be successful in realizing sufficient contract revenue or obtaining additional funding. If the Company is unable to obtain sufficient contract revenue or funding, management will be required to reduce the Company's operations.

     On February 27, 1998, the Company's largest shareholder, Berjaya, agreed to provide financial support if and when necessary to ensure that the Company's operations continue for at least one year from December 31, 1997. The Company's ability to continue its on-going operations on a long-term basis is dependent upon its ability to recover its investment in existing contracts, obtain additional financing, secure additional new contracts, and ultimately achieve a sustainable level of profit from operations.

     The Company's reporting currency is the U.S. dollar. Historically, a majority of the Company's sales have been denominated in U.S. dollars, with the balance denominated in foreign currencies. These foreign currency sales have been effected principally by the Company's international subsidiaries. In accordance with U.S. accounting requirements, sales denominated in foreign currencies are translated into the local functional currency and then into U.S. dollars, at an average exchange rate in effect during the period. In addition, the Company incurs operating and technical support related expenses in Australian dollars in connection with its Australian operations and also incurred operating expenses in local currency at its United Kingdom location. Thus, changes from reporting period to reporting period in the exchange rates between various foreign currencies and the U.S. dollar have had, and will in the future continue to have, an impact on revenues and expenses reported by the Company, and such effect may be material in any individual reporting period. To the extent that the Company incurs operating expenses in local currencies at its foreign subsidiaries, the Company has a natural hedge against a portion of the possible fluctuation in foreign currency exchange rates of revenues in such currencies. As the contracts are predominantly denominated in the functional currency of the subsidiary performing under the contract, the Company has historically incurred immaterial amounts of transaction gains or losses.

     The majority of the Company's sales are denominated in U.S. dollars and thus not subject to foreign currency fluctuations. However, the ultimate cost of the Company's products to its customers have increased due to recent fluctuations in the foreign exchange rates of many southeast Asian countries. At this point the Company does not believe that these fluctuations in exchange rates has had an impact on any potential sales. However, any further significant decline in the economy of such Asian countries or in the value of their currencies could have a material adverse impact on the Company.

     Additionally, the balance sheet of the Company's Australian subsidiary is translated into U.S. dollars and consolidated with the balance sheet of the Company's domestic subsidiary in accordance with U.S. accounting requirements. Changes in the U.S. dollar value of the foreign currency denominated assets are accounted for as an adjustment to shareholders' equity. Therefore, changes from reporting period to reporting period in the exchange rates between various foreign currencies and the U.S. dollar have had, and will continue to have an impact on the foreign currency translation component of shareholders' equity reported by the Company, and such effect may be material in any individual reporting period.

     As of June 30, 1998 there were no material commitments for capital expenditures.

YEAR 2000

     Management has initiated an enterprise-wide program to prepare the Company's computer systems and applications for the Year 2000. The Company expects to incur internal staff costs as well as other expenses related to infrastructure and facilities enhancements necessary to prepare the systems for the Year 2000. The Company is still evaluating the effort required, and the related costs will be expenses as incurred.

FORWARD LOOKING STATEMENTS

     The statements in this filing which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by forward-looking statements. These risks and uncertainties include the absence of significant contract backlog, the dependence on business from foreign customers sometimes in politically unstable regions, political and governmental decisions as to the establishment of lotteries and other wagering industries in which the Company's products are marketed, fluctuations in quarter-by-quarter operating results and other factors described in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

LEGAL PROCEEDINGS

     Walters v ILTS -- On November 3, 1995, Mr. James T. Walters, the former chairman and president of the Company, who retired in 1994, filed a defamation and invasion of privacy action in the San Diego County Superior Court against the Company, its former president, Frederick A. Brunn and other parties, relating to statements in a magazine article. The other parties previously settled with Mr. Walters. Mr. Walters sought general and special damages of $9 million and punitive damages. On November 1, 1996, a summary judgment was entered in favor of the Company. Oral argument on the appeal was held on September 16, 1998 but a decision has not been rendered.

                            BUSINESS OF THE COMPANY

GENERAL

     The Company designs, manufactures, sells, manages, supports and services computerized ticket issuing systems and terminals for the global pari-mutuel and on-line lottery industries. The Company has also bid for long-term service contracts under which it intends to operate on-line lottery systems. The Company's technology can be used in other ticket-processing applications, such as keno gaming and automated ticket printer/readers for toll turnpike systems.

     The principal proprietary component of the Company's systems are the DATAMARK(R) terminals, a compact, reliable microprocessor-based ticketing terminal, which can print and process up to approximately 30 tickets per minute. The Company sells the DATAMARK(R) terminal separately or as part of a turnkey wagering application system and can modify a terminal's features or configurations and central system software to meet specific customer requirements.

     The Company's wagering application systems include DATAMARK(R) terminals, a central computer installation, communication network and display equipment. System features include real-time central processing of data received from multiple locations, back-up hardware capability and complete communications redundancy designed to provide fault tolerant operation.

DATAMARK(R) TERMINALS

     The Company has developed several models of DATAMARK(R) terminals for different wagering applications. All are microprocessor-based and have a compact, lightweight design for countertop operation. The Company has recently developed a product called the DMNXT(TM) which allows a simple and inexpensive means for existing DATAMARK(R) customers to upgrade their older generation terminals to an Intel PC platform with improved features. The features include faster processing, higher resolution printing, and the ability to utilize cost effective, commercial off-the-shelf PC peripherals. Most DATAMARK(R) terminals are approximately 12" deep, 12" wide, 10" high, weigh approximately 27 pounds, and are accompanied by a built-in or external display and keyboards.

     The latest DATAMARK(R) models utilize a compact ticket path which allows the terminal to print on either side and read from both sides of the same ticket. The terminal contains a thermal printer which prints tickets quickly and quietly without ink, ribbons or impact, thereby improving print quality and reliability, and reducing maintenance expenses. The terminals use either pre-cut thermal coated tickets or thermal coated roll stock tickets or both. The terminals can also be configured to use impact printing on plain paper. Some models will sequentially read and print up to 50 tickets entered at one time.

     The basic functions of the DATAMARK(R) terminal are similar in all its wagering system applications. Initially, wagering or other selection data is entered into the terminal either manually by the operator via a keyboard, or by a ticket marked by the customer. The terminal transmits that information to the central computer, where a serial number is assigned to the transaction and a response is sent back to the terminal which then thermally prints the data either on the back of the customer-marked ticket or on a new ticket. As the data is being printed, the intelligent terminal verifies the readability of the bar code prior to ejecting the ticket to the player. When a ticket is cashed or presented for validation, the terminal optically reads the bar code and accesses the central computer to verify that payment is to be made with respect to the ticket. The central computer calculates the payout amount, transmits this data to the terminal and records the fact that the ticket has been paid, ensuring that tickets are not paid twice. The terminal prints the payout amount on the ticket giving visual evidence that the ticket has been paid, and directs the processed ticket to the operator.

     The DATAMARK(R) terminal's basic functions are supplemented by various features. In the horse racing industry, the DATAMARK(R) terminal is capable of issuing tickets for win, place or show betting, as well as for any feature pool currently being used in pari-mutuel wagering. The terminals are designed to facilitate multiple bets on one ticket and multiple selections for each bet. In addition, the bettor is able to mark bets on a pre-printed playslip, which is then read optically by the terminal, the amount wagered is calculated and the bet details printed on the back of the same ticket. Because the ticket is prepared away from the pari-mutuel clerk's window, betting transaction time is reduced, efficiency of the operation is improved and the bettor obtains more privacy in the betting transaction.

     Similarly, in the lottery industry, a player marks the numbers selected on a pre-printed ticket or playslip which is read optically by the DATAMARK(R) terminal and entered into the central system. The selections and the transaction total are then either printed on the back of the playslip or on a separate ticket and delivered to the player.

WAGERING AND OTHER TERMINAL PRODUCTS

     The Company historically has derived revenue in the horse racing industry from sales contracts for DATAMARK(R) terminals and for wagering systems, which include DATAMARK(R) terminals, a central computer installation and peripheral and display equipment. The Company's systems are "sell-pay" systems, which means that each terminal is capable of being used both for selling all types of wagering tickets and for making payment to the ticket holders after validation of winning tickets.

     The nucleus of each wagering system is the central computer installation that receives information from ticket-issuing terminals, accumulates wagering data, calculates odds and payouts, distributes information to the display systems and terminals, and generates management information reports. In cooperation with the customer, the Company designs the configuration of the central computer installation to provide fault-tolerant operation, high throughput and security. Each central computer installation typically includes a computer configuration and various peripheral devices, such as magnetic storage devices, management terminals and hardcopy printers, all of which are manufactured by others. Although certain of the Company's customers presently use software in their pari-mutuel systems which is proprietary to the Company, the software presently offered by the Company in its horse racing system is software, as enhanced and modified by the Company, acquired by license from The Hong Kong Jockey Club ("The HKJC") and others.

     In addition to sales of terminals and systems, the Company realizes ongoing revenue from the sale of spare parts for use in the maintenance of its terminals, of which approximately 30,000 have been delivered to date. The Company also enters into contracts with its customers to provide software modifications, upgrades and support for its installed products.

LOTTERY SYSTEMS/SALES AND SERVICE AGREEMENTS

     Computerized, or on-line, lotteries are currently operated in many countries. Existing lottery systems include both manual systems and modern on-line systems. In an on-line lottery system, betting terminals are connected to a central computer installation by a communications network and the system typically utilizes a pari-mutuel pool or fixed payout, or both, in offering "lotto" and other numbers games.

     The Company owns non-exclusive rights to use the central system software developed by The HKJC for use in its pari-mutuel wagering and lottery systems. Under the terms of the amended license, the Company pays The HKJC a royalty equal to a percentage of the revenue it receives in connection with a sale, lease or providing a service of any lottery system using this software. In addition, the Company is obligated to provide HKJC with any modifications which the Company makes to the software, except where ownership to such modifications vests in the Company's customers.

     The Company has made significant modifications to The HKJC software. Chief among them is the migration of the system to a client-server architecture, the incorporation of Sybase relational database software, and the utilization of a Windows operating system for the management information subsystem called DataTrak. These enhancements allow the system to be scaled to meet each customer's unique requirements and enables the customer to process data within a familiar software user interface environment. The Company has also added numerous new features to the base software, including instant ticket validation and player registration. In the Company's DataTrak lottery system, tickets are processed on DATAMARK(R) terminals which are connected to a central computer installation, usually by telephone lines. The central computer installation utilizes Digital Equipment Corporation hardware. The system has the following characteristics:

rapid processing, storage and retrieval of transaction data in high volumes and in multiple applications; the ability to down-line load, i.e., to reprogram the wagering terminals from the central computer installation via the communications network; a high degree of security and redundancy to guard against unauthorized access and tampering and to ensure fault tolerant operation without data loss; and a comprehensive management information and control system.

     In July 1995, the Company sold its facilities management and equipment lease contracts for the lottery in Papua New Guinea to the principal shareholders of the operating company, The Lotto Pty. Ltd. ("Lotto Pty."). The Company has recognized revenues in 1996 and 1997 from this sale and will continue to receive a percentage of Lotto sales over the next three years.

REVENUE SOURCES

     The following table sets forth the revenue for the periods indicated attributable to different applications of the Company's technology:

                                                        YEARS ENDED DECEMBER 31,
                                           ---------------------------------------------------
                                            1997       1996       1995       1994       1993
                                           -------    -------    -------    -------    -------
                                                         (DOLLARS IN THOUSANDS)
Racing Products and Services.............  $ 2,443    $11,183    $10,448    $13,932    $14,680
Lottery Products and Services............    7,729      5,105      7,680      9,231     10,322
Other....................................      654        305        513        926         15
                                           -------    -------    -------    -------    -------
          Total..........................  $10,826    $16,594    $18,641    $24,089    $25,017
                                           =======    =======    =======    =======    =======

PRODUCT DEVELOPMENT

     The Company's ability to compete successfully depends in part upon its ability to meet the current and anticipated needs of its customers. To that end, the Company devotes a significant portion of its research and development activity to refining and enhancing the features of existing products, systems and software. In 1997 the Company spent approximately $1.7 million on engineering, research and development, as compared to $1.7 million and $1.4 million in 1996 and 1995, respectively.

     The Company developed the single roller DATAMARK Flipper(R) terminal (Flipper(TM)) with a unique reader/printer mechanism that meets the needs of many different applications by combining into one unit all of the functional capabilities of previous DATAMARK(R) reader/printer mechanisms in a modular fashion. Also, the Company has developed a terminal specifically aimed at lottery applications called the DATAMARK(R) XClaim(TM). This terminal can be configured to print tickets using thermal or impact printing.

     The Company has recently developed a product called the DMNXT(TM) which allows for a simple and inexpensive means for existing DATAMARK(R) customers to upgrade their older generation terminals to an Intel PC platform with improved features which include faster processing, higher resolution printing, and the ability to utilize cost effective, commercial off-the-shelf PC peripherals.

     The Company has been certified since February 1996 under ISO 9001 registration. This certification demonstrates quality in design development and manufacturing under ISO standards.

BACKLOG

     The backlog of orders for its products and services believed by the Company to be firm, amounted to approximately $5.0 million as of December 31, 1997, as compared to a backlog of approximately $1.7 million as of December 31, 1996. Of such backlog at December 31, 1997, approximately $3.3 million is expected to be filled during 1998. See "-- Dependence Upon A Few Customers".

MARKETING AND BUSINESS DEVELOPMENT

     Management believes that the Company's continuing ability to obtain and retain contracts for its wagering systems and terminals is directly related to its reputation in its various fields of expertise. Because of its reputation, the Company often receives unsolicited inquiries from potential customers. The Company also learns of new business opportunities through the close contacts which its personnel maintain with key officials in the international horse racing and lottery industries.

     Contracts to provide products to the horse racing and lottery industries often are awarded through a competitive bidding process which can begin years before a contract is awarded and involves substantial expenditures by the Company. Through its contacts with existing customers and others in these industries, the Company often becomes aware of prospective projects before the customer circulates a request for proposal. If the Company is interested in the project it typically submits a proposal, either before or after the customer circulates a formal request for proposal, outlining the products it would provide and the services it would perform. If the proposal is accepted, the Company and its customer negotiate and enter into a contract on agreed terms.

     The Company's marketing efforts are carried out by the Company's professional marketing and engineering staff and frequently involve other executive officers of the Company. Marketing of the Company's products and services throughout the world is often performed in conjunction with consultants with whom the Company contracts, from time to time, for representation in specific market areas.

     The Company's success depends in large part on its ability to obtain new contracts to replace its existing contracts. The Company currently has proposals outstanding to supply systems, terminals or components for use in the pari-mutuel wagering industry and for lotteries in various foreign countries. In addition to contract sales for terminals and systems, the Company has had discussions with both new and existing customers regarding supplying products for their operations and expects to bid for additional contracts in the future. Because the realization of revenue from these prospects is dependent upon a number of factors, including the bidding process and product development, there can be no assurance that the Company will be successful in realizing revenue from any of these activities.

     Olympic Gold Holdings Limited, of the British Virgin Islands, a new customer of the Company placed a $2.6 million order for DATAMARK(R) lottery terminals and a computer operations system in May 1997. Olympic Gold operates an on-line lottery in the Ukraine, which began operations in December 1997.

MANUFACTURING AND MATERIALS

     Manufacture of the Company's systems and terminals is performed at its facilities in Carlsbad, California, and consists principally of the assembly of parts, components and subassemblies (most of which are designed by the Company) into finished products. The Company purchases many parts, components and subassemblies (some of which are designed by the Company) necessary for its terminals and the systems manufactured by the Company from outside sources and assembles them into finished products. These products and purchased computers are then integrated with standard peripherals purchased by the Company to construct racing and lottery systems. The Company generally has multiple sources for the various items purchased from vendors, but some of these items are state-of-the-art and could, from time to time, be in short supply. Certain other items are available only from a single supplier. For the twelve months ended December 31, 1997 no vendor accounted for 10% or more of the Company's raw material purchases.

COMPETITION

     The Company competes primarily in the horse racing industry and the on-line lottery industry. The Company competes by providing high-quality wagering systems and terminals that are reliable, secure and fast. In addition, management believes that the Company offers its customers more flexibility in design and custom options than do most of its competitors.

     Management believes that the Company's main competitors in the sale of horse racing systems and on-line lottery systems in the domestic and international marketplace are: AWA Limited, an Australian company, Essnet, a Swedish company, International Des Jeux, the French national lottery company, and four United States companies: GTECH Holdings Corporation, Autotote Limited, Video Lottery Technologies, and Scientific Games Holding Corporation. Management believes that the Company has been a substantial factor in the international marketplace. The Company's sales or leases in the United States have been insignificant. In general the Company's competitors have significantly greater resources than the Company. Competition for on-line lottery system contracts is intense.

EMPLOYEES

     As of June 30, 1998, the Company employs 109 people worldwide on a full-time equivalent basis. Of this total, 52 were engaged in manufacturing and operations support, 30 in engineering and software development and 25 in marketing and administrative positions. None of the Company's employees is represented by a union, and the Company believes its relations with its employees are good.

PATENTS, TRADEMARKS AND LICENSES

     The Company has five U.S. patents issued on its products. The Company believes that its technical expertise, trade secrets and the creative skills of its personnel are of substantially greater importance to the success of the Company than the benefits of patent protection. The Company typically requires customers, employees, licensees, subcontractors and joint venturers who have access to proprietary information concerning the Company's products to sign nondisclosure agreements, and the Company relies on such agreements, other security measures and trade secret law to protect such proprietary information. Central system software used in the Company's lottery system has been obtained under a non-exclusive license with The HKJC.

REGULATION

     The countries in which the Company markets its products generally have regulations governing horse racing or lottery operations, and the appropriate governing body could restrict or eliminate these operations in these countries. Any such action could have a material adverse effect on the Company. Foreign countries also often impose restrictions on corporations seeking to do business within their borders, including foreign exchange controls and requirements for domestic manufacturing content. In addition, laws and legal procedures in these countries may differ from those generally existing in the United States and conducting business in these countries may involve additional risk for the Company in protecting its business and assets, including proprietary information. Changes in foreign business restrictions or laws could have a significant impact on the Company's operations.

DEPENDENCE UPON A FEW CUSTOMERS

     The Company's business to date has been dependent on major contracts and the loss of one or failure to replace completed contracts with new contracts would have a materially adverse effect on the Company's business. During 1997, the Company's revenues were derived primarily from contracts with Olympic Gold Holding ($2.56 million), New South Wales Lotteries Corporation ($1.7 million); Leisure Management Berhad ($1.67 million); AB Travoch Galopp (ATG) of Sweden ($0.76 million); and The Revenue Markets, Inc. ($0.64 million).

YEAR 2000

     Management has initiated an enterprise-wide program to prepare the Company's computer systems and applications for the Year 2000. The Company expects to incur internal staff costs as well as other expenses related to infrastructure and facilities enhancements necessary to prepare the systems for the Year 2000. The Company is still evaluating the effort required and the related costs will be expensed as incurred.

SEASONALITY

     In general, the Company's business is not subject to seasonal effects.

WORKING CAPITAL PRACTICES

     The Company's sales contracts typically provide for deposits and progress payments which have provided sufficient working capital for operations. With the Company entering into long-term lottery service agreements, a substantial portion of its working capital has been expended in previous years in attempting to establish viable operations in these investments. See "Company Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference herein.

ENVIRONMENT EFFECTS

     There are no significant capital expenditures required of the Company in order to comply with laws relating to protection of the environment.

EXPORT SALES

     The majority of the Company's revenues are derived from contracts with foreign companies. As of December 31, 1997 the Company's equipment has been delivered and installed in Sweden, Norway, Hong Kong, Singapore, Ukraine, Australia, Finland, England, the Netherlands, Malaysia, Macau, China, Papua New Guinea, Belgium and the Philippines. The companies with which the Company contracts are normally sizeable organizations with substantial assets and are capable of meeting the financial obligations undertaken. The Company has entered into a few contracts specifying payment in currencies other than the U.S. dollar, thereby assuming the risk associated with fluctuations in value of foreign currencies. The majority of the Company's sales are denominated in U.S. dollars and thus not subject to foreign currency fluctuations. However, the ultimate cost of the Company's products to its customers have increased due to recent fluctuations in the foreign exchange rates of many southeast Asian countries. At this point the Company does not believe that these fluctuations in exchange rates have had a material impact on any potential sales. However, any further significant decline in the economies of such Asian countries or in the value of their currencies could have a material adverse impact on the Company.

     The Company operates a wholly-owned subsidiary in Australia.

PROPERTIES

     The Company's U.S. facilities consist of approximately 41,500 square feet of leased office, warehouse and manufacturing space in Carlsbad, California. The lease on this facility expires in the year 2000. The Company's Australian subsidiary leases approximately 13,000 square feet consisting of a manufacturing and administrative facility. The lease on this property expires in October 2001.

                               BUSINESS OF PRIME

GENERAL

     Prime was incorporated under the laws of the Philippines on November 12, 1924. Prime became officially listed on the Philippines Stock Exchange in 1971 under its former name of Central Azucarera de Pilar. Until recently Prime had been operating as a manufacturer of sugar and molasses. On October 16, 1998, Prime's Board of Directors and stockholders approved the amendments to the Articles of Incorporation and Bylaws of Prime regarding the change in its corporate name to Prime Gaming Philippines, Inc.

     During the four month period ended April 30, 1998, the Company had no commercial operations. The principal activity of Prime is that of an investment holding company. Prime's subsidiary, PGMC, is the concessionaire for the supply of lottery equipment and accessories to the PCSO in the Luzon Island. Luzon Island is one of the biggest islands in the Philippines and is comprised of a high density population of approximately 25 million people.

PRIME CORPORATE RESTRUCTURING

     Prior to Prime's restructuring in October 1998, Prime's operations had been inactive. On October 16, 1998 the stockholders of Prime approved a number of changes in Prime's corporate structure as part of a strategic restructuring scheme. These changes, as summarized below, were approved by the Philippine SEC on December 7, 1997:

          (a) the change of Prime's primary purpose to that of an investment holding company;

          (b) a decrease in the authorized capital stock of Prime from 60 million Philippine Pesos to 47 million Philippine Pesos through the elimination of preferred shares of stock;

          (c) an increase in the authorized capital stock of Prime from 47 million Philippine Pesos to 1.0 billion Philippine Pesos; and

          (d) the denial of preemptive rights of stockholders.

ACQUISITION OF PGMC

     The changes in the primary structure of Prime were also the result of Prime's acquisition of the entire outstanding capital stock of PGMC, a company that leases systems and technology for the on-line lottery operation of the PCSO. The acquisition involved the issuance of Prime's shares in exchange for PGMC shares.

     Under certain share exchange agreements executed among Prime, Berjaya, and other individuals and entities, Prime agreed to issue an aggregate of 52.0 million shares in exchange for the assignment by the parties to such share exchange agreements an aggregate of 250,000 thousand shares PGMC shares in favor of Prime. The transfer value assigned to each share of stock of PGMC was Ppo 2,080 or an aggregate transfer value of Ppo 250.0 million. The transfer value was based on the financial forecast of PGMC as reviewed by Punongbayan & Araullo (an affiliate of Ernst & Young) on October 1, 1995.

     The valuation of the PGMC shares that was agreed upon by the Prime and the PGMC shareholders was Ppo 520.0 million, derived from a net price-earnings (P/E) multiple of 8.0 times net income after tax based on estimated average earnings Ppo 65.0 million. The professional valuation computation covers a range of Ppo
476.6 million to Ppo 552.5 million.

     On December 2, 1997, the Philippine SEC approved the valuation of PGMC shares on the condition that the 52.0 million shares that would be issued by Prime in exchange for 250,000 shares of PGMC would be locked-up for a period of two years from the date of the issuance and that the present majority stockholder of PGMC, Berjaya would execute a written undertaking that it would continue participating in the management of PGMC until April 30, 2001. On January 14, 1998 Berjaya submitted to the SEC the required undertaking. On April 15, 1998, all the parties to the Prime and PGMC share exchange executed lock-up agreements.

PGMC

     PGMC was incorporated in the Philippines on April 14, 1993 and is engaged in the leasing of on-line lottery equipment and accessories. PGMC has an authorized capital of Philippine Pesos 100.0 million divided into 1.0 million shares with a par value of Philippine Pesos 100 per share, of which 250,000 shares are issued and outstanding. Prime is the sole shareholder of PGMC.

     On January 25, 1995, PGMC entered into an Equipment Lease Agreement ("ELA") with the PCSO covering the lease of PGMC's on-line lottery equipment to PCSO for a period of eight (8) years. PGMC started commercial operations in February 1995. Under the agreement, PGMC is entitled to a rental fee equivalent to 4.3% of the gross amount of ticket sales from all the PCSO's on-line lottery operations in Metro Manila and other parts of the Island of Luzon. On February 16, 1995, Lotto went on sale at on-line agencies throughout Metropolitan Manila. On December 1, 1995, PGMC also entered into an agreement with the PCSO for the repair and maintenance service of the equipment covered by the ELA. Under this agreement, PGMC is entitled to a repair and maintenance service fee equivalent to .15% of the gross sales from PCSO's on-line lottery operations.

     The revenues from lease of lottery equipment comprise approximately 97% of the total revenues of PGMC while the revenues from repair and maintenance services comprise approximately 3%. The contributions of the revenues from lease of lottery equipment and the revenues from repair and maintenance services to the total net income of PGMC are not substantially different from their contributions to the total net income of PGMC. PGMC's business to date has been dependent on the ELA and the loss of such contract would have a materially adverse effect on PGMC's business.

     On February 1995, PGMC commenced initial operations with PCSO with approximately 100 terminal units. As of April 30, 1998, PGMC has installed over 1,000 terminal units on the Luzon Island.

     PGMC recently introduced three new games, namely, MegaLotto 6/45, 4-digit game and 6-Digit game. The MegaLotto, which links up Luzon with Visayes and Mindanao, have clearly boosted Prime's earnings prospects. Only recently, the game registered a Ppo 161 million jackpot, the highest jackpot since the introduction of the lottery in the Philippines.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The consolidated financial statements of ILTS as of December 31, 1997 and for the year then ended, included in this Proxy Statement, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report appearing herein.

     The consolidated financial statements of ILTS as of December 31, 1996 and 1995 and for the years then ended, included in this Proxy Statement, have been audited by Ernst & Young LLP, independent public auditors, as stated in their report appearing herein.

     The consolidated balance sheets of Prime as of April 30, 1998, June 30, 1997 and 1996 and the related statements of income and deficit and cash flows for the ten months ended April 30, 1998 and for the years ended June 30,1997 and 1996 included in this Proxy Statement, have been audited by Punongbayan & Araullo, independent public accountants, as stated in their report appearing herein.

     The consolidated financial statements of PGMC as of April 30, 1998, 1997, 1996, 1995 and 1994 for the periods then ended, included in this Proxy Statement, have been audited by Punongbayan & Araullo, independent public accountants, as stated in their report appearing herein.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board is not aware of any matters to be presented at the Special Meeting other than those described in this Proxy Statement. If other matters should properly come before the Special Meeting or any adjournments or postponements thereof and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendations of the management of the Company.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
Consolidated Statements of Operations of ILTS
     Years Ended December 31, 1997, 1996 and 1995...........   F-2
Consolidated Balance Sheets of ILTS
     December 31, 1997 and 1996.............................   F-3
Consolidated Statement of Cash Flows of ILTS
     Years Ended December 31, 1997, 1996 and 1995...........   F-4
Consolidated Statements of Shareholders' Equity of ILTS
     Years Ended December 31, 1997, 1996, 1995 and 1994.....   F-5
Condensed Consolidated Statements of Operations of ILTS
     Three Months Ended June 30, 1998 (Unaudited) and 1997
      and Six Months Ended
       June 30, 1998 (Unaudited) and 1997...................  F-14
Condensed Consolidated Balance Sheets of ILTS
     June 30, 1998 (Unaudited) and December 31, 1997........  F-15
Condensed Consolidated Statements of Cash Flows of ILTS
  (Unaudited)
     Six Months Ended June 30, 1998 and 1997................  F-16
Selected Financial Data for Philippine Gaming Management
  Corporation (PGMC)
     Years Ended April 30, 1998, 1997, 1996, 1995 and
      1994..................................................  F-20
Statements of Operations and Unappropriated Retained
  Earnings for PGMC
     Years Ended April 30, 1998, 1997 and 1996..............  F-21
Balance Sheets for PGMC
     April 30, 1998 and 1997................................  F-22
Statements of Cash Flows for PGMC
     Years Ended April 30, 1998, 1997 and 1996..............  F-23
Selected Financial Data for Prime Gaming Philippines, Inc.
  (Prime)
     Ten Months Ended April 30, 1998
     Years Ended June 30, 1997 and 1996
     Comparative Figures for 1995 and 1994 (Unaudited)......  F-28
Statements of Operations for Prime
     Ten Months Ended April 30, 1998 and Years Ended June
      30, 1997 and 1996.....................................  F-29
Balance Sheets for Prime
     April 30, 1998 and June 30, 1997.......................  F-30
Statements of Cash Flows for Prime
     Ten Months Ended April 30, 1998 and Years Ended June
      30, 1997, 1996........................................  F-31

            SELECTED HISTORICAL FINANCIAL INFORMATION OF THE COMPANY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                               1997       1996        1995
                                                              -------    -------    --------
Revenues:
  Sales of products.........................................  $ 8,392    $13,954    $ 16,195
  Services..................................................    2,434      2,640       2,446
                                                              -------    -------    --------
Total revenues..............................................   10,826     16,594      18,641
                                                              -------    -------    --------
Costs of revenues:
  Cost of sales of products.................................    7,804     11,342      15,705
  Cost of services..........................................    1,843      1,811       1,751
  Write-offs and write-downs of lottery service
     agreements.............................................       --      2,793       2,807
                                                              -------    -------    --------
Total costs of revenues.....................................    9,647     15,946      20,263
                                                              -------    -------    --------
Gross profit................................................    1,179        648      (1,622)
  Engineering, research and development.....................    1,684      1,662       1,360
  Selling, general and administrative.......................    6,195      5,880      11,239
                                                              -------    -------    --------
Loss from operations........................................   (6,700)    (6,894)    (14,221)
Other income:
  Interest income, net......................................      135        173         352
  Exchange rate loss........................................     (150)        --          --
  Gain on sale of subsidiary and lottery service
     agreement..............................................      857      1,315          --
                                                              -------    -------    --------
Loss before provision for income taxes......................   (5,858)    (5,406)    (13,869)
Provision for income taxes..................................       80         92          --
                                                              -------    -------    --------
Net loss....................................................  $(5,938)   $(5,498)   $(13,869)
                                                              -------    -------    --------
Net loss per share -- Basic and diluted.....................  $ (0.33)   $ (0.31)   $  (0.83)
                                                              -------    -------    --------
  Shares used in determination of net loss per share --
     Basic and Diluted......................................   18,021     17,465      16,812
                                                              -------    -------    --------

                            See accompanying notes.

                HISTORICAL FINANCIAL INFORMATION OF THE COMPANY

                          CONSOLIDATED BALANCE SHEETS
                  (THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                     ASSETS

                                                               AS OF DECEMBER 31,
                                                              --------------------
                                                                1997        1996
                                                              --------    --------
Current Assets:
  Cash and cash equivalents.................................  $  2,371    $  5,387
  Accounts receivable, net of allowance for doubtful
     accounts of $173 ($111 in 1996)........................     1,040         979
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................     1,716       2,452
  Inventories, at lower of cost (first-in, first-out method)
     or market:
     Finished goods.........................................        --          --
     Work in process........................................     1,151         283
     Raw materials..........................................     1,393       2,735
                                                              --------    --------
          Total inventories.................................     2,544       3,018
     Other current assets...................................       111         142
                                                              --------    --------
Total current assets........................................     7,782      11,978
                                                              --------    --------
Equipment, furniture and fixtures at cost, less accumulated
  depreciation of $4,078 ($3,737 in 1996)...................       802       1,128
Computer software costs, less accumulated amortization of
  $1,983 ($1,420 in 1996)...................................        --         688
Other.......................................................        78          89
                                                              --------    --------
Total assets................................................  $  8,662    $ 13,883
                                                              --------    --------
                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................  $    575    $    491
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................       386         161
  Accrued payroll and related taxes.........................       839         893
  Accrued litigation settlement.............................        --       1,680
  Related party liability...................................       146         366
  Other current liabilities.................................     2,624       1,773
                                                              --------    --------
Total current liabilities...................................     4,570       5,364
                                                              --------    --------
Commitments and contingencies
Shareholders' equity:
  Common shares; no par value, 50,000,000 shares authorized;
     18,027,548 shares issued and outstanding (17,176,211 in
     1996)..................................................    51,103      49,407
Retained deficit............................................   (46,659)    (40,721)
Foreign currency translation adjustment.....................      (352)       (167)
                                                              --------    --------
Total shareholders' equity..................................     4,092       8,519
                                                              --------    --------
Total liabilities and shareholders' equity..................  $  8,662    $ 13,883
                                                              --------    --------

                            See accompanying notes.

                HISTORICAL FINANCIAL INFORMATION OF THE COMPANY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (THOUSANDS OF DOLLARS)

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                               1997       1996        1995
                                                              -------    -------    --------
Cash flows from operating activities:
  Net loss..................................................  $(5,938)   $(5,498)   $(13,869)
  Adjustments to reconcile net loss to net cash provided by
     (used for) operating activities:
       Depreciation and amortization........................    1,107        601       1,061
       Gain on sale of subsidiaries and lottery service
          operations........................................      857     (1,315)         --
       Adjustment in value of stock issued as settlement of
          litigation........................................       --     (1,200)         --
       Write-offs and write-downs of lottery service
          agreements........................................       --      2,793       2,807
       Changes in operating assets and liabilities:
          Accounts receivable...............................      (61)       609         810
          Costs and estimated earnings in excess of billings
            on uncompleted contracts........................      736      1,213        (283)
          Inventories.......................................      474      3,802       3,679
          Accounts payable..................................       85        260        (678)
          Billings in excess of costs and estimated earnings
            on uncompleted contracts........................      225         46        (853)
          Accrued payroll and related taxes.................      (54)       (56)        354
          Related party liability...........................       --        366          --
          Accrued litigation settlement.....................       --       (600)      4,200
          Other.............................................     (139)      (560)        572
                                                              -------    -------    --------
            Net cash provided by (used for) operating
               activities...................................   (2,708)       461      (2,200)
                                                              -------    -------    --------
Cash flows from investing activities:
  Investment in lottery service agreements..................       --        (34)     (4,044)
  Lottery service agreement sale proceeds and repayment of
     advances...............................................       --        962         651
  Other non-current assets..................................       11        (37)         --
  Additions to equipment....................................     (150)      (283)       (250)
  Additions to computer software costs......................       --       (211)        (67)
  Proceeds from sale of subsidiary..........................       --        740         525
                                                              -------    -------    --------
            Net cash provided by (used for) investing
               activities...................................     (139)     1,137      (3,185)
                                                              -------    -------    --------
Cash flows from financing activities:
  Payments on notes payable.................................       --         --        (300)
  Proceeds from issuance of common shares and warrants......       16         --          23
                                                              -------    -------    --------
            Net cash provided by (used for) financing
               activities...................................       16         --        (277)
                                                              -------    -------    --------
Effect of exchange rate changes on cash.....................     (185)      (115)         99
                                                              -------    -------    --------
Increase (decrease) in cash and cash equivalents............   (3,016)     1,483      (5,563)
                                                              -------    -------    --------
Cash and cash equivalents, beginning of year................    5,387      3,904       9,467
                                                              -------    -------    --------
Cash and cash equivalents, end of year......................  $ 2,371    $ 5,387    $  3,904
                                                              -------    -------    --------

Supplemental cash flow information:
  Cash paid during the year for interest....................  $     9    $    20    $     46
                                                              -------    -------    --------
  Cash paid during the year for income taxes................  $    98    $    46    $      7
                                                              -------    -------    --------

                            See accompanying notes.

                HISTORICAL FINANCIAL INFORMATION OF THE COMPANY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                 FOREIGN
                                                   COMMON STOCK                 CURRENCY
                                                 ----------------   RETAINED   TRANSLATION
                                                 SHARES   AMOUNT    DEFICIT    ADJUSTMENT     TOTAL
                                                 ------   -------   --------   -----------   --------
Balance at December 31, 1994...................  16,804   $48,650   $(21,354)     $(151)     $ 27,145
                                                 ------   -------   --------      -----      --------
  Proceeds from exercise of stock options......      12        23         --         --            23
  Accelerated vesting of stock options for
     terminated employees......................      --        14         --         --            14
  Foreign currency translation adjustment......      --        --         --         99            99
  Net loss -- 1995.............................      --        --    (13,869)        --       (13,869)
                                                 ------   -------   --------      -----      --------
Balance at December 31, 1995...................  16,816    48,687    (35,223)       (52)       13,412
                                                 ------   -------   --------      -----      --------
  Issuance of shares in settlement of
     shareholders' lawsuit.....................     360       720         --         --           720
  Foreign currency translation adjustment......      --        --         --       (115)         (115)
  Net loss -- 1996.............................      --        --     (5,498)        --        (5,498)
                                                 ------   -------   --------      -----      --------
Balance at December 31, 1996...................  17,176    49,407    (40,721)      (167)        8,519
                                                 ------   -------   --------      -----      --------
  Proceeds from exercise of stock options......      12        16         --         --            16
  Issuance of shares in settlement of
     shareholders' lawsuit.....................     840     1,680         --         --         1,680
  Foreign currency translation adjustment......      --        --         --       (185)         (185)
  Net loss -- 1997.............................      --        --     (5,938)        --        (5,938)
Balance at December 31, 1997...................  18,028   $51,103   $(46,659)     $(352)     $  4,092
                                                 ------   -------   --------      -----      --------

                            See accompanying notes.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     International Lottery & Totalizator Systems, Inc. (the "Company" or "ILTS") provides computerized, on-line wagering systems including system software, betting terminals, data communications, consulting, training, facilities management and maintenance support to the worldwide wagering market. The principle applications for the Company's products are in the automated pari-mutuel (horse racing) wagering and on-line government sponsored lotteries.

     The Company has developed several models of DATAMARK(R) terminals for specific wagering applications. All are microprocessor based and have a lightweight, compact design. The most recent models, the DATAMARK(R) Flipper and DATAMARK XClaim feature PC compatible architecture which provides greater flexibility for future enhancements such as smart card readers and POS displays. Many models offer industry unique features such as reading two-sided bet slips, printing on the back of a bet slip and batch feeding of up to 50 customer marked bet slips.

     ILTS is recognized as a world leader in providing computerized, on-line wagering systems to the racing industry. The Company's pari-mutual wagering system, ILTS InterTote, is designed to run on the Unix operating system, an open systems architecture which permits the use of virtually any Unix hardware platform. The system can be scaled to efficiently serve either small tracks with just a few betting stations, or large installations of more than a thousand terminals. This open approach provides a system that can be cost configured to meet specific current needs while providing a built-in expansion path to meet future requirements.

     The ILTS DataTrak on-line gaming system is the product of more than a decade of development and refinement of on-line lottery transaction processing experience. It was designed to support a large terminal base and to handle virtually any required transaction volume with ease. It retains all the speed, security and reliability of a proven transaction processing system and extensive game library, while offering the increased flexibility of interfacing with a variety of information management solutions and standard software development tools in one fully integrated system.

     The Company's consolidated financial statements for the year ended December 31, 1997 have been prepared on a continuing operations basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company has incurred net losses of $13.9 million, $5.5 million and $5.9 million in 1995, 1996 and 1997, respectively, while revenues have decreased from $18.6 in 1995 to $10.8 million in 1997. The Company is largely dependent upon significant contracts for its revenue, which typically include a deposit upon contract signing and up to three months lead-time before delivery of hardware begins. As of December 31, 1997, the Company had a backlog (unaudited) of $5.0 million compared to backlogs (unaudited) of $1.7 million and $9.2 million in 1996 and 1995, respectively.

     At December 31, 1997, the Company had working capital of $3.2 million. Management recognizes that the Company must recover its investment in existing contracts (see Note 3) and generate additional contract sales to maintain its current level of operations. Additionally, management is currently seeking additional sources of funding through debt or equity financing and consideration of other business transactions which would generate sufficient resources to assure continuation of the Company's operations.

     Management anticipates that it will be successful in recovering its investment in existing contracts (see Note 3) and obtaining sufficient contracts to enable the Company to continue normal operations; however, no assurances can be given that the Company will be successful in realizing sufficient new contract revenues or obtaining additional financing. If the Company is unable to recover its investment in existing contracts, obtain sufficient new contract revenue or financing, management will be required to reduce the Company's operations. On February 27, 1998, the Company's largest shareholder, Berjaya Lottery Management (H.K.) Ltd. ("Berjaya"), agreed to provide financial support, if and when necessary, to ensure the Company's operations continue for at least one year from December 31, 1997. The Company's ability to continue its ongoing operations on a long-term basis is dependent upon its ability to recover its investment in existing contracts, obtaining additional financing, securing additional new contracts and ultimately achieving a sustainable level of profit from operations.

     Principles of Consolidation -- The accompanying consolidating financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. All significant intercompany accounts and transactions are eliminated in consolidation.

     Revenue Recognition -- The Company recognizes long-term contract revenue on the percentage-of-completion method, based on contract costs incurred to date compared to total estimated contract costs. The effects of changes in contract cost estimates are recognized in the period they are determined. Estimated contract losses are fully charged to operations when identified. Revenues relating to the sale of certain assets, when the ultimate total collection is not reasonably assured, are being recorded under the cost recovery method. All other revenue is recorded on the basis of shipments of products or performance of services.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Depreciation -- Depreciation of equipment, furniture and fixtures is provided principally using the straight-line method over estimated useful lives of three to seven years.

     Computer Software Costs -- The Company has capitalized the costs of computer software incurred in the development of specific products, after technological feasibility has been established. The capitalized software costs are amortized using the greater of the amount computed using the ratio of current product revenue to estimated total product revenue or the straight-line method over the remaining estimated economic lives of the products (three years). Amortization expense totaled $688 thousand, $89 thousand and $510 thousand for the years ended December 31, 1997, 1996 and 1995, respectively. In 1997, the Company determined that software which had been capitalized in prior years had become impaired, and accordingly, took a charge for the remaining asset value of $457 thousand.

     Recent Accounting Pronouncements -- In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 130 establishes standards for reporting of comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 131 requires reporting certain information about operating segments in annual and interim period financial statements. Both standards were required to be adopted beginning January 1, 1998. The adoption of these standards is not expected to have a material effect on the Company's financial position or results of operations.

     Warranty Reserves -- Estimated expenses for warranty obligations are accrued as income is recognized on related contracts. The reserves are adjusted periodically to reflect actual experience.

     Foreign Currency -- The Company has contracts with certain customers that are denominated in foreign currencies, and related transaction gains and losses are recognized as a component of current operations. The consolidated accounts of the Company's Australian subsidiary have been translated from its functional currency, the Australian dollar. The effect of the exchange rate fluctuations between the U.S. dollar and the Australian dollar is recorded as a separate component of shareholders' equity. The Company's other foreign subsidiary uses the U.S. dollar as its functional currency and, accordingly, related translation gains and losses are recognized in current operations.

     Per Share Information -- Net loss per share is based on the weighted average number of shares outstanding during the year. The 1996 computation includes 840 thousand Company Common Shares which were issued in 1997, pursuant to a class action lawsuit settlement rendered by the court on June 17, 1996. In

1997, the Company adopted SFAS No. 128 "Earnings Per Share," which requires companies to present basic and diluted earnings per share. There was no impact to earnings per share from the adoption of SFAS No. 128 due to the Company's net loss position.

     Research and Development -- Engineering, research and development costs are expensed as incurred. Substantially all engineering, research and development expenses are related to new product development and designing significant improvements.

     Concentration of Credit Risk -- Accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts are primarily related to contracts with a few major customers. These amounts are payable in accordance with the terms of individual contracts and generally collateral is not required. Estimated credit losses are provided for in the financial statements. The Company conducts business in the Asia/Pacific region. Certain Asian countries are currently experiencing severe economic turmoil represented by depressed business conditions and volatility in local currencies. Any significant further decline in these economies and in the value of their currencies could have a material adverse effect on the Company.

     Cash and Cash Equivalents -- The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Included in cash and cash equivalents at December 31, 1997 and 1996 are investments in commercial paper totaling $1.0 and $2.3 million, respectively, which mature in January 1998 and January 1997, respectively. The estimated fair value of these investments approximate the amortized cost; therefore, there are no unrealized gains or losses as of December 31, 1997 or 1996.

     Stock Options -- As permitted, the Company has elected the disclosure only provisions of SFAS No. 123. Accordingly, the Company continues to follow Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Major Customers -- During 1997 approximately $7.4 million or 69% of the Company's revenues were derived from five customers. In 1996 and 1995 the amounts were $11.7 million or 70% from five customers and $13.1 million or 70% from six customers, respectively.

     Reclassifications -- Certain prior year balances have been reclassified to conform with the 1997 presentation.

 2. RELATED PARTY TRANSACTIONS

     The Company has entered into sales agreements to supply terminals, spares and services to entities in which the Company's largest shareholder, Berjaya, has a significant equity interest. Revenues related to these agreements totaled $0.8 million, $2.0 million and $3.5 million in 1997, 1996 and 1995, respectively. Included in accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts were $0.2 million and $0.5 million at December 31, 1997 and 1996 respectively, relating to these customers.

     During 1996 the Company entered into an agreement with Berjaya to purchase specific inventory on behalf of Berjaya to enable the Company to satisfy certain future potential orders in a timely manner. Title to the inventory purchased resides with Berjaya; therefore, no amounts are reflected in the consolidated balance sheet for inventory purchased on their behalf. Advances received in excess of inventory purchased aggregated approximately $146 thousand and $366 thousand and have been reflected as a related party liability in the accompanying consolidated balance sheet as of December 31, 1997 and 1996, respectively.

 3. CONTRACTS IN PROCESS

     The amounts by which total costs and estimated earnings exceeded or were less than billings on uncompleted contracts are as follows (in thousands):

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1997           1996
                                                              ----------     ----------
Costs incurred..............................................   $  9,696       $ 13,449
Estimated earnings..........................................      1,666          1,745
                                                               --------       --------
                                                                 11,362         15,194
Less: billings..............................................    (10,032)       (12,903)
                                                               --------       --------
                                                               $  1,330       $  2,291
Included in the accompanying consolidated balance sheets as
  follows:
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................   $  1,716       $  2,452
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................       (386)          (161)
                                                               --------       --------
                                                               $  1,330       $  2,291

 4. LOTTERY SERVICE AGREEMENTS

     The Company entered into contracts to provide lottery equipment and management of on-line lottery systems on a long-term basis in Papua New Guinea in 1992, the Russian Federation in 1993 and entered into a contract to provide lottery equipment in the United Kingdom in 1995.

     The Company committed lottery equipment costing approximately $2.8 million to its United Kingdom lottery service agreement in 1995. The Company agreed to provide a complete lottery system for a percentage of lottery revenues. In September 1996, it became apparent that an affiliate of the customer was unable to obtain the additional funding necessary for the project start-up and ongoing operations, and the Company recorded a $2.8 million charge to reflect a reserve for the project. The amount of the charge approximates the Company's tangible investment, previously carried on the balance sheet as "Investment in Lottery Service Contracts." The Company recovered part of its U.K. investment in 1997 through a sale of a system and terminals to Olympic Gold for $2.6 million.

     The Papua New Guinea lottery commenced operation in March 1993. In July 1995, the Company sold all interests in the Papua New Guinea lottery operation to the principal shareholders of the lottery licensee, for $175 thousand in cash and a note of $1.3 million to be paid in monthly installments of approximately $79 thousand per month for a period of 17 months commencing in September 1995. Additionally, the Company will receive a percentage of the annual gross lottery sales or an annual sum of $260 thousand, whichever is greater, for a period of five years, provided that the additional sums shall not exceed $3.0 million. The Company is accounting for the sale under the cost recovery method. The installment payments and the minimum percentage payments are secured by all lottery assets and certain personal guarantees. During 1997, the Company recognized approximately $419 thousand as a gain on the sale of the lottery service agreement. The amount reflects the aggregate amount of payments received under the sale agreement in excess of the Company's carrying amount of its investment in the lottery service agreement on the date of the sale. Under the cost recovery method, no amount of gain on the sale was recognized until the net investment in the lottery service agreement on the date of sale was recovered in 1996. At December 31, 1997, the Company has no investment remaining on its balance sheet as the proceeds from the sale have exceeded the net book value.

     Due to uncertainties which arose in November 1994 regarding the Russian lottery license process and the continued economic, political and legal instability in Russia, the Company recorded a provision of $7.6 million to write down the assets to estimated net realizable value with respect to the Russian lottery investment. Subsequently, the Company terminated its Russian lottery project in November 1995. In 1995, the Company incurred $2.8 million in costs toward its Russian lottery project, including the write-off of costs related to a reduction in its Russian work force and future costs to liquidate the operation.

 5. INDUSTRY SEGMENT AND GEOGRAPHICAL DATA

     The Company operates in one industry segment which includes totalizator and lottery systems. The Company has an Australian subsidiary, International Lottery & Totalizator Systems Australia Pty., Ltd., and a United Kingdom subsidiary, International Lottery & Totalizator Systems (U.K.) Ltd.

     Sales between geographic areas are generally priced to recover material costs plus an appropriate markup. Revenue by major customers is as follows (in thousands):

                  CUSTOMER LOCATION                      1997       1996       1995
                  -----------------                     -------    -------    -------
Ukraine...............................................  $ 2,600         --         --
Malaysia..............................................  $ 2,000         --    $ 2,300
Australia*............................................  $ 1,700    $ 2,000    $ 4,400
Sweden................................................  $ 1,400    $ 4,300    $ 2,700
Hong Kong.............................................  $   400    $ 2,400    $   600
Philippines...........................................  $   400    $   900    $ 2,900
All other.............................................  $ 2,300    $ 7,000    $ 5,700
                                                        -------    -------    -------
          Total.......................................  $10,800    $16,600    $18,600

---------------
* Different customer in 1995 as compared to 1997 and 1996.

 6. LEASES

     The Company leases its facilities under operating lease agreements which expire at various dates through October 2001. Certain lease agreements provide for increases in minimum annual rent based on increases in various market indices. Also, the Company has the option to renew the lease on its U.S. facility for one additional ten-year term. Rent expense for the years ended December 31, 1997, 1996, and 1995 was $595 thousand, $605 thousand and $674 thousand, respectively. Minimum future obligations for these leases are as follows (in thousands): 1998 -- $634; 1999 -- $606; 2000 -- $365; 2001 -- $79.

 7. INCOME TAXES

     The provision for income taxes of $80 thousand in 1997 and $92 thousand in 1996 primarily relates to income earned by the Company's Australian subsidiary. The following is a reconciliation of the actual tax provision to the expected tax benefit computed by applying the statutory federal income tax rate to the loss before provision for income taxes (in thousands):

                                                          YEARS ENDED DECEMBER 31,
                                                        -----------------------------
                                                         1997       1996       1995
                                                        -------    -------    -------
Expected federal income tax benefit at statutory
  rate................................................  $(1,932)   $(1,892)   $(4,715)
U.S. and foreign net operating losses -- no benefit...    1,932      1,892      4,715
Other, net............................................       79         92         --
Provision for income taxes............................  $    79    $    92         --

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. The components of the Company's deferred tax liabilities and assets are as follows (in thousands):

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1997        1996
                                                              --------    --------
Deferred tax liabilities:
Computer software costs.....................................  $    310    $    310
                                                              --------    --------
          Total deferred tax liabilities....................       310         310
Deferred tax assets:
Installment sale PNG........................................     1,152       1,209
Reserves against investment in lottery service agreements...     1,203       1,401
Reserves and accruals.......................................     2,151       1,514
Rent expense................................................       115         177
Employee benefits...........................................        69          88
Patent expense..............................................        28          31
Net operating loss and credit carryforwards.................    19,120      17,589
Other.......................................................       131          29
                                                              --------    --------
          Total deferred tax assets.........................    23,969      22,038
Net deferred tax assets.....................................    23,660      21,728
Valuation allowance.........................................   (23,660)    (21,728)
Net deferred taxes..........................................  $      0    $      0

     The Company has federal and California net operating losses of approximately $51 million and $22 million, respectively, which will begin to expire in 2008 and 1998, respectively, unless previously utilized. The difference between the federal and California net operating loss carryforwards relates primarily to California's statutory 50% annual reduction rule.

     The Company also has federal general business credit carryforwards of approximately of $588 thousand, which begin to expire in 2002.

     Pursuant to the Tax Reform Act of 1986, use of the Company's business credit and net operating loss carryforwards may be limited if a cumulative change in ownership of more than 50% occurs within any three-year period.

 8. EMPLOYEE STOCK BONUS PLAN

     The Company has an employee stock bonus plan, commonly referred to as a 401(k) plan, qualified under the Internal Revenue Code, in which all eligible employees, as defined in the Internal Revenue Code, may elect to participate. Under the Plan, employees may voluntarily make tax-deferred contributions of up to 15% of their compensation to a trust which provides the participant with various investment alternatives. In addition, the Company, at the discretion of the Board of Directors, may contribute an amount of Company stock for each fiscal year which does not exceed 5% of the annual compensation of all participants in the Plan. Company contributions charged to operations were $82 thousand, $82 thousand and $198 thousand in 1997, 1996 and 1995, respectively.

 9. STOCK OPTION PLANS

     The Company has three current employee stock option plans and a directors option plan whereby options to purchase 2.7 million and 400 thousand shares, respectively, of the Company's common stock may be granted. Options granted have five to ten year terms that vest and become fully exercisable four to five years from the date of grant.

     Pro forma information regarding net loss and net loss per share is required by SFAS No. 123, and has been determined as if the Company has accounted for its employee stock options under the fair value method of SFAS No. 123. The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 1997 and 1996, respectively: risk-free interest rates of 5.3% - 5.9% and 5.4% - 6.0%, respectively; dividend yields of 0% in both 1997 and 1996; volatility factors of the expected market price of the Company's common stock of 1.2 for both 1997 and 1996; and a weighted-average life of the option of 7.21 years for both 1997 and 1996.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The effects of applying SFAS No. 123 for pro forma disclosure purposes are not likely to be representative of the effects on pro forma net loss in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1995. The Company's pro forma information follows (in thousands, except per share amounts):

                                                               1997      1996
                                                              -------   -------
Pro forma net loss..........................................  $(6,204)  $(5,645)
Pro forma loss per share....................................  $ (0.34)  $ (0.32)

     A summary of the Company's stock option activity, and related information for the years ended December 31 follows (options in thousands):

                                                               YEARS ENDED DECEMBER 31,
                                                               ------------------------
                                                   1997                  1996                  1995
                                            -------------------   -------------------   -------------------
                                                      WEIGHTED-             WEIGHTED-             WEIGHTED-
                                                       AVERAGE               AVERAGE               AVERAGE
                                                      EXERCISE              EXERCISE              EXERCISE
                                            OPTIONS     PRICE     OPTIONS     PRICE     OPTIONS     PRICE
                                            -------   ---------   -------   ---------   -------   ---------
Outstanding -- beginning of year..........   1,501      $5.74      1,325      $7.28      1,351      $7.50
Granted...................................     480      $1.33        320      $1.22         75      $2.28
Exercised.................................     (11)     $1.38         --         --        (12)     $1.87
Cancelled.................................    (491)     $6.09       (144)     $9.86        (89)     $7.16
Outstanding -- end of year................   1,479      $4.13      1,501      $5.74      1,325      $7.28
Exercisable at end of year................     857      $6.22      1,007      $6.95        931      $7.35
Weighted-average fair value of options
  granted during the year.................              $1.33                 $1.22                 $2.28

     Exercise prices for options outstanding as of December 31, 1997 ranged from $1.03 to $15.75. The weighted-average remaining contractual life of those options is approximately 6 years.

     At December 31, 1997, options for 1,225,332 shares were available for future grant.

     The following table summarizes information about stock options at December 31, 1997 (shares in thousands):

                                          OUTSTANDING STOCK OPTIONS           EXERCISABLE STOCK OPTIONS
                                          -------------------------   ------------------------------------------
                                              WEIGHTED-AVERAGE                                      WEIGHTED-
                                                  REMAINING           WEIGHTED-AVERAGE               AVERAGE
   RANGE OF EXERCISE PRICES      SHARES       CONTRACTUAL LIFE         EXERCISE PRICE    SHARES   EXERCISE PRICE
   ------------------------      ------   -------------------------   ----------------   ------   --------------
$1.0310 to $1.2813.............   398            8.50 years               $ 1.1857         58        $ 1.0311
$1.2815 to $1.5620.............   320            6.79 years               $ 1.4218         69        $ 1.4141
$2.2188 to $3.0000.............   357            3.07 years               $ 2.6591        336        $ 2.6383
$3.6250 to $11.500.............   249            3.55 years               $ 7.7494        239        $ 7.7076
$15.7500 to $15.7500...........   155            3.12 years               $15.7500        155        $15.7500

10. SALE OF SUBSIDIARY

     On March 31, 1993, the Company sold its subsidiary, McKinnie & Associates, Inc. to Shreveport Acquisition for cash and a note. During 1997, the Company negotiated and received a final settlement of the remaining balance due on the note and recorded a gain of $438 thousand from receipts during the year.

11. LITIGATION

     In 1994, shareholders of the Company filed class action lawsuits against the Company and several of its officers and directors. Those actions were consolidated in the United States District Court for the Southern District of California. Plaintiffs contended that during the class period (June 22, 1993 through June 21, 1994) the Company and the individual defendants made a series of public statements that failed to disclose adverse information about the Company's lottery service contracts, that these purported nondisclosures artificially inflated the price of the Company's stock, and that those purchasers who acquired their shares in reliance on the integrity of the market suffered damages as a result. On June 17, 1996, the court entered a judgment of a cash payment to the class shareholders and 1.2 million shares of authorized but unissued common stock of the Company, of which, 360 thousand shares were issued in September 1996 and 840 thousand shares were issued in 1997. Such shares were included in the calculation of earnings per share for the year ended December 31, 1996. The estimated settlement was accrued as of September 30, 1995 and an adjustment of approximately $1.2 million was recorded during the three months ended June 30, 1996 to reduce the accrual to the actual settlement amount, valued as of the judgment date.

     In November, 1995, Mr. James Walters, the former chairman and president of the Company, filed an action in the San Diego County Superior Court against the Company, its current president, Frederick A. Brunn, a publishing company and an author alleging that certain statements in a magazine article were slander per se by ILTS and Brunn and libel by the publishing company and the author, and that Mr. Walters suffered an invasion of privacy by all defendants. In addition, Walters alleged that erroneous information in the Company's 1995 Proxy Statement resulted in two other magazine articles publishing allegedly incorrect information. Mr. Walters seeks general and special damages of $9 million and punitive damages. On November 1, 1996, the San Diego County Superior Court entered a summary judgment in favor of the Company. Mr. Walters has filed an appeal with the California appellate court. Oral argument on the appeal was held on September 16, 1998 but a decision has not been rendered. Management, based on the advice of counsel, believes that the outcome of this case will not result in any liability to the Company. Accordingly, no provision for any liability that may result has been included in the consolidated financial statements.

     The Company is also subject to other legal proceedings and claims that arise in the normal course of business. While the outcome of these proceedings and claims cannot be predicted with certainty, management does not believe that the outcome of any of these matters will have a material adverse effect on the Company's consolidated financial position or results of operations.

                HISTORICAL FINANCIAL INFORMATION OF THE COMPANY

          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                        THREE MONTHS ENDED     SIX MONTHS ENDED
                                                             JUNE 30,              JUNE 30,
                                                        ------------------    ------------------
                                                         1998       1997       1998       1997
                                                        -------    -------    -------    -------
Revenues:
Sales of products.....................................  $2,349     $3,386     $ 3,650    $ 5,110
Services..............................................     568        600       1,093      1,250
                                                        ------     ------     -------    -------
Total revenues........................................   2,917      3,986       4,743      6,360
Costs of revenues:
Cost of sales of products.............................   1,078      1,856       2,230      3,401
Cost of services......................................     436        428         815        831
                                                        ------     ------     -------    -------
Total costs of revenues...............................   1,514      2,284       3,045      4,232
                                                        ------     ------     -------    -------
Gross profit..........................................   1,403      1,702       1,698      2,128
Engineering, research and development.................     459        312         998        638
Selling, general and administrative...................   1,719      1,496       3,014      3,344
                                                        ------     ------     -------    -------
Loss from operations..................................    (775)      (106)     (2,314)    (1,854)
Other income and (expense), net.......................     160        118         175        304
                                                        ------     ------     -------    -------
Net income (loss).....................................  $ (615)    $   12     $(2,139)   $(1,550)
                                                        ======     ======     =======    =======
Other comprehensive income:
Foreign currency translation adjustments..............       0        (67)        285       (203)
                                                        ------     ------     -------    -------
Comprehensive loss....................................  $ (615)    $  (55)    $(1,854)   $(1,753)
                                                        ======     ======     =======    =======
Net income (loss) per share -- basic and diluted......  $(0.10)    $ 0.00     $ (0.31)   $ (0.29)
                                                        ======     ======     =======    =======
Number of shares used in computation of net loss per
  share -- basic and diluted..........................   6,009      6,009       6,009      6,009
                                                        ======     ======     =======    =======

Note: The number of shares used in the computation of per share amounts has been adjusted to reflect the three for one reverse stock split which was effective June 12, 1998.

                            See accompanying notes.

                HISTORICAL FINANCIAL INFORMATION OF THE COMPANY

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                             (THOUSANDS OF DOLLARS)

                                     ASSETS

                                                                JUNE 30,      DECEMBER 31,
                                                                  1998            1997
                                                              ------------    ------------
                                                              (UNAUDITED)        (NOTE)
Current assets:
Cash and cash equivalents...................................    $    778        $  2,371
Accounts receivable, net of allowance.......................       1,198           1,040
Costs and estimated earnings in excess of billings on
  uncompleted contracts.....................................         742           1,716
Inventories, at lower of cost (first-in, first-out method)
  or market.................................................       3,318           2,544
Other current assets........................................         197             111
                                                                --------        --------
Total current assets........................................       6,233           7,782
Equipment, furniture and fixtures, net......................         746             802
Other.......................................................          77              78
                                                                --------        --------
          Total assets......................................    $  7,056        $  8,662
                                                                ========        ========

                           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable............................................    $  1,226        $    575
Billings in excess of costs and estimated earnings on
  uncompleted contracts.....................................         973             386
Accrued payroll and related taxes...........................       1,013             839
Related party liability.....................................         130             146
Other current liabilities...................................       1,476           2,624
                                                                --------        --------
Total current liabilities...................................       4,818           4,570
Shareholders' equity:
Common shares; no par value: authorized shares
  50,000,000 -- issued and outstanding shares 6,009,183.....      51,103          51,103
Accumulated deficit.........................................     (48,798)        (46,659)
Foreign currency translation adjustment.....................         (67)           (352)
                                                                --------        --------
Total shareholders' equity..................................       2,238           4,092
                                                                --------        --------
Total liabilities and shareholders' equity..................    $  7,056        $  8,662
                                                                ========        ========

Note: The balance sheet at December 31, 1997 has been derived from the audited financial statements at that date, but do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

                            See accompanying notes.

                HISTORICAL FINANCIAL INFORMATION OF THE COMPANY

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                             (THOUSANDS OF DOLLARS)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              ------------------
                                                               1998       1997
                                                              -------    -------
Cash flows from operating activities:
Net (loss)..................................................  $(2,139)   $(1,550)
Adjustments to reconcile net (loss) to net cash used for
  operating activities:
Depreciation and amortization...............................      172        346
Changes in assets and liabilities:
Accounts receivable.........................................     (158)       461
Costs and estimated earnings in excess of billings on
  uncompleted contracts.....................................      974        446
Inventories.................................................     (774)       422
Accounts payable............................................      651       (270)
Billings in excess of costs and estimated earnings on
  uncompleted contacts......................................      587        182
Accrued payroll and related taxes...........................      174          3
Other.......................................................   (1,330)      (240)
                                                              -------    -------
Net cash used for operating activities......................   (1,843)      (200)
                                                              -------    -------
Cash flows from investing activities:
Lottery service agreement sale proceeds and advance
  repayments................................................       80        239
Additions to equipment......................................     (130)       (35)
Proceeds from sale of subsidiary............................       --         90
Other.......................................................       15        (21)
                                                              -------    -------
Net cash used for investing activities......................      (35)       273
                                                              -------    -------
Effect of exchange rate changes on cash.....................      285       (203)
                                                              -------    -------
Decrease in cash and cash equivalents.......................   (1,593)      (130)
Cash and cash equivalents at beginning of period............    2,371      5,387
                                                              -------    -------
Cash and cash equivalents at end of period..................  $   778    $ 5,257
                                                              =======    =======

                            See accompanying notes.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                 JUNE 30, 1998
                             (THOUSANDS OF DOLLARS)

     1. The accompanying condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles and with the instructions to Form 10-Q and Article 10 of Regulation S-X. In the opinion of management, all adjustments (consisting only of normal recurring adjustments), considered necessary for a fair presentation of the financial condition, results of operations and comprehensive income and cash flows for such periods have been included.

     The accompanying condensed consolidated financial statements do not include certain footnotes and financial presentations normally required under generally accepted accounting principles and, therefore, should be read in conjunction with the audited financial statements incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 as included in the Company's Annual Report to Shareholders for the year ended December 31, 1997.

     The Company's consolidated financial statements were prepared on a continuing operations basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company incurred net losses of $13,869, $5,498 and $5,938 in 1995, 1996 and 1997, respectively, while revenues decreased from $18,641 in 1995 to $10,826 in 1997. During the six months ended June 30, 1998, revenues were $4,743 and the Company incurred a net loss of $2,139. The Company is largely dependent upon significant contracts for its revenue, which typically include a deposit upon contract signing and up to three months lead-time before delivery of hardware begins. At June 30, 1998, the Company has a backlog of $6,535 compared to backlog of $4,988 at December 31, 1997.

     At June 30, 1998, the Company had working capital of $1,415. Management recognizes that the Company must recover its investment in existing contracts and generate additional contract sales to maintain its current level of operations. Additionally, management is currently seeking additional sources of funding through debt or equity financing and consideration of other business transactions, including the proposed acquisition of a controlling interest in Prime Gaming Philippines Inc., which management believes should generate sufficient resources to assure continuation of the Company's operations.

     Management anticipates that it will be successful in recovering its investment in existing contracts and obtaining sufficient contracts to enable the Company to continue normal operations; however, no assurances can be given that the Company will be successful in realizing sufficient new contract revenues or obtaining additional financing. If the Company is unable to recover its investment in existing contracts, obtain sufficient new contract revenue or financing, management will be required to reduce the Company's operations. On February 27, 1998, the Company's largest shareholder, Berjaya Lottery Management H.K. Ltd. ("Berjaya"), agreed to provide financial support if and when necessary to ensure that the Company's operations continue for at least one year from December 31, 1997. The Company's ability to continue its on-going operations on a long-term basis is dependent upon its ability to recover its investment in existing contracts, obtain additional financing, secure additional new contracts, and ultimately achieve a sustainable level of profit from operations.

     2. The results of operations for the interim periods shown in this report are not necessarily indicative of the results to be expected for the full year.

     3. Inventories -- The inventory balance at June 30, 1998 and December 31, 1997 is composed entirely of raw materials and work in process.

     4. In July 1995, the Company sold all interests in its Papua New Guinea lottery operation to the principal shareholders of the lottery licensee for $175 in cash, a note of $1,300 and certain minimum percentage payments. The Company is accounting for the sale under the cost recovery method. At June 30, 1998, the Company's basis in this asset is zero and all future payments received will be recognized as a gain upon receipt. The installment payments and certain minimum percentage payments are secured by the lottery assets and certain personal guarantees. During the six months ended June 30, 1998 and 1997, payments

  NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (UNAUDITED)
                                 JUNE 30, 1998
                             (THOUSANDS OF DOLLARS)

aggregating $80 and $239, respectively, were received and recognized as other income. As of June 30, 1998, future payments expected to be received aggregate approximately $620.

     5. On June 19, 1998, the Company signed an agreement with Berjaya, pursuant to which the Company would acquire a controlling interest in Prime Gaming Philippines Inc. ("Prime") from Berjaya and/or current Prime shareholders in exchange for the issuance of the Company's common stock. Under the proposed transaction the Company would issue approximately 9.5 million new Company Common Shares to Berjaya and/or other current Prime shareholders in exchange for a 52.25% interest in Prime.

     The Company's Common Shares to be issued in the transaction would represent approximately 61% of the Company's outstanding shares upon completion of the transaction. In the event that the other current Prime shareholders assign their interest in the transaction to Berjaya, Berjaya's percentage ownership of the Company would then increase from its present 38.1% to 76.0%. If none of the current Prime shareholders assign their interest in the transaction to Berjaya, Berjaya's percentage ownership of the Company would be 39.1%.

     The proposed transaction is subject to satisfaction of customary closing conditions, including approval of the transaction by the Company's shareholders, the shareholders of Berjaya Group Berhad (the parent of Berjaya) and completion of due diligence. Subject to these conditions, the transaction is expected to close in late September or October immediately following the Company's shareholder approval at a special shareholders meeting.

     6. Orders received subsequent to June 30, 1998 include a $1.0 million terminal order from PGMC, a $1.5 million contract from the Hong Kong Jockey Club and approximately $1.0 million from a new customer to ILTS, the Singapore Turf Club.

     7. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     8. On June 12, 1998, a three for one reverse stock split was effected, as approved by the Company's shareholders at the Annual Meeting on June 1, 1998. This action was initiated in order to increase the stock price of the Company Common Shares to a level above the $1.00 minimum bid price requirement for its Nasdaq listing. The number of authorized Company Common Shares at 50,000,000.

     9. On January 1, 1998 the Company adopted SFAS No. 130, "Reporting Comprehensive Income." The effect of the implementation was to show the change in the foreign currency translation adjustment in shareholders' equity as a component of the statement of operations and comprehensive income. All prior periods were restated to conform with the implementation of SFAS No. 130.

     10. In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which is required to be adopted for the fiscal quarter beginning after June 15, 1999. At this time, the Company has not entered into any derivative instruments or hedging activities.

     11. In March 1998, the Accounting Standards Executive Committee (AcSEC) issued AICPA Statement of Position (SOP) 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use." This statement provides guidance on accounting for the costs of computer software developed or obtained for internal use and identifies characteristics of internal use software and provides assistance in determining when computer software is for internal use. SOP 98-1 is effective for fiscal years beginning after

  NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (UNAUDITED)
                                 JUNE 30, 1998
                             (THOUSANDS OF DOLLARS)

December 15, 1998, with earlier application permitted. The Company has not yet determined what impact, if any, the adoption of SOP 98-1 will have on the Company's consolidated financial statements, results of operations, or related disclosures thereto.

     12. In April 1998, the Accounting Standards Executive Committee (AcSEC) issued AICPA Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities." This statement provides guidance on financial reporting of start-up costs and organization costs and requires that such costs of start-up activities be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998, with earlier application permitted. The Company has not yet determined what impact, if any, the adoption of SOP 98-5 will have on the Company's consolidated financial statements, results of operations, or related disclosures thereto.

                    PHILIPPINE GAMING MANAGEMENT CORPORATION

                            SELECTED FINANCIAL DATA
    AS OF AND FOR THE YEARS ENDED APRIL 30, 1998, 1997, 1996, 1995* AND 1994
                (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                             1998       1997       1996       1995       1994
                                            -------    -------    -------    -------    ------
Revenues..................................  $ 7,580    $ 6,538    $ 7,438    $   605    $   --
Net income (loss).........................    1,041        866        695       (106)       --
Earnings (loss) per share.................     4.17       3.46       2.78      (0.42)       --
Cash and cash equivalents.................    3,881      3,171      2,405        225       178
Total assets..............................   13,014     16,941     17,198     12,726     2,041
Stockholders' equity......................    2,578      2,569      1,720      1,036       916
Depreciation expense......................    1,147      1,263        871        174         8
Amortization of preoperating expenses.....      345        448        458         94        --

---------------
* The Company was incorporated on April 14, 1993 and started commercial operations in February 1995.

                    PHILIPPINE GAMING MANAGEMENT CORPORATION

         STATEMENTS OF OPERATIONS AND UNAPPROPRIATED RETAINED EARNINGS
               FOR THE YEARS ENDED APRIL 30, 1998, 1997, AND 1996
             (THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                               1998       1997      1996
                                                              -------    ------    ------
Revenues (Note 9)...........................................  $ 7,580    $6,538    $7,438
Expenses (Note 7 and 10)....................................    6,137     5,314     6,407
                                                              -------    ------    ------
Income before income tax....................................    1,443     1,224     1,031
                                                              -------    ------    ------
Provision for income tax (Note 9)
  Current...................................................      546       392       362
  Deferred..................................................     (144)      (34)      (26)
                                                              -------    ------    ------
                                                                  402       358       336
                                                              -------    ------    ------
Net income..................................................    1,041       866       695
                                                              -------    ------    ------
Unappropriated retained earnings at beginning of year.......    1,628       762        67
  Appropriated for acquisition of lottery equipment (Note
     11)....................................................   (1,027)       --        --
                                                              -------    ------    ------
                                                                  601       762        67
                                                              -------    ------    ------
Unappropriated retained earnings at end of year.............  $ 1,642    $1,628    $  762
                                                              =======    ======    ======

                       See Notes to Financial Statements.

                    PHILIPPINE GAMING MANAGEMENT CORPORATION

                                 BALANCE SHEETS
                            APRIL 30, 1998 AND 1997
                          (THOUSANDS OF U.S. DOLLARS)

                                     ASSETS

                                                               1998       1997
                                                              -------    -------
Current assets:
Cash and cash equivalents (Note 3)..........................  $ 3,881    $ 3,171
Receivables:
Trade.......................................................      710        994
Others......................................................    1,178        610
Prepaid expenses and other current assets...................      311        750
Advances to an affiliate (Note 6)...........................      404        108
Deferred income tax asset (Note 9)..........................       47         --
                                                              -------    -------
          Total Current Assets..............................    6,531      5,633
                                                              -------    -------
Property and equipment -- net (Note 4)......................    4,933      8,577
                                                              -------    -------
Other assets
Preoperating expenses -- net (Note 1).......................    1,408      2,583
Others......................................................      142        148
                                                              -------    -------
                                                                1,550      2,731
                                                              -------    -------
          Total Assets......................................  $13,014    $16,941
                                                              =======    =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses.......................  $   450    $   342
Income Tax Payable..........................................      419         31
Advances from a stockholder (Notes 6 and 10)................    9,490     13,473
Deferred income tax liability (Note 9)......................       --         76
Loans payable (Note 5)......................................       --        450
                                                              -------    -------
          Total Current Liabilities.........................   10,359     14,372
                                                              -------    -------
Estimated liability for retirement benefits.................       77         --
                                                              -------    -------
Commitments and contingencies
Stockholders' equity:
  Capital stock -- $3.71 par value
     Authorized  -- 1,000,000 shares
     Issued and outstanding -- 250,000 shares...............      927        927
  Accumulated translation adjustment (Note 2)...............   (1,018)        14
  Retained earnings (Note 11)
     Appropriated for acquisition for lottery equipment.....    1,027         --
     Unappropriated.........................................    1,642      1,628
                                                              -------    -------
                                                                2,578      2,569
                                                              -------    -------
          Total Liabilities and Stockholders' Equity........  $13,014    $16,941
                                                              =======    =======

                       See Notes to Financial Statements.

                    PHILIPPINE GAMING MANAGEMENT CORPORATION

                            STATEMENTS OF CASH FLOWS
               FOR THE YEARS ENDED APRIL 30, 1998, 1997 AND 1996
                          (THOUSANDS OF U.S. DOLLARS)

                                                               1998       1997      1996
                                                              -------    ------    -------
Cash flows from operating activities
  Net income (loss).........................................  $ 1,041    $  866    $   695
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Depreciation...........................................    1,147     1,263        871
     Amortization of preoperating expenses..................      345       448        458
     Loss (gain) on disposal of property and equipment......       --        --         (3)
     Provision for retirement benefits......................       77        --         --
     Provision for deferred income tax......................     (144)      (34)       (27)
     Net changes in operating assets and liabilities:
       Decrease (increase) in:
          Receivables.......................................     (976)       56     (1,055)
          Prepaid expenses and other current assets.........      216        57        (48)
       Increase (decrease) in:
          Accounts payable and accrued expenses.............      263      (948)      (543)
          Income tax payable................................      468      (238)       272
                                                              -------    ------    -------
Net Cash Provided by (Used in) Operating Activities.........    2,437     1,470        620
                                                              -------    ------    -------
Cash flows from investing activities
  Acquisitions of property and equipment....................     (306)     (742)    (2,675)
  Proceeds from disposal of property and equipment..........       --        13         58
  Increase (decrease) in refundable deposits................      (23)      (73)        13
                                                              -------    ------    -------
Net Cash Provided by (Used in) Investing Activities.........     (329)     (802)    (2,604)
                                                              -------    ------    -------
Cash flows from financing activities
  Advances from (payments to) a stockholder.................      724       128      3,826
  Advances to (collections from) an affiliate...............     (391)     (108)        --
  Proceeds from loans.......................................    1,527        99        356
  Payments of loans.........................................   (1,875)       --         --
                                                              -------    ------    -------
Net Cash Provided by (Used in) Financing Activities.........      (15)      119      4,182
                                                              -------    ------    -------
Accumulated translation adjustment..........................   (1,383)      (21)       (17)
                                                              -------    ------    -------
Net increase in cash and short-term cash investments........      710       766      2,181
Cash and short-term cash investments at beginning of year...    3,171     2,405        224
                                                              -------    ------    -------
Cash and short-term cash investments at end of year.........  $ 3,881    $3,171    $ 2,405
                                                              =======    ======    =======

Supplemental Information:
     Cash payments for income taxes amounted to US $335 and US $56 in 1997 and 1996, respectively.

                       See Notes to Financial Statements.

                    PHILIPPINE GAMING MANAGEMENT CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                         (IN THOUSANDS OF U.S. DOLLARS)

 1. OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Philippine Gaming Management Corporation ("PGMC") was incorporated on April 14, 1993 as a Philippine corporation owned 60% by Filipinos and 40% by foreigners. It started commercial operations in February 1995.

     Income Recognition -- Revenue from the lease of lottery equipment is recognized as this is earned based on a percentage of gross receipts from lottery ticket sales, net of income taxes.

     Cash and Cash Equivalents -- All highly liquid instruments purchased with a maturity of three months or less from the date of acquisition are considered short-term cash investments.

     Property and Equipment and Depreciation -- Property and equipment are carried at cost net of accumulated depreciation. Computers and other lottery equipment for lease are depreciated over eight years or the remaining term of the contract with Philippine Charity Sweepstakes Office ("PCSO"), whichever is shorter. Depreciation on all other properties is computed using the straight-line method over the estimated useful lives of the properties ranging from two to five years.

     Preoperating Expenses -- All expenses incurred prior to the start of commercial operations had been capitalized (included in Other Assets in the balance sheets) and are amortized over an expected period of eight years from the start of commercial operations until year 2003.

     Foreign Exchange Transactions -- Foreign currency assets and liabilities are stated in the accounts at the exchange rate prevailing at the end of the year. Exchange differences arising from reporting foreign currency items at rates different from those at which they were previously recorded are charged or credited to operations.

     Income Taxes -- PGMC accounts for income taxes using the asset and liability method prescribed by Statement of Financial Accounting Standards
(SFAS) No. 109, "Accounting for Income Taxes."

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Recent Accounting Pronouncements -- In April 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-5, "Reporting the Costs of Start-up Activities." The SOP is effective for fiscal years beginning after December 15, 1998, and requires that start-up costs, which include preoperating expenses, capitalized prior to that date be written off and any future start-up costs be expensed as incurred. The unamortized balance of preoperating expenses ($1,408 as of April 30, 1998) will be written off as a cumulative effect of an accounting change for the period beginning May 1, 1998. PGMC estimates that the impact of adopting this SOP will result in a reduction of 1999 net earnings by approximately $700.

     On January 1, 1998 the Financial Accounting Standards Board (FASB) issued SFAS No. 130, "Reporting Comprehensive Income." This pronouncement is effective for fiscal years beginning after December 15, 1997. The effect of the future implementation of this accounting pronouncement will be to show the change in the foreign currency translation adjustment in stockholders' equity as a component of the statement of operations and comprehensive income. PGMC will adopt SFAS No. 130 for the fiscal year beginning May 1, 1998.

     In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which is required to be adopted for the fiscal quarter

                    PHILIPPINE GAMING MANAGEMENT CORPORATION

                         (IN THOUSANDS OF U.S. DOLLARS)

beginning after June 15, 1999. At this time, the PGMC has not entered into any derivative instruments or hedging activities.

     In March 1998, the Accounting Standards Executive Committee (AcSEC) issued AICPA Statement of Position (SOP) 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use." This statement provides guidance on accounting for the costs of computer software developed or obtained for internal use and identifies characteristics of internal use software and provides assistance in determining when computer software is for internal use. SOP 98-1 is effective for fiscal years beginning after December 15, 1998, with earlier application permitted. PGMC has not yet determined what impact, if any, the adoption of SOP 98-1 will have on PGMC's consolidated financial statements, results of operations, or related disclosures thereto.

 2. TRANSLATION OF PHILIPPINE PESO STATEMENTS TO U.S. DOLLAR STATEMENTS

     The translation of Philippine peso ("Ppo") amounts into U.S. dollar amounts uses approximate rates of exchange as of April 30, 1998, 1997 and 1996, except for capital stock and retained earnings which were translated at historical rates, and income and expense amounts which were translated at the approximate average translation rates during the years. The exchange difference resulting from the translation of the opening balance of the Stockholders' Equity at an exchange rate different from that at which it was previously reported is shown as Accumulated Translation Adjustment in the Stockholders' Equity section of the balance sheets. Such translated financial statements have been prepared solely for the use by a prospective investor, International Lottery & Totalizator Systems, Inc., in PGMC and should not be considered relevant for any other purpose.

 3. CASH AND CASH EQUIVALENTS

     This account includes time deposits amounting to $3,698 and $3,102 in 1998 and 1997, respectively.

 4. PROPERTY AND EQUIPMENT

     Property and Equipment consists of:

                                                             1998      1997
                                                            ------    -------
Computers and other lottery equipment for lease...........  $6,688    $ 9,847
Transportation equipment..................................     364        490
Office furniture, fixtures and equipment..................     175        251
Leasehold improvements....................................     171        251
Communications equipment..................................      17         25
                                                            ------    -------
                                                             7,415     10,864
Less accumulated depreciation.............................   2,482      2,287
                                                            ------    -------
                                                            $4,933    $ 8,577
                                                            ======    =======

 5. LOANS PAYABLE

     This account represents short-term loan availments from a credit facility amounting to about $1.9 million (equivalent to Ppo50 million) granted by a local bank. The loans bear interest at prevailing market rates and are unsecured.

                    PHILIPPINE GAMING MANAGEMENT CORPORATION

                         (IN THOUSANDS OF U.S. DOLLARS)

 6. RELATED PARTY TRANSACTIONS

     In the normal course of business, PGMC grants both interest and noninterest bearing cash advances to an affiliated company which are due on demand. The interest bearing advances bear interest at prevailing market rates.

     Advances from a stockholder represents cash advances in U.S. dollars (including accrued interest) from, a majority stockholder (see Note 12), which were used to finance PGMC's working capital requirements. These advances bear interest at rates agreed upon by the parties. Interest expenses on these advances amount to $1,427, $1,553 and $2,949 in 1998, 1997 and 1996, respectively.

 7. CONTRACT OF LEASE WITH PHILIPPINE CHARITY SWEEPSTAKES OFFICE

     On January 25, 1995, PGMC entered into an Equipment Lease Agreement ("ELA") with Philippine Charity Sweepstakes Office ("PCSO") covering the lease of PGMC's on-line lottery equipment to PCSO for a period of eight years under certain conditions. Under the agreement, PGMC is entitled to a rental fee based on the gross amount of ticket sales from all of PCSO's on-line lottery operations in the Luzon group of islands. Substantially all revenues of PGMC are derived from the contract of lease with the PCSO.

     On December 1, 1995, PGMC also entered into an agreement with PCSO whereby PGMC agreed to provide maintenance and repair services on the equipment under ELA, and for additional equipment for which such services are ordered by PCSO at the agreed locations. Under the agreement, PGMC is entitled to a fee based on the gross amount of ticket sales from all of PCSO's on-line lottery operations. This agreement will run concurrently with the ELA. Any extension or termination in ELA by the PCSO will have a similar effect on this agreement.

 8. LEASE OF PREMISES

     PGMC leases its office spaces and warehouse under lease agreements which expire at various dates between 1995 to 1999. Some of the lease agreements provide for annual escalation in rental rates. The lease agreements provide for renewal options upon mutual consent of both parties. Rental expense arising from these leases amounted to $222 in 1998, $274 in 1997 and $347 in 1996. The minimum annual rental for 1999 covered under these lease agreements amount to $218.

 9. INCOME TAXES

     The significant components of the PGMC's deferred income tax and their tax effects as of April 30 are as follows:

                                                              1998    1997
                                                              ----    -----
Included in Current Assets (Liabilities):
  Unrealized foreign exchange loss..........................  $132    $  61
  Unrealized foreign exchange gain..........................   (85)    (137)
                                                              ----    -----
                                                              $ 47    $ (76)
                                                              ====    =====

                    PHILIPPINE GAMING MANAGEMENT CORPORATION

                         (IN THOUSANDS OF U.S. DOLLARS)

     The reconciliation of income tax on pretax income, computed using the statutory tax rate of 34% on the last four months and 35% on the first eight months for the year ended April 30, 1998 and 35% for the years ended April 30, 1997 and 1996, to income tax expense is as follows (in U.S. Dollars):

                                                       1998     1997    1996
                                                       -----    ----    ----
Tax on pretax income.................................  $ 500    $428    $361
Tax effect of:
  Interest income already subjected to final tax.....   (172)    (70)    (25)
  Nondeductible expenses.............................     74      --      --
                                                       -----    ----    ----
                                                       $ 402    $358    $336
                                                       =====    ====    ====

10. CORPORATE REORGANIZATION

     On October 15, 1996, the PGMC's Board of Directors and stockholders approved the following proposals of Prime Gaming Philippines, Inc. ("Prime"), a listed company, formerly known as Central Azucarera de Pilar:

          a. The exchange by the stockholders of PGMC's shares of stock with the new shares of stock of Prime to be issued on the basis of one PGMC share at US$3.71 par value a share for 208 new Prime shares at US$0.37 par value resulting in the Company becoming a subsidiary of Prime; and

          b. The issuance of up to 32,948,558 new shares of Prime at US$0.37 par value a share to settle the $12,520 outstanding advances owed by PGMC to Berjaya, a majority stockholder of PGMC, which advances Berjaya will assign in favor of Prime.

     The Philippine Securities and Exchange Commission approved these share exchanges on December 2, 1997. On April 24, 1998, the Philippine Stock Exchange ("PSE") approved Prime's application to list the new shares provided that actual listing and trading of the shares shall take effect only after certain requirements had been met, including the confirmation by the corporate secretary that all stock certificates pertaining to the debt-to-equity conversions and share-for-share swap had been made available to the stockholders.

     On May 18, 1998, following the approval by the PSE of Prime's application to list a total of 95,530,872 common shares, the certificates for these shares of stock were made available to PGMC's stockholders. These additional common shares of stock of Prime were listed and quoted on the stock exchange on May 28, 1998. Since these are events subsequent to April 30, 1998, the debt-to-equity conversion and share-for-share swap, as described above, have not yet been reflected in the financial statements as of April 30, 1998.

11. RETAINED EARNINGS

     Prime intends to conserve its retained earnings for the current and future acquisitions of lottery equipment in accordance with its expansion program. Subsequent to the balance sheet date, Prime ordered lottery equipment amounting to about $2 million in accordance with such expansion activities.

                         PRIME GAMING PHILIPPINES, INC.
                     (FORMERLY CENTRAL AZUCARERA DE PILAR)

                            SELECTED FINANCIAL DATA
 AS OF AND FOR THE TEN MONTHS ENDED APRIL 30, 1998 AND FOR THE YEARS ENDED JUNE
                               30, 1997 AND 1996
                  (WITH COMPARATIVE FIGURES FOR 1995 AND 1994)
             (THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                           1998
                                       (TEN MONTHS-
                                         NOTE 4)        1997       1996       1995        1994
                                       ------------    -------    -------    ------    -----------
                                                                                       (UNAUDITED)
Revenues.............................    $     1       $     1    $    --    $1,873      $    --
Net income (loss)....................       (351)         (142)       (44)      717          (50)
Earnings (loss) per share............      (0.09)        (0.04)     (0.01)     0.18        (0.01)
Cash and cash equivalents............          4            25         --        --           89
Total assets.........................          5            40         --        12          575
Capital deficiency...................     (3,092)       (4,161)    (4,050)   (4,030)      (4,571)

                       See Notes to Financial Statements.

                         PRIME GAMING PHILIPPINES, INC.
                     (FORMERLY CENTRAL AZUCARERA DE PILAR)

                            STATEMENTS OF OPERATIONS
 FOR THE TEN MONTHS ENDED APRIL 30, 1998 AND FOR THE YEARS ENDED JUNE 30, 1997
                                    AND 1996
                          (THOUSANDS OF U.S. DOLLARS)

                                                                 1998
                                                             (TEN MONTHS-
                                                               NOTE 4)        1997       1996
                                                             ------------    -------    -------
Revenues...................................................    $     1       $     1    $    --
Expenses...................................................        352           143         44
                                                               -------       -------    -------
Net loss...................................................       (351)         (142)       (44)
Deficit at beginning of period.............................     (5,519)       (5,377)    (5,333)
                                                               -------       -------    -------
Deficit at end of period...................................    $(5,870)      $(5,519)   $(5,377)
                                                               =======       =======    =======

                       See Notes to Financial Statements.

                         PRIME GAMING PHILIPPINES, INC.
                     (FORMERLY CENTRAL AZUCARERA DE PILAR)

                                 BALANCE SHEETS
                     APRIL 30, 1998, JUNE 30, 1997 AND 1996
                         (IN THOUSANDS OF U.S. DOLLARS)

                                     ASSETS

                                                              APRIL 30,
                                                                1998       JUNE 30,
                                                              (NOTE 4)       1997
                                                              ---------    --------
Current assets:
  Cash and cash equivalents.................................   $     4     $    25
  Other current assets......................................         1          15
                                                               -------     -------
          Total Current Assets..............................         5          40
                                                               =======     =======

LIABILITIES AND CAPITAL DEFICIENCY
Current liabilities:
  Loans payable (Note 2)....................................   $ 2,643     $ 4,012
  Accounts payable and accrued expenses.....................        50           1
  Advances from related parties (Note 2)....................       404         188
                                                               -------     -------
          Total Current Liabilities.........................     3,097       4,201
                                                               -------     -------
Capital deficiency:
  Capital stock -- $0.37 par value (Note 2)
     Authorized -- 4,700,000 shares
     Issued -- 4,000,000 shares.............................     1,537       1,537
  Accumulated translation adjustment........................     1,241        (179)
  Deficit...................................................    (5,870)     (5,519)
                                                               -------     -------
                                                                (3,092)     (4,161)
                                                               -------     -------
                                                               $     5     $    40
                                                               =======     =======

                       See Notes to Financial Statements.

                         PRIME GAMING PHILIPPINES, INC.
                     (FORMERLY CENTRAL AZUCARERA DE PILAR)

                            STATEMENTS OF CASH FLOWS
 FOR THE TEN MONTHS ENDED APRIL 30, 1998 AND FOR THE YEARS ENDED JUNE 30, 1997
                                    AND 1996
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                1998
                                                            (TEN MONTHS-
                                                              NOTE 4)       1997        1996
                                                            ------------    -----    ----------
Cash flows from operating activities
  Net income (loss).......................................    $  (351)      $(142)   $      (44)
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Net changes in operating assets and liabilities:
       Decrease (increase) in:
          Other current assets............................         14         (15)           --
       Increase (decrease) in:
          Accounts payable and accrued expenses...........         49          (6)       (1,384)
          Advances from related parties...................        216         188        (2,033)
                                                              -------       -----    ----------
  Net Cash Provided by (Used in) Operating Activities.....        (72)         25        (3,461)
                                                              -------       -----    ----------
Cash flows from investing activities
  Disposals (acquisitions) of property, plant and
     equipment............................................         --          --            12
                                                              -------       -----    ----------
Cash flows from financing activities
  Proceeds from bank loans................................         --          --         3,426
  Payments of bank loans..................................     (1,369)        (31)           --
  Accumulated translation adjustment......................      1,420          31            23
                                                              -------       -----    ----------
  Net Cash Provided by (Used in) Financing Activities.....         51           0         3,449
                                                              -------       -----    ----------
Net increase (decrease) in cash and cash equivalents......        (21)         25            --
Cash and cash equivalents at beginning of period..........         25          --            --
                                                              -------       -----    ----------
Cash and cash equivalents at end of period................    $     4       $  25    $       --
                                                              =======       =====    ==========

                       See Notes to Financial Statements.

                         PRIME GAMING PHILIPPINES, INC.
                     (FORMERLY CENTRAL AZUCARERA DE PILAR)

                            NOTES TO BALANCE SHEETS
                         (IN THOUSANDS OF U.S. DOLLARS)

 1. OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     During the four years ended April 30, 1998, Prime Gaming Philippines, Inc. ("Prime") had no commercial operations. Income received pertains to interest earned on deposits and short-term cash investments already subjected to final withholding tax.

     During these periods Prime obtained interest-bearing and noninterest-bearing advances from related parties to defray expenses.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Translation of Philippine Peso Statements to U.S. Dollar Statements -- The translation of Philippine peso amounts into U.S. dollar amounts uses approximate rates of exchange as of April 30, 1998, June 30, 1997, 1996 and 1995, except for Capital Stock and Deficit which were translated at historical translation rates. The exchange difference resulting from the translation of the opening balance of the Capital Deficiency at an exchange rate different from that at which it was previously reported is shown as Accumulated Translation Adjustment in the Capital Deficiency section of the balance sheets. Such translated balance sheets have been prepared solely for the use by a prospective investor, International Lottery & Totalizator Systems, Inc., in Prime and should not be considered relevant for any other purpose.

     Recent Accounting Pronouncements -- On January 1, 1998 the Financial Accounting Standards Board (FASB) issued SFAS No. 130, "Reporting Comprehensive Income." This pronouncement is effective for fiscal years beginning after December 15, 1997. The effect of the future implementation of this accounting pronouncement will be to show the change in the foreign currency translation adjustment in stockholders' equity as a component of the statement of operations and comprehensive income. Prime will adopt SFAS No. 130 for the fiscal year beginning May 1, 1998.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which is required to be adopted for the fiscal quarter beginning after June 15, 1999. At this time, Prime has not entered into any derivative instruments or hedging activities.

     In March 1998, the Accounting Standards Executive Committee (AcSEC) issued AICPA Statement of Position (SOP) 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use." This statement provides guidance on accounting for the costs of computer software developed or obtained for internal use and identifies characteristics of internal use software and provides assistance in determining when computer software is for internal use. SOP 98-1 is effective for fiscal years beginning after December 15, 1998, with earlier application permitted. Prime has not yet determined what impact, if any, the adoption of SOP 98-1 will have on the Prime's consolidated financial statements, results of operations, or related disclosures thereto.

     In April 1998, the AcSEC issued AICPA SOP 98-5, "Reporting on the Costs of Start-Up Activities." This statement provides guidance on financial reporting of start-up costs and organization costs and requires that such costs of start-up activities be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998, with earlier application permitted. Prime has not yet determined what impact, if any, the adoption of SOP 98-5 will have on the Prime's consolidated financial statements, results of operations, or related disclosures thereto.

                         PRIME GAMING PHILIPPINES, INC.
                     (FORMERLY CENTRAL AZUCARERA DE PILAR)

                      NOTES TO BALANCE SHEETS (CONTINUED)
                         (IN THOUSANDS OF U.S. DOLLARS)

 2. CORPORATE REORGANIZATION

     On October 16, 1996, the Board of Directors and stockholders approved amendments to the Articles of Incorporation and By-Laws of Prime regarding a change in the Prime's corporate name to "Prime Gaming Philippines, Inc." and changed its fiscal year-end from June 30 to April 30, respectively.

     The changes in the corporate name and fiscal year-end were approved by the Philippine Securities and Exchange Commission (PSEC) on March 19, 1998 and May 12, 1998, respectively.

     In the resolution dated October 16, 1996, Prime's Board of Directors and stockholders approved the following resolutions:

        1). Increase in the authorized capital stock of Prime from $1,806 divided into 4,700,000 shares at $0.37 par value per share to $384,305 divided into 100 million shares at $0.37 par value per share.

        2). Issuance of 10,582,314 unissued common shares of stock of Prime in full settlement of Prime's loans payable to Beckford Trade and Finance Ltd., a major stockholder, amounting to $2,643;

        3). Issuance of 32,948,558 unissued common shares of stock of Prime as settlement of Philippine Gaming Management Corporation (PGMC) existing liabilities to Berjaya Lottery Management (H.K.) Ltd., a major stockholder of PGMC; and

        4). Issuance of 52 million unissued common shares of stock of Prime to the stockholders of PGMC in exchange for shares of stock of PGMC at a ratio of 208 common shares of Prime for one share of PGMC. These shares are to be locked up for a period of two years commencing from the date of issuance.

     On December 2, 1997 the PSEC approved these share exchanges and issued the Certificate to Sell Securities on April 22, 1998. On April 24, 1998, the Philippine Stock Exchange (PSE) approved Prime's application to list the new shares provided that actual listing and trading of the shares shall take effect only after certain requirements have been met, including the confirmation by the corporate secretary that all stock certificates pertaining to the debt-to-equity conversions and share-for-share swap have been made available to the stockholders.

     On May 18, 1998, following the approval by the PSE of Prime's application to list a total of 95,530,872 common shares, the certificates for these shares of stock were made available to the stockholders. These additional common shares of stock were listed and quoted on the stock exchange on May 28, 1998. Since these are events subsequent to April 30, 1998, the increase in authorized capital stock, debt-to-equity conversions and share-for-share swap, as described above, have not yet been reflected in the financial statements as of April 30, 1998.

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation by reference of our report dated February 18, 1998 included in this proxy statement, into International Lottery & Totalizator Systems, Inc.'s previously filed Form S-8, No. 2-99618, No. 33-34121, No. 33-34125, No. 33-79938, No.
33-69008 and Form S-3 No. 33-78194. It should be noted that we have not audited any financial statements of the Company subsequent to December 31, 1997, or performed any audit procedures subsequent to the date of our report.

                                          /s/ ARTHUR ANDERSEN LLP
                                          --------------------------------------
                                          ARTHUR ANDERSEN LLP

San Diego, California
September 17, 1968

             CONSENT OF PUNONGBAYAN & ARAULLO, INDEPENDENT AUDITORS

     We consent to the incorporation in this Proxy Statement Schedule 14A of International Lottery & Totalizator Systems, Inc. of our report dated July 6, 1998 on the financial statements of Prime Gaming Philippines, Inc. ("Prime") for the periods ended April 30, 1998, 1997 and 1996, included in the International Lottery & Totalizator Systems, Inc. Proxy Statement for the proposed acquisition of Prime.

     Our audit also included the selected financial data table of Prime as it relates to the years ended April 30, 1998 and June 30, 1997, 1996, 1995 and 1994. This schedule is the responsibility of Prime's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects to information set forth therein.

                                          PUNONGBAYAN & ARAULLO,
                                          INDEPENDENT AUDITORS

Date

             CONSENT OF PUNONGBAYAN & ARAULLO, INDEPENDENT AUDITORS

     We consent to the incorporation in this Proxy Statement Schedule 14A of International Lottery & Totalizator Systems, Inc. of our report dated July 6, 1998 on the financial statements of Philippine Gaming Management Corporation ("PGMC") for the periods ended April 30, 1998, 1997 and 1996 included in the International Lottery & Totalizator Systems, Inc. Proxy Statement for the proposed acquisition of Prime Gaming Philippines, Inc.

     Our audit also included the selected financial data table of PGMC as it relates to the years ended April 30, 1998, 1997, 1996, 1995 and 1994. This schedule is the responsibility of the PGMC's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects to information set forth therein.

                                          PUNONGBAYAN & ARAULLO,
                                          INDEPENDENT AUDITORS

Date

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 21, 1997 (except for Note 1, as to which the date is March 24, 1997), included in the Proxy Statement (Schedule 14A) of International Lottery and Totalizator Systems, Inc for the proposed acquisition of Prime Gaming Philippines Inc.

                                          ERNST & YOUNG LLP

San Diego, California
September 16, 1998

                                                                         ANNEX A

                      DATED THIS 19(TH) DAY OF JUNE, 1998

                                    BETWEEN

                   BERJAYA LOTTERY MANAGEMENT (H.K.) LIMITED
                                  (as Seller)

                                      AND

               INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.
                                   (as Buyer)

                            ------------------------

                              SHARE SALE AGREEMENT

                     (52,000,000 shares of Common Stock in
                        Prime Gaming Philippines, Inc.)

                            ------------------------

                            STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement ("Agreement") is made as of 19th June, 1998, by International Lottery & Totalizator Systems, Inc., a California corporation ("Buyer") and Berjaya Lottery Management (H.K.) Limited ("BLM" or "Seller") Prior to the Closing (as defined low).

                                    RECITALS

     BLM is the registered and/or beneficial owner of 54,043,992 shares of Common Stock, Php. 10 peso par value per share in Prime Gaming Philippines, Inc., a Philippines corporation ("the Company") representing approximately 54% of the issued and outstanding shares of Common Stock of the Company.

     BLM and the parties whose names are more particularly stated in Schedule 1 hereto ("Other Shareholders") intend to sell that number of shares in the Company which are set forth opposite their respective names in column 2 of
Schedule 2 hereto, which in the aggregate amount to 52,000,000 shares of Common Stock, Php. 10 peso par value per share of the Company ("the Shares") representing approximately 52.25% of the issued and outstanding shares of Common Stock of the Company.

     Subject to the approval of the Securities and Exchange Commission of the Philippines ("SEC"), BLM agrees to sell 20,800,000 of the Shares to the Buyer and BLM agrees to procure the Other Shareholders to sell the remaining 31,200,000 of the Shares to the Buyer.

     BLM agrees with Buyer that in the event all the Other Shareholders shall fail or refuse to sell their shares to the Buyer for any reason notwithstanding that the approval by SEC has been obtained on terms accepted to them, BLM remains committed to sell the Shares to Buyer. However, Buyer agrees that if any of the Other Shareholders are also selling their shares in the Company to Buyer, the commitment of BLM to sell the amount of the Shares shall be reduced accordingly.

     For the purposes of this Agreement and pending execution of a definitive agreement between the Other Shareholders and Buyer, BLM hereby agrees to sell and Buyer hereby agrees to buy the Shares for the consideration and on the terms and conditions set forth in this Agreement.

                                   AGREEMENT

     The parties, intending to be legally bound, agree as follows:

 1. Definitions.

     For purposes of this Agreement, the following terms have the meanings specified or referred in this Section 1:

     "Acquired Companies" means the Company and its Subsidiaries, collectively and an "Acquired Company" shall mean any one of them.

     "Acquiree Companies" means Buyer and its Subsidiaries, collectively and an "Acquiree Company" means any one of them.

     "Applicable Contract" means any Contract (a) under which any Acquired Company has or may acquire any rights, (b) under which any Acquired Company has or may become subject to any obligation or liability, or (c) by which any Acquired Company or any of the assets owned or used by it is or may become bound.

     A "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

     "Buyer's Balance Sheet" shall have the meaning ascribed to that term in
Section 5.

     "Buyer's Unaudited Balance Sheet" shall have the meaning ascribed to that term in Section 5.4.

     "Closing" shall have the meaning ascribed to the term in Section 2.4.

     "Closing Date" shall have the meaning ascribed to the term in Section 2.4.

     "Company" is as defined in the Recitals of this Agreement.

     "Company's Balance Sheet" means the audited accounts of Acquired Companies referred to in Section 4.3.

     "Company's Unaudited Balance Sheet" means the unaudited management accounts of Acquired Companies referred to in Section 4.3.

     "Consent" means any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization).

     "Contemplated Transactions" means all of the transactions contemplated by this Agreement, including:

          (a) the sale of the Shares by Seller to Buyer and Buyer's acquisition and ownership of the Shares, issuance of the New ILTS Shares and exercise of control over the Acquired Companies; and

          (b) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement.

     "Contract" means any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

     "Disclosure Letter" means the disclosure letter delivered by the Company and Seller to Buyer concurrently with the execution and delivery of this Agreement.

     "$" and "Dollars" means United States dollars.

     "Encumbrance" means any lien, security interest or other charge or encumbrance of any kind.

     "GAAP" means:

          (a) in the case of the Acquired Companies, generally accepted Philippines accounting principles, applied on a basis consistent with the basis on which the Acquired Companies' Balance Sheet and other financial statements referred to in Section 4.3 were prepared;

          (b) in the case of the Acquiree Companies, generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Acquiree Companies' Balance Sheet and other financial statements referred to in Section 5.4 were prepared;

     "Governmental Authorization" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given or otherwise available by or under the authority of any Governmental Body.

     "Governmental Body" means any:

          (a) nation, state, county, city, town, village, district or other jurisdiction of any nature;

          (b) federal, state, local, municipal, foreign or other government;

          (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); or

          (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

     "Knowledge" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

          (a) such individual is actually aware of such fact or other matter; or

          (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

          any Person who is not an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

          (c) an individual who is an executive officer, director, managing partner, managing member or otherwise exercises operational control over such Person is actually aware of such fact or other matter; or

          (d) a prudent individual described in clause (c) above could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter.

     "Legal Requirement" means any federal, state, local, municipal, foreign, international, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

     "New ILTS Shares" shall have the meaning ascribed to the term in Section
2.3.

     "Order" means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

     "Ordinary Course of Business" shall with respect to an action by a Person be deemed to have been taken in the "Ordinary Course of Business" only if:

          (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

          (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person;

          (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

     "Organizational Documents" means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

     "Php pesos" means Philippines pesos.

     "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labour union, or other entity or Governmental Body.

     "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "Related Person"-- with respect to a particular individual:

          (a) each other member of such individual's Family;

          (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

          (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

          (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

          With respect to a specified Person other than an individual:

          (e) any Person who beneficially owns, directly or indirectly, ten per cent (10%) of the issued and outstanding equity securities or equity interests in the specified Person;

          (f) any Person who beneficially owns, directly or indirectly, ten per cent (10%) of voting securities or other voting interests in the specified Person;

          (g) any Person who has the right to designate a director in the specified Person;

          (h) any Person who has the right to appoint the chief executive officer of the specified Person;

          (i) any entity in which a Related Person owns ten per cent (10%) or more of the issued and outstanding equity securities or equity interests in such entity;

          (j) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

          (k) any Person in which such specified Person holds a Material
     Interest;

          (l) any Person with respect to which such specified Person serves as a general partner or trustee (or in a similar capacity); and

          (m) any Related Person of any individual described in (b) or (c) above.

     For purposes of this definition, (a) the "Family" of an individual includes
(i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and
(b) "Material Interest" means direct or indirect beneficial ownership (as defined in [Rule 13d-3 under the Securities Act of 1934 (the "Exchange Act"))] of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in Person.

     "Representative" shall with respect to a particular Person, include any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

     "Securities Act" means the Securities Act of 1933 of the United States of America or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "Seller" means Berjaya Lottery Management (H.K.) Limited.

     "Shares" means 52,000,000 shares of Common Stock, Php. 10 peso par value per share of the Company.

     "Subsidiary" shall with respect to any Person (the "Owner") mean any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

     "Tax" or "Taxes" includes any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.

     "Tax Return" includes any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance of any Legal Requirement relating to any Tax.

     "Threatened" shall with respect to any claim, Proceeding, dispute, action or other matter will be deemed to have occurred if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing) that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

 2. Sale and Transfer of the Shares; Closing.

     2.1 Shares. Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Shares to Buyer, and Buyer will purchase the shares from Seller.

     2.2 Purchase Price. The aggregate purchase price (the "Purchase Price") for the Shares will be Php. 910,000,000 peso at Php. 17.50 peso per Share or the Dollar equivalent of $22,750,000 based on the agreed exchange rate of $1 for Php. 40 peso.

     On or before the Closing, Buyer will deliver to Seller a contract note issued by a stockbroker to be mutually agreed by Buyer and Seller for the full amount of Purchase Price. Both parties agree that the transaction shall be effected through the Philippines Stock Exchange. Seller and Buyer shall bear their own brokerage fees and related expenses.

     2.3 Satisfaction of the Purchase Price. Notwithstanding the contract note referred to in Section 2.2, it is agreed that the payment of the Purchase Price shall be fully satisfied by way of an issue of an aggregate of 9,479,167 new shares of Common Stock of no par value (together, the "New ILTS Shares") of Buyer at an agreed issue price of $2.40 per New ILTS Share, and will, at the Closing, be issued to Seller. In consideration of the premises, from the date hereof through the Closing Date or earlier termination of this Agreement, Buyer undertakes not to issue any shares of capital stock other than as a result of the exercise of any of the warrants or options other than those disclosed in writing to Seller.

     2.4 Closing. Subject to and in reliance upon the mutual representations, warranties, terms and conditions of this Agreement, Seller agrees to sell to Buyer and Buyer agrees to purchase the Shares and issue the New ILTS Shares in satisfaction of the Purchase Price. Such purchase and sale shall take place not later than 31st October, 1998 or such later date as may be mutually agreed ("Closing") to be held at such place as the parties shall mutually agree whereupon Seller and Buyer shall exchange the documents referred to in Section
2.5 in full satisfaction of the Purchase Price. The date of the Closing shall be two (2) business days after the date on which all such conditions have been satisfied or on such other date as Buyer and Seller shall agree ("Closing Date").

     2.5  Closing Obligations. At the Closing:

          (a) Seller will deliver to Buyer:

             (i) signed and executed stock powers, accompanied by share certificates representing the Shares; and

             (ii) a certificate executed by Seller representing and warranting to Buyer that the conditions set forth in Section 6 below has been satisfied.

          (b) Buyer will deliver to Seller:

             (i) the contract note;

             (ii) New ILTS Shares;

             (iii) a certificate executed by Buyer representing and warranting that the conditions set forth in Section 7 below have been satisfied.

     2.6 Sale by Other Shareholders. If the Other Shareholders are also selling their shares in the Company to Buyer, Seller will apportion such number of the New ILTS Shares to the Other Shareholders in proportion to the amount of the Shares which the Other Shareholders are selling to the Buyer at the price of Php. 17.50 per Share. Buyer agrees that in such event, the commitment of Seller to sell the amount of the Shares shall be reduced accordingly provided that Seller shall ensure that Buyer will have the Shares on the Closing Date.

     2.7 Underwriting by Seller. In the event that any of the Other Shareholders are selling their shares to the Buyer but are not desirous of taking any of the New ILTS Shares, the Seller undertakes to procure an affiliate or related company in the Berjaya Group of Companies ("Berjaya Group") to take up the same, thereby increasing the shareholding of Berjaya Group in the Company up to 75.4% of the enlarged share capital of the Company.

 3. Conditions to Obligations.

     3.1 Buyer's obligation under this Agreement to purchase the Shares and the issuance of New ILTS Shares in satisfaction of the Purchase Price in the foregoing manner shall be subject to the satisfaction or Buyer's waiver of the following conditions:

          (a) The shareholders of Buyer shall have approved the purchase of the Shares and the issue of the New ILTS Shares in satisfaction of the Purchase Price by the requisite vote; and

          (b) all conditions set forth in Section 8 below.

     3.2 Seller's obligation under this Agreement to sell the Shares in the foregoing manner shall be subject to the satisfaction of each of the following conditions:

          (a) The Securities and Exchange Commission of the Philippines shall have approved the sale of the Shares;

          (b) The shareholders of Berjaya Group Berhad (the parent company of the Seller) shall have approved the sale by Seller of the Shares in and under this Agreement, provided, however, that Seller may at its absolute discretion waive this condition;

          (c) On the Closing Date, the shares of Buyer remain quoted and listed on the NASDAQ; and

          (d) The conditions set forth in Section 9 below.

 4. Representations and Warranties of Seller on Acquired Companies.

     Seller represents and warrants on and as of the date of this Agreement and the Closing Date that except as set forth in the Disclosure Letter:

     4.1  Organization and Good Standing.

     (a) Part 1 and Part 2 of the Disclosure Letter contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation and its capitalization (including the identity of substantial stockholders and the number of shares held by each). Each Acquired Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Applicable Contracts.

     (b) The Company has delivered to Buyer copies of the Organizational Documents of each Acquired Company, as currently in effect. The documents so furnished are true, correct and complete copies of the existing original Organizational Documents, and contain all modifications, amendments, deletions and revocations.

     4.2 Capitalization. The authorized equity securities of the Company consist of 100,000,000 shares of common stock, par value Php. 10 peso per share, of which 99,530,872 shares are issued and outstanding. Seller is and will be on the Closing Date the record and beneficial owner and holder of the Shares, free and clear of all Encumbrances.

     4.3 Financial Statements. The Company has delivered to Buyer (a) its audited accounts as at June 30, 1997 and its management accounts as at April 30, 1998 and (b) the audited accounts of its subsidiary namely, Philippine Gaming Management Corporation ("PGMC") as at April 30, 1997 and the management accounts of PGMC as at April 30, 1998. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Acquired Companies as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Company's Balance Sheet); and the financial statements referred to in this Section 4.3 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Company.

     4.4  Books and Records. To the best Knowledge of Seller:

          (a) the books of account, minute books, stock record books, and other records of the Acquired Companies, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls; and

          (b) the minute books of the Acquired Companies contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and committees of the Boards of Directors of the Acquired Companies, and no meetings of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.

     At the Closing, all of those books and records will be in the possession of the Acquired Companies.

     4.5 Title to Properties; Encumbrances. All the assets owned by the Acquired Companies are computers and lottery equipment ("assets") and the Acquired Companies do not own any real property. The Acquired Companies own the assets that they purport to own, located in the facilities owned or operated by the Acquired Companies or reflected as owned in the books and records of the Acquired Companies, including all of the assets reflected in the Company's Balance Sheet and the Company's Unaudited Balance Sheet (except for assets held under capitalized leases not required to be disclosed in Part 3 of the Disclosure Letter and personal property sold since the date of the Company's Balance Sheet and the Company's Unaudited Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the assets purchased or otherwise acquired by the Acquired Companies since the date of the Company's Unaudited Balance Sheet (except for such assets acquired and/or sold since the date of the Company's Unaudited Balance Sheet in Ordinary Course of Business are mentioned in Part 3 of the Disclosure Letter. The assets reflected in the Company's Balance Sheet and the Company's Unaudited Balance Sheet are free and clear of all Encumbrances except, with respect to all such assets, (a) mortgages or security interests shown on the Company's Balance Sheet and the Company's Unaudited Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of assets after the date of the Company's Unaudited Balance Sheet (such mortgages and security interests being limited to the assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, and (c) liens for current taxes not yet due.

     4.6 Condition and Sufficiency of Assets. The building, plants, structures, and equipment of the Acquired Companies are in good operating condition (ordinary wear and tear excepted) and are sufficient for the continued conduct of the Acquired Companies' businesses after the Closing in substantially the same manner as conducted prior to the Closing.

     4.7 Accounts Receivable. All accounts receivable of the Acquired Companies that are reflected on the Company's Unaudited Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date collectible net of the respective reserves shown on the Company's Unaudited Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date (which reserves are adequate and calculated consistent with past practice and in the case of the reserve as of the Closing Date, will not represent a materially greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Company's Unaudited Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable is or will be collectible without any set-off. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. A complete and accurate list of all Accounts Receivable as of the date of the Company's Unaudited Balance sheet is set forth therein.

     4.8 Inventory. All inventory of the Acquired Companies, whether or not reflected in the Balance Sheet or the Unaudited Balance Sheet, consists of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Company's Balance Sheet or the Company's Unaudited Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date, as the case may be. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Acquired Companies.

     4.9 No Undisclosed Liabilities. The Acquired Companies have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected and reserved against in the Company's Balance Sheet or the Company's Unaudited Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

     4.10  Taxes.

     (a) The Acquired Companies have filed or caused to be filed (on a timely basis since inception) all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. The Company has delivered or made available to Buyer copies of, and the Company's Balance Sheet contains a complete and accurate list of, all such Tax Returns relating to income or other taxes filed since each Acquired Company's inception. The Acquired Companies have paid, or made provision for the payment of, all taxes that have or may have become due, pursuant to those Tax Returns (whether or not shown on such Tax Returns) or otherwise, or pursuant to any assessment received by any Acquired Company, except such Taxes, if any, as are listed in reserves (determined in accordance with GAAP) in the Company's Balance Sheet and the Company's Unaudited Balance Sheet.

     (b) The charges, accruals, and reserves with respect to Taxes on the respective books of each Acquired Company are adequate (determined in accordance with GAAP) and are at least equal to that Acquired Company's liability for Taxes. There exists no proposed tax assessment against any Acquired Company except as disclosed in the Company's Balance Sheet. All Taxes that any Acquired Company is or was required by

Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

     (c) All Tax Returns filed by (or that include on a combined or consolidated basis) any Acquired Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by any Acquired Company after the date of this Agreement.

     4.11 No Material Adverse Change. Since the date of the Company's Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of any Acquired Company, and no event has occurred or circumstance exists that is reasonably likely to result in such a material adverse change.

     4.12 Employment Matters. Each Acquired Company: (i) is in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to its employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, Threatened or reasonably anticipated claims or actions against any Acquired Company under any worker's compensation policy or long-term disability policy. To the Seller's and the Company's Knowledge, no employee of any Acquired Company has violated any employment contract, non disclosure agreement or non competition agreement by which such employee is bound due to such employee being employed by an Acquired Company and disclosing to the Acquired Company or using trade secrets or proprietary information of any other person or entity.

     4.13 Labor. No work stoppage or labor strike against any Acquired Company is pending, Threatened or reasonably anticipated. Company does not know of any activities or proceedings of any labor union to organize any employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Seller or the Company, Threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to any Acquired Company. No Acquired Company is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and no collective bargaining agreement is being negotiated by any Acquired Company.

     4.14  Compliance with Legal Requirement; Governmental Authorizations.

     (a) With regards to Legal Requirements and Government Authorizations:

          (i) each Acquired Company is, and at all times since its inception has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets:

          (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

          (iii) no Acquired Company has received, at any time since its inception, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

     (b) Part 4 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or to any of the assets owned or used by, any Acquired Company. Each Governmental Authorization listed in Part 4 of the Disclosure Letter is valid and in full force and effect. Seller hereby represents and warrants that:

          (i) each Acquired Company is, and at all times since its inception has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified in Part 4 of the Disclosure Letter;

          (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed in Part 4 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed in Part 4 of the Disclosure Letter;

          (iii) no Acquired Company has received, at any time since its inception, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization;

          (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed in Part 4 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies; and

          (v) save for the approval of the Security Exchange Commission of the Philippines, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body or any other Person is required in connection with the valid execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby.

     The Governmental Authorizations listed in Part 4 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Acquired Companies to lawfully conduct and operate their business in the manner they currently conduct and operate such businesses and to permit the Acquired Companies to own and use their assets in the manner in which they currently own and use such assets.

     4.15  Legal Proceeding Orders.

     (a) There is no pending Proceeding:

          (i) that has been commenced by or against any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company; or

          (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

     To the Knowledge of Seller and the Acquired Companies, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

     (b) There is no Order to which any of the Acquired Companies, or any of the assets owned or used by any Acquired Company, is subject.

     4.16 Absence of Certain Changes and Events. Since the Company's Unaudited Balance Sheet Date, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business and there has not been any:

          (a) change in any Acquired Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

          (b) amendment to the Organizational Documents of any Acquired Company;

          (c) payment or increase by any Acquired Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar contract with any director, officer or employee;

          (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan for or with any employees of any Acquired Company;

          (e) damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Acquired Companies, taken as a whole;

          (f) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of any Acquired Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of any Acquired Company;

          (g) cancellation or waiver of claims or rights with a value to any Acquired Company in excess of $100,000;

          (h) any change in the accounting methods used by any Acquired Company; or

          (i) agreement, whether oral or written, by any Acquired Company to do any of the foregoing.

     4.17  Contracts; No Defaults.

     (a) With regards to Applicable Contracts, the Seller represents and warrants that:

          (i) there is no Applicable Contract that involves performance of services or delivery of goods or materials by one or more Acquired Companies of an amount or value in excess of $100,000;

          (ii) save as disclosed in Part 5 of the Disclosure Letter, there is no Applicable Contract that involves performance or services or delivery of goods or materials to one or more Acquired Companies of an amount or value in excess of $100,000;

          (iii) save for the tenancy agreement referred to in Part 3 of the Disclosure Letter, there are no lease, rental or occupancy agreement, license, instalment and conditional sale agreement and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property;

          (iv) there is no licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants regarding the appropriation or the non-disclosure of any intellectual property;

          (v) there is no joint venture, partnership and other Applicable Contract (however named) involving a sharing of profits, losses, costs or liabilities by any Acquired Company with any other Person;

          (vi) there is no Applicable Contract which contain covenants that in any way purport to restrict the business activity of any Acquired Company to engage in any line of business or to compete with any Person;

          (vii) there is no Applicable Contract which provide for payments to or by any Person based on sales, purchases or profits, other than direct payments of goods;

          (viii) there is no power of attorney that is currently effective and outstanding;

          (ix) there is no Applicable Contract entered into other than in Ordinary Course of Business that contains or provides for any express undertaking by any Acquired Company to be responsible for consequential damages;

          (x) there is no Applicable Contract for capital expenditures in excess of $100,000;

          (xi) there is no written warranty, guarantee and or other similar undertakings with respect to contractual performance extended by any Acquired Company other in the Ordinary Course of Business; and

          (xii) there is no amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

     (b) Each Contract identified in 5 of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

     (c) The Seller further represents and warrants that:

          (i) each Acquired Company is, and at all times since its inception has been, in compliance with all applicable terms and requirements of each Contract under which such Acquired Company has or had any obligation or liability or by which such Acquired Company or any of the assets owned or used by such Acquired Company is or was bound;

          (ii) to the Knowledge of Seller, each other Person that has or had any obligation or liability under any Contract under which an Acquired Company has or had any rights is, and at all times since its inception has been, in compliance with all applicable terms and requirements of such Contracts;

          (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

          (iv) no Acquired Company has given to or received from any other Person, at any time since its inception any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

     (d) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any Acquired Company under current or completed Contracts with any Person and no Person has made written demand to any Acquired Company for such renegotiation.

     4.18  Insurance.

     (a) The Company has delivered to Buyer:

          (i) true and complete copies of all policies of insurance to which any Acquired Company is a party or under which any Acquired Company, or any director of any Acquired Company, is or has been covered at any time within the two years preceding the date of this Agreement; and

          (ii) true and complete copies of all pending applications for policies of insurance.

     (b) All policies to which any Acquired Company is a party or that provide coverage to any Seller, any Acquired Company, or any director or officer of an Acquired Company:

          (i) to the best Knowledge of the Acquired Companies are valid, outstanding and enforceable;

          (ii) are sufficient for compliance with all Legal Requirements and Contracts to which any Acquired Company is a party or by which any of them is bound; and

          (iii) will continue in full force and effect following the consummation of the Contemplated Transactions.

     (c) No Acquired Company has received (A) any refusal of coverage or any notice that a defence will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

     (d) The Acquired Companies have paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which any Acquired Company is a party or that provides coverage to any Acquired Company or director thereof.

     (e) The Acquired Companies have given notice to the insurer of all claims that may be insured thereby.

     4.19  Disclosure.

     (a) No representation or warranty of the Acquired Companies in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

     (b) No notice given pursuant to Section 6.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

     4.20 Relationships with Related Persons. Except as set forth in Part 5 of the Disclosure Letter, neither Seller nor any Related Person of Seller or of any Acquired Company has, or since June 30, 1997 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Acquired Companies' businesses. Neither Seller nor any Related Person of Seller or of any Acquired Company is, or since June 30, 1997 has owned (of record or as a beneficial owner) any equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with any Acquired Company, or (ii) engaged in competition with any Acquired Company (a "Competing Business") in any market presently served by such Acquired Company. Except as set forth in Part 5 of the Disclosure Letter, neither Seller nor any Related Person of Seller or of any Acquired Company is a party to any Contract with, or has any claim or right against, any Acquired Company.

     4.21 No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will result in
(a) violation of or a conflict with any provision of the Organizational Documents of any Acquired Company, (b) a breach of, or a default under, any term or provision of any Applicable Contract to which an Acquired Company is a party or by which its assets or business is bound, (c) a violation by an Acquired Company of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, or (d) an imposition of any material Encumbrance, restriction or charge on the business of an Acquired Company or on any of its assets.

     4.22 Consents and Approvals. Save for the approval of the Security Exchange Commission of the Philippines, no Governmental Authorization or any consent or approval of any other Person or entity, is required to be made or obtained by an Acquired Company in connection with the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby.

     4.23 No Brokers. Except as referenced in Section 2.2 hereof, neither the Seller or the Acquired Companies has entered into or will enter into any Contract, agreement, arrangement or understanding with any person or firm which will result in the obligation of Buyer or an Acquired Company to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

     4.24 Payment. The Acquired Companies have not, directly or indirectly, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which is in any manner related to the business or operations of the Acquired Companies, which the Seller or an Acquired Company knows or has reason to believe to have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction.

     4A. Further Representations and Warranties of Seller. In addition to the representations and warranties set forth in Section 4 hereof, the Seller represents and warrants to Buyer as follows:

     4A.1 Execution and Delivery. This Agreement constitutes the legal, valid, and binding obligation of such Seller, enforceable against the Seller in accordance with its terms.

     4A.2 Authority. The Seller has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform his or its obligations pursuant to this Agreement and to this Agreement and to transfer the Shares owned by Seller to Buyer free and clear of all Encumbrances except that the Shares will be unregistered for a period of two (2) years from May 28, 1998 (which is the date of its listing thereof) and cannot be sold in the open market. Except as set forth in this Agreement, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

          (i) contravene, conflict with, or result in a violation of (A) any provision of its Organizational Documents, or (B) any resolution adopted by its board of directors or the stockholders;

          (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Seller, or any of the assets owned or used by Seller, may be subject;

          (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify any Governmental Authorization that is held by Seller or that otherwise related to any of the Shares;

          (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or cancel, terminate or modify any Applicable Contract.

     4A.3  Issue of New ILTS Shares. Seller further represents that:

          (a) Seller has been advised that the New ILTS Shares to be issued by Buyer in full satisfaction of the Purchase Price have not been registered under the Securities Act nor qualified under any state securities laws on the ground, among others, that no distribution or public offering of the New ILTS Shares is to be effected, and that in this connection Buyer is relying on the representations of Seller set forth herein.

          (b) Seller acknowledges that the certificates representing the New ILTS Shares, when issued, shall contain the following legend:

             The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended and may not be offered, sold, transferred, assigned, pledged, hypothecated or otherwise disposed of in the absence of registration under said Act and all the rules and regulations thereunder and all applicable state securities or "blue sky" laws or an exemption therefrom.

     4A.4 Investment. Subject to Section 2.6 and Section 2.7 hereof, Seller is the sole and true party in interest and is acquiring the New ILTS Shares for its own account of investment and not with a view to or for the resale or distribution, thereof, nor with any present intention of distributing, subdividing or selling the same; and Seller has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

     4A.5 Experience. Seller has carefully reviewed the Financial Statement, SEC Reports and other documents and information provided to it by the Buyer in connection with this Agreement; Seller has had such opportunity as it deems adequate to obtain from representatives of the Buyer all such information as is necessary for it to fully evaluate the merits and risks of this investment; the officers of the Buyer have made available to Seller all information which it has requested and have answered to Seller's satisfaction all inquiries made by Seller; Seller has such knowledge and experience in financial, business and investment matters that it is capable of evaluating the merits and risks of this investment, of making an informed investment decision and of protecting its own interests in connection with this investment; there has been no representation; guarantee or warranty made, expressly or by implication, of the percentage of profit and/or amount or type of consideration, profit or loss, to be realized, if any, as a result of Seller's investment; the offering of the New ILTS Shares has not been registered under the Securities Act and has not been registered or qualified under the Blue Sky laws of any state; any disposition of the New ILTS Shares will be subject to restrictions imposed by federal and state law; Seller cannot dispose of the shares of Common Stock absent registration and qualification, or an available exemption from registration and qualification, the availability of an exemption in the future will depend in part or circumstances outside Seller's control; no promise or undertaking has been made with regard to registering or qualifying the New ILTS Shares in the future; and Seller understands that all certificates evidencing the New ILTS Shares will bear on their face a legend condition as provided in section 4A.3(b) above.

     4A.6 Accredited Investor. Seller is an "accredited investor" within the definition set forth in Rule 501(a) under the Securities Act; and all information supplied by Seller to the Buyer with respect to its acquisition of the New ILTS Shares is true, complete and accurate.

 5. Representations and Warranties of Buyer.

     Buyer represents and warrants on and as of the date of this Agreement and the Closing Date that except as set forth in the Disclosure Letter:

     5.1 Organization and Standing. Buyer and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as presently conducted. Buyer has full corporate power and authority to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement. Buyer has furnished or provided access to Seller true and complete copies of its Articles of Incorporation and By-Laws, each as amended to date and presently in effect.

     5.2 Capitalization. The authorized capital stock of the Buyer consists of 50,000,000 shares of Common Stock, of which 18,027,548 shares are issued and outstanding as of 30th May, 1998 (the "Outstanding Shares"), and 20,000,000 shares of Preferred Stock, none of which are issued and outstanding. All of the Outstanding Shares have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in the SEC Reports and except for an option to purchase 20,000 shares of Common Stock granted in May, 1998 (i) no subscription, warrant, option, convertible security or other right to purchase or acquire from the Buyer any shares of capital stock of the company is authorized or outstanding, (ii) there is no agreement binding on the Buyer to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidence of indebtedness or assets of the Buyer, and (iii) there is no agreement binding on the Buyer to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. The Buyer has not agreed that any person or entity be entitled to (i) any preemptive or similar right with respect to the issuance of any capital stock of the Buyer, or (ii) any rights with respect to the registration of any capital stock of the Buyer under the Securities Act of 1933, as amended (the "Securities Act") other than pursuant to the Registration Rights Agreement referenced in Section 9.3 and in the existing registration rights agreement with Seller.

     5.3 Issuance of New ILTS Shares; Binding Obligation; Securities Laws. The issuance, sale and delivery of the New ILTS Shares to the Seller in accordance with this Agreement has been duly authorized, and such shares have been reserved for issuance, by all necessary corporate action on the part of the Buyer (subject to the approval by the Buyer's shareholders as provided in Section 7.1), and the New ILTS Shares when so issued, sold and delivered in accordance with the provisions of this Agreement will be duly and validly issued, fully paid, non-assessable and free from all Encumbrance. This Agreement has been duly authorized by the Buyer and constitutes the legal, valid and binding obligation of the Buyer and is enforceable against the Buyer in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally or by equitable principles of general application (whether considered in an action at law or in equity) and except as rights to indemnification may be limited by applicable law.

     5.4 Financial Statements. Buyer has provided to the Seller (i) the Buyer's audited consolidated balance sheet as of December 31, 1997, and the audited consolidated statements of operations, cash flows and shareholders' equity for the twelve-month period then ended, together with the related opinion of Arthur Andersen LLP, independent certified public accountants and (ii) an unaudited consolidated balance sheet as of March 31, 1998, and unaudited consolidated statements of operations, cash flows and shareholders' equity for the three months then ended (collectively the "Financial Statements"). The Financial Statements (a) are in accordance with the books and records of the Buyer and its subsidiaries, (b) present fairly the financial condition of the Buyer and its subsidiaries at the dates therein specified and the results of their operations for the periods therein specified, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied.

     5.5 SEC Reports. Buyer has provided the Seller with correct and complete copies of its annual reports on Form 10-K for the years ended December 31, 1996 and 1997, its quarterly report on Form 10-Q for the quarter ended March 31, 1998, and its proxy statement for the 1998 Annual Meeting of Shareholders (the "SEC Reports"). None of the SEC Reports at the time it was filed with the United States Securities and Exchange Commission, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

     5.6 Acknowledgment Regarding Shares. Buyer acknowledges that it has been advised by the Seller that the Shares to be acquired by Buyer from the Seller pursuant to this Agreement have not been registered with the Philippines Securities and Exchange Commission and may not be resold in the public markets for a period of two years from May 28, 1998.

     5.7  Legal Proceeding Orders.

     (a) Except as set forth in the SEC Reports, there is no pending Proceeding:

          (i) that has been commenced by or against Buyer or that otherwise relates to the business of, or any of the assets owned or used by, Buyer; or

          (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

     To the Knowledge of Buyer, (1) no such Proceeding has been Threatened, and
(2) no event has occurred or circumstances exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Buyer has delivered to Seller copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in the Disclosure Letter. The Proceedings listed in the Disclosure Letter will not have a material adverse effect on the business, operation, assets, condition, or prospects of Buyer.

     (b) Except as set forth in the Disclosure Letter, there is no Order to which Buyer, or any of the assets owned or used by Buyer, is subject.

 6. Covenants of Seller Prior to Closing Date.

     6.1 Access and Investigation. Between the date of this Agreement and the Closing Date, the Company and Seller will, and will cause each Acquired Company and its Representatives to, (a) afford Buyer and its Representatives full and free access to each Acquired Company's personnel, properties, contracts, books and records, and other documents and data, (b) furnish Buyer and its Representatives with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish to Buyer and its Representatives with such additional financial, operating and other data and information as Buyer may reasonably request.

     6.2 Operation of the Businesses of the Acquired Companies. Between the date of this Agreement and the Closing Date, Seller will cause each Acquired Company to:

          (i) conduct the business of such Acquired Company only in the Ordinary Course of Business;

          (ii) use their best efforts to preserve intact the current business organization of such Acquired Company, keep available the services of the current officers, employees, and agents of such Acquired Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with such Acquired Company;

          (iii) confer with Buyer concerning operational matters of a material nature; and

          (iv) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of such Acquired Company.

     6.3 Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller will not, and will cause each Acquired Company not to, without the prior consent of Buyer (which consent shall not be unreasonably withheld by Buyer) take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section
4.17 is likely to occur.

     64. Required Approvals. As promptly as practicable after the date of this Agreement, Seller will, and will cause each Acquired Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Without limiting the generality of the foregoing,
(a) Seller shall promptly take all actions necessary to obtain the approval of the Securities and Exchange Commission of the Philippines to the sale of the Shares and (b) Seller and its parent company Berjaya Group Berhad, shall use their best efforts to obtain approval of the sale by Seller of the Shares by the shareholders of Berjaya Group Berhad. Between the date of this Agreement and the Closing Date, Seller will, and will cause each Acquired Company to (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all consents as may be necessary in connection with the Contemplated Transactions.

     6.5 Notifications. Between the date of this Agreement and the Closing Date, Seller will cause each Acquired Company to, promptly notify Buyer in writing if Seller or any Acquired Company becomes aware of any fact or condition that causes or constitutes a Breach of Seller's representations and warranties as of the date of this Agreement, or if Seller or any Acquired Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter, if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, Seller will, and will cause each Acquired Company to, promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this Section 6 or of the occurrence of any event that may make the satisfaction of the conditions in Section 8 impossible or unlikely.

     6.6 Seller Vote on Contemplated Transactions. At the special meeting of Buyer's shareholders to vote on the Contemplated Transactions as described in
Section 7.1 below, and at any other vote thereon, Seller agrees to vote all shares of Buyers's common stock that it owns in the same proportions as the votes cast by all other shareholders of Buyer.

 7. Covenants of Buyer Prior to Closing Date.

     7.1 Required Approvals. As promptly as practicable after the date of this Agreement, Buyer will make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, Buyer shall promptly prepare and file with the

United States Securities and Exchange Commission and mail to its shareholders a proxy statement for a special meeting seeking approval for the Contemplated Transactions.

     7.2 No Solicitation. Prior to the Closing (or the earlier termination of this Agreement in accordance with its terms), neither the Buyer nor any of its affiliates, directors, officers, employees, representatives or agents shall directly or indirectly, solicit or initiate any discussions, submissions of proposals or offers or negotiations with, or, subject to any fiduciary obligations under applicable law after taking into account the advice of counsel with respect thereto, participate in any negotiation or discussions with, or provide any information or data of any nature whatsoever to, or otherwise cooperate in any other way with, or assist or participate in, facilitate or encourage any effort or attempt by, any corporation, partnership, person or other entity or group, other than Seller and their representatives, agents and affiliates, concerning any merger, consolidation, sale of substantial assets, sale of shares of capital stock or other equity securities, recapitalization, debt restructuring or similar transaction involving the Buyer or any subsidiary, but specifically excluding any discussion regarding lines of credit or other debt financings (all such transactions being referred to herein as "Alternative Transactions"). Buyer shall immediately notify Seller if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with Seller in respect of any Alternative Transaction, and shall, in any such notice to Seller, indicate the identity of the offeror and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts, and thereafter shall keep Seller informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. Buyer shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Buyer is a party.

     7.3 Listing Status. Buyer will use its best endeavour to maintain the Buyer's listing status on the NASDAQ.

  8. Conditions to the Obligations of Buyer.

     Buyer's obligations to purchase the Shares and to take the other actions to be taken by Buyer at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or part):

     8.1 Accuracy of Representations. All of Seller's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date without giving effect to any supplement to the Disclosure Letter.

     8.2 Performance. Seller shall have performed and complied in all material respects with all agreements and covenants contained herein required to be performed or complied with by them or each of them prior to or at the Closing.

     8.3 Consents. Each of the consents identified in Section 3.2 (a) and (b) must have been obtained and in full force and effect.

     8.4 No Claim Regarding Stock Ownership. There must not have been made or Threatened by any Person any claim asserting that such Person is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of the Shares or has the right to participate in the acquisition of the New ILTS Shares.

     8.5 No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with, or result in a violation of, or cause Buyer to suffer any material adverse consequence under (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or order that has been published introduces or otherwise formally proposed by or before any Governmental Body.

     8.6 No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that prohibits the issue of the New ILTS Shares by Buyer to Seller.

     8.7 Fairness Opinion. Since the date of this Agreement, there shall not have been any change in the facts or circumstances that would prevent Buyer from receiving an update to the fairness opinion of Translink International dated on the date the proxy statement is mailed to Buyer's shareholders (as contemplated by Section 7.1 hereof) or on the Closing Date to the effect that, as of such dates, the Contemplated Transactions are fair, from a financial point of view, to the shareholders of Buyer other than BLM.

     8.8 Material Changes. Since the date of this Agreement, there shall not have been any material adverse change with respect to the business, financial condition, results of operations or prospects of the Acquired Companies.

 9.  Conditions to the Obligations of Seller.

     Seller's obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

     9.1 Accuracy of Representations. All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date without giving effect to any supplement to the Disclosure Letter.

     9.2 Performance. Buyer shall have performed and complied in all material respects with all agreements and covenants contained herein required to be performed or complied with by them or each of them prior to or at the Closing.

     9.3 Registration Rights Agreement. The Buyer and Seller shall have entered into the Registration Rights Agreement in the form attached hereto as Exhibit "A".

     9.4 No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Seller to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

     9.5 Quotation and Listing of shares of Buyer. The shares of Buyer remain quoted and listed on the NASDAQ.

     9.6 Material Changes. Since the date of this Agreement, there shall not have been any material adverse change with respect to the business, financial condition, results of operations or prospects of Buyer.

10. Termination.

     10.1 Pre-Closing Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

          (a) by either Buyer, on the one hand, or Seller, on the other, if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

          (b) (i) by Buyer if any of the conditions in Section 8 has not been satisfied as of the Closing Date or if satisfaction of such condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date, or (ii) by Seller if any of the conditions in Section 9 has not been satisfied as of the Closing Date or if satisfaction of such condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

          (c) by mutual written consent of Buyer and Seller; or

          (d) by Buyer or Seller if the Closing had not occurred on the Closing Date or such later date as the parties may agree upon; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Contemplated Transactions to occur on or before such date and such action constitutes a Breach of this Agreement; or

          (e) by Buyer if prior to the Closing any Person shall have made a bona fide offer with respect to an Alternative Transaction that the Board of Directors of the Buyer (acting through its Affiliations Committee) determines in its good faith judgment to be more favorable to the Buyer's shareholders (other than Seller) than the Contemplated Transactions.

     10.2  Effect of Termination. Each party's right of termination under
Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate except that obligations in Section 12.1 and 12.2 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of this Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

11. Indemnification; Remedies.

     11.1 Survival; Right to Indemnification Not Affected by Knowledge. All representations, warranties, covenants and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter and any other document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and obligations.

12. General Provisions.

     12.1  Expenses.

     (a) Except as otherwise expressly provided in this Agreement, all parties to this Agreement will bear their respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsels and accountants.

     (b) In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

     12.2 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Seller jointly determine, except as required by Legal Requirements. Unless consented by the parties or required by Legal Requirements, prior to Closing the parties shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person.

     12.3 Notices. All notices, consents, waivers, requests, demands and other communications under this Agreement must be in writing (including facsimile communication) and mailed, by certified or registered mail, or sent by facsimile transmission, or delivered to the applicable party at the addresses indicated below:

          (a) If to Seller, at Level 17, Menara Shahzan Insas, No. 30, Jalan Sultan Ismail, 50250 Kuala Lumpur, Malaysia.

          (b) If to Buyer, at 2131 Faraday Avenue, Carlsbad, California 92008-7297, Attention: President, with a copy to Latham & Watkins, 701 "B" Street, San Diego, California 92101, Attention: David A. Hahn, Esq. or, as to each of the foregoing, at such other addresses as shall be designated by such Person in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, consents, waivers, requests, demands and other communications shall, when mailed, be effective 48 hours following deposit in the mails, addressed as aforesaid, or when sent facsimile transmission with confirmation of transmission, or personally delivered, be effective upon delivery to facsimile transmission or personal delivery.

     12.4 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     12.5 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permissible by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     12.6 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     12.7  Disclosure Letter.

     (a) The disclosures in the Disclosure Letter, and those in any supplement thereto, must relate only to the representations and warranties in the Section of this Agreement to which they expressly relate and not to any other representation or warranty of this Agreement.

     (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement shall prevail.

     12.8 Assignments, Successors and No Third Party Rights. No party may assign any of its rights under this Agreement without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provisions of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     12.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     12.10 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or

"Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or items.

     12.11 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     12.12  Governing Law. This agreement:

          (a) with respect to the sale and purchase of the Shares will be governed by the laws of the Republic of Philippines;

          (b) with respect to all other matters (including without limitation the issue of the New ILTS Shares) will be governed by the laws of the State of California;

          without regard to conflict of laws principles.

     12.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

                [Remainder of page is intentionally left blank]

                                   SCHEDULE 1

                          NAMES OF OTHER SHAREHOLDERS

           Alfredo C. Ramos

           George T. Yang

           Rodolfo N. De Leon

           Raul S. Manglapus

           First Abacus Financial Holding Corp.,
           a Philippines corporation.

           Jerry C. Angping

                                   SCHEDULE 2

                           PARTICULARS OF THE SHARES

                 NAMES OF VENDORS                   NUMBER OF THE SHARES
                 ----------------                   --------------------
Berjaya Lottery Management (HK) Ltd...............       20,800,000
Alfredo C. Ramos..................................       15,600,000
George T. Yang....................................        1,560,000
Rodolfo N. De Leon................................        3,120,000
Raul S. Manglapus.................................        1,560,000
First Abacus Financial Holding Corp...............        1,872,000
Jerry C. Angping..................................          208,000
          Total: .................................       52,000,000

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                          SELLER:

                                          BERJAYA LOTTERY MANAGEMENT (HK) LTD

                                          /s/  CHAN KIEN SING
                                          --------------------------------------
                                          By: Chan Kien Sing
                                          Title: Director

                                          BUYER:

                                          INTERNATIONAL LOTTERY &
                                          TOTALIZATOR SYSTEMS, INC.

                                          /s/  M. MARK MICHALKO
                                          --------------------------------------
                                          By: M. Mark Michalko
                                          Title: President

     This is the execution page of the Stock Purchase Agreement between BERJAYA LOTTERY MANAGEMENT (H.K.) LIMITED and INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.

                                                                     EXHIBIT "A"

                         REGISTRATION RIGHTS AGREEMENT
                         DATED AS OF             , 1998
                                  BY AND AMONG
                    INTERNATIONAL TOTALIZATOR SYSTEMS, INC.,
                                      AND
                   THE SELLERS LISTED ON THE SIGNATURE PAGES
                           OF THE PURCHASE AGREEMENT

     This Registration Rights Agreement (the "Agreement") is made and entered
into as of             , 1998, by and among International Totalizator Systems,
Inc., a California corporation (the "Company") and the purchasers (herein referred to collectively as the "Purchasers") whose names are set forth on the signature pages of the Purchase Agreement (as defined below). This Agreement is
made pursuant to the Stock Purchase Agreement dated as of             , 1998 as
amended through the Closing, between the Company and the Purchasers (the "Purchase Agreement"). In order to induce the Purchasers to enter into the Purchase Agreement, the Company has agreed to provide the registration rights set forth in this Agreement to the Purchasers. The execution of this Agreement is a condition to the Closing under the Purchase Agreement. Capitalized terms not defined herein have the meanings ascribed to them in the Purchase Agreement.

     The parties hereby agree as follows:

     1. Demand Registrations.

     (a) Demand Rights. At any time and from time to time, the holders of a majority of the Registrable Securities may make written requests to the Company for registration under and in accordance with the provisions of the Securities Act of all or part of the Registrable Securities. "Registrable Securities" shall include all shares of Common Stock issued pursuant to the Purchase Agreement, and any securities of the Company which may be issued or distributed with respect to, or in exchange for, such Common Stock or such other securities pursuant to a stock dividend, stock split or other distribution, merger, consolidation, recapitalization or reclassification or otherwise; provided, however, that any such Registrable Securities shall cease to be Registrable Securities when (i) a Registration Statement with respect to the sale of such Registrable Securities shall be effective under the Securities Act and such Registrable Securities have been disposed of in accordance with the plan of distribution set forth in such Registration Statement (ii) such Registrable Securities are distributed pursuant to Rule 144 (or any similar provision then in force) under the Securities Act or (iii) such Registrable Securities shall have been otherwise transferred, new certificates for them not bearing legend restricting further transfer under the Securities Act shall have been delivered by the Company and they may be resold without subsequent registration under the Securities Act.

     Any registration requested pursuant to this paragraph (a) shall hereinafter be referred to as a "Demand Registration." The first Demand Registration deemed to have been effected (as provided below) in any calendar year shall hereinafter be referred to as a "Company-Paid Demand Registration" and any additional Demand Registration deemed to have been effected in any calendar year shall hereinafter be referred to as an "Additional Demand Registration." Each request for a Demand Registration shall specify the kind and aggregate amount of Registrable Securities to be registered and the intended methods of disposition thereof. The Company shall be deemed to have effected a Demand Registration if (i) the Registration Statement relating to such Demand Registration is declared effective by the Securities and Exchange Commission (the "SEC") and remains effective for at least 30 days; provided, however, that no Demand Registration shall be deemed to have been effected if (x) such registration, after it has become effective, is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court or (y) the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied or
(ii) at any time after the requisite holders request a Demand Registration and prior to the effectiveness of the Registration Statement, the preparation of such Registration Statement is discontinued or such Registration Statement is withdrawn or abandoned at the request of the holders of a majority of the Registrable Securities sought to be registered in such Registration Statement pursuant to this Section 1, unless either (x) in the case of a Company-Paid Demand Registration, the holders of such Registrable Securities have elected to pay and have paid to the Company in full the Registration Expenses (as hereinafter defined) in connection with such Registration Statement, or (y) such discontinuation, withdrawal or abandonment is requested by such holders because of the occurrence of a significant negative change in market conditions or the Company's business condition or prospects since the date of the initial request for a Demand Registration.

     (b) The Company's Right to Defer Registration. If the Company is requested to effect a Demand Registration and the Company furnishes to the holders of Registrable Securities requesting such Registration a copy of a resolution of the Board certified by the Secretary of the Company stating that in the good faith judgment of the Board it would be adverse to the Company and its shareholders for such Registration Statement to be filed on or before the date such filing would otherwise be required hereunder because such Registration would interfere with any financing, acquisition, corporate reorganization or other material transaction involving the Company or any of its Subsidiaries (as hereinafter defined) or would require premature disclosure thereof, the Company shall have the right to defer such filing for a reasonable period not to exceed 90 days, after receipt of the request for such Registration from such holders of Registrable Securities. If the Company shall so postpone the filing of a Registration Statement and if any holder of Registrable Securities requesting such Demand Registration pursuant to Section 1 within 30 days after receipt of the notice of postponement advises the Company in writing that it has determined to withdraw its request for Registration, then such Demand Registration shall be deemed to be withdrawn by it and such request shall be deemed not to have been exercised for purposes of determining whether a Demand Registration has been effected pursuant to this Section 1. In addition, if any holder of Registrable Securities so notifies the Company of its determination to withdraw its request for Registration and, within the 60 days immediately following the deferral period, any holders of Registrable Securities make a written request to the Company for Registration of the same class of Registrable Securities that were subject to the Registration withdrawn pursuant to the preceding sentence, the Company shall have no right to defer such Registration pursuant to this paragraph (b).

     (c) Registration Statement Form. Registrations under this Section 1 shall be on such appropriate registration form of the SEC (i) as shall be selected by the Company and as shall be reasonably acceptable to the holders of a majority of the Registrable Securities requesting a Demand Registration and (ii) as shall permit the disposition of such Registrable Securities in accordance with the intended method or methods of disposition specified in such holders' requests for such Registration. If, in connection with any Registration under this
Section 1 which is proposed by the Company to be on Form S-3 or any successor form to such form, the managing underwriter, if any, shall advise the Company in writing that in its opinion the use of another permitted form is of material importance to the success of the offering, then such Registration shall be on such other permitted form.

     (d) Selection of Underwriters. If any offering pursuant to a Demand Registration involves an underwritten offering, the holders of a majority of the Registrable Securities included in such Demand Registration pursuant to Section l(a) shall have the right to select the managing underwriter or underwriters to administer the offering.

     2. Piggyback Registrations.

     (a) Participation. Subject to Section 2(b) hereof, if at any time and from time to time, the Company files a Registration Statement under the Securities Act with respect to any offering of any equity securities by the Company for its own account or for the account of any of its equity holders (other than a registration on Form S-4 or S-8 or any successor form to such forms) then, as soon as practicable (but in no event less than ten (10) days prior to the proposed date of filing such Registration Statement), the Company shall give written notice of such proposed filing to all holders of Registrable Securities, and such notice shall offer the holders of Registrable Securities the opportunity to register such number of Registrable Securities as each such holder may request (a "Piggyback Registration"). Subject to Section 2(b) the Company shall include in such Registration Statement all Registrable Securities requested within thirty (30) days after the receipt of any such notice (which request shall specify the Registrable Securities intended to be disposed of by such holder) to be included in the Registration for such offering pursuant to Piggyback Registration; provided, however, that if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the Registration Statement filed in connection with such Registration, the Company shall determine for any reason not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to each holder of Registrable Securities and, thereupon, (i) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such Registration (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of any holders of Registrable Securities entitled to do so request that such Registration be effected as a Registration under Section 1, and (ii) in the case of a determination to delay registering, shall be permitted to delay registering any Registrable Securities, for the same period as the delay in registering such other securities. If the offering pursuant to such Registration Statement is to be underwritten, then each holder making a request for a Piggyback Registration pursuant to this Section 2(a) must participate in such underwritten offering and shall not be permitted to make any other offering in connection with such Registration. If the offering pursuant to such Registration Statement is to be on any other basis, then each holder making a request for a Piggyback Registration pursuant to this Section 2(a) must participate in such offering on such basis and shall not be permitted to make an underwritten offering in connection with such Registration. Each holder of Registrable Securities shall be permitted to withdraw all or part of such holder's Registrable Securities from a Piggyback Registration at any time prior to the effective date thereof.

     (b) Underwriter's Cutback. The Company shall use its best efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in the Registration for such offering under Section 2(a) or pursuant to other piggyback registration rights granted by the Company, if any ("Piggyback Securities"), to be included on the same terms and conditions as any similar securities included therein. Notwithstanding the foregoing, if the managing underwriter or underwriters of any such proposed underwritten offerings informs the Company and the holders of such Registrable Securities in writing that the total amount or kind of securities, including Piggyback Securities, which such holders and any other persons or entities intend to include in such offering would be reasonably likely to adversely affect the price or distribution of the securities offered in such offering or the timing thereof, then the securities to be included in such Registration shall be (i) first, 100% of the securities that the Company, the holder or holders making such request for a Demand Registration pursuant to
Section 1 or any other holder exercising demand registration rights, as the case may be, proposes to sell, and (ii) second, the number of securities that, in the opinion of such underwriter or underwriters, can be sold without an adverse effect on the price, timing or distribution of the securities to be included, selected pro rata among the holders which have requested pursuant to Section 2(a) to be included in such Piggyback Registration and any other holders of Piggyback Registration rights who have requested to be included therein.

     (c) No Effect on Demand Registrations. No Registration of Registrable Securities effected pursuant to a request under this Section 2 shall be deemed to have been effected pursuant to Section 1 hereof or shall relieve the Company of its obligation to effect any Registration upon request under Section I hereof.

     3. Hold-Back Agreements.

     (a) Restrictions on Public Sale by Holder of Registrable Securities. Each holder of Registrable Securities whose Registrable Securities are covered by a Registration Statement filed pursuant to Section 1 or Section 2 hereof agrees, if requested by (i) the managing underwriters in an underwritten offering or
(ii) the holders of a majority of the Registrable Securities included pursuant to Section 1 hereof in a Demand Registration not being underwritten, not to effect any public sale or distribution of securities of the Company the same as or similar to those being registered, or any securities convertible into or exchangeable or exercisable for such securities, in such Registration Statement, including a sale pursuant to Rule 144 under the Securities Act (except as part of such underwritten registration), during the 14-day period prior to, and during the 90-day period (or, with respect to a Piggyback Registration, such longer period of up to 180 days as may be required by such underwriter) beginning on, the effective date of any Registration Statement in which holders of Registrable Securities are participating (except as part of such registration) or the commencement of the public distribution of securities, to the extent timely notified in writing by the Company or the managing underwriters (or the holders, as the case may be).

     (b) Restrictions on Public Sale by the Company and Others. The Company agrees not to effect any public sale or distribution of any securities the same as or similar to those being registered by the Company, or any securities convertible into or exchangeable or exercisable for such securities, during the 14-day period prior to, and during the 90-day period (or, with respect to a Piggyback Registration, such longer period of up to 180 days as may be required by the underwriter) beginning on, the effective date of a Registration Statement filed under Section 1 or Section 2 hereof or the commencement of the public distribution of securities to the extent timely notified in writing by a holder of Registrable Securities covered by such Registration Statement or the managing underwriters (except as part of such registration, if permitted, or pursuant to registrations on Forms S-4 or S-8 or any successor form to such Forms). The Company agrees to use reasonable efforts to obtain from each holder of restricted securities of the Company the same as or similar to those being registered by the Company, or any restricted securities convertible into or exchangeable or exercisable for any of its securities, an agreement not to effect any public sale or distribution of such securities (other than securities purchased in a public offering) during such period, except as part of any such registration if permitted.

     (c) No Inconsistent Agreements. The Company will not hereafter enter into, and is not presently a party to, any agreement with respect to its securities which is inconsistent with the rights granted to the holders of Registrable Securities by this Agreement or otherwise conflicts with the provisions hereof. The parties acknowledge that the Company has entered into a prior Registration Rights agreement dated June 16, 1993, with Berjaya Lottery Management (H.K.) Limited.

     4. Registration Procedures. In connection with the Company's Registration obligations pursuant to Section 1 and 2 hereof the Company will use its best efforts to effect such registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof, and pursuant thereto the Company will as expeditiously as possible:

     (a) prepare and file with the SEC, in any event not exceeding 30 days from the date of receipt of the written request for registration, a Registration Statement or Registration Statements relating to the applicable Demand Registration or Piggyback Registration including all exhibits and financial statements required by the SEC to be filed therewith, and use its best efforts to cause such Registration Statement to become effective under the Securities Act; provided, however, that the Company may discontinue any Registration of its securities which are not Registrable Securities (and, under the circumstances specified in Section l(b), may delay and, under the circumstances specified in
Section 2(a), may delay or discontinue Registration of its securities which are Registrable Securities) at any time prior to the effective date of the Registration Statement relating thereto;

     (b) prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement as may be requested by the holders of a majority of the Registrable Securities or as may be necessary to keep the Registration Statement effective for a period of not less than 30 days (or such shorter period which will terminate when all Registrable Securities covered by such Registration Statement have been sold or withdrawn), or, if such Registration Statement relates to an underwritten offering, such longer period as in the opinion of counsel for the underwriters a Prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer; cause the Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 144 under the Securities Act; and comply with the provisions of the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder with respect to the disposition of all securities covered by such Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the sellers thereof set forth in such Registration Statement or supplement to the Prospectus.

     (c) notify the selling holders of Registrable Securities and the managing underwriters, if any, and (if requested) confirm such advice in writing, as soon as practicable after notice thereof is received by the Company (i) when the Registration Statement or any amendment thereto has been filed or become effective, the Prospectus or any amendment or supplement to, the Prospectus has been filed, and, to furnish such selling holders and managing underwriters with copies thereof, (ii) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to the Registration Statement or the Prospectus or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or any order preventing or suspending the use of any preliminary Prospectus or Prospectus or the initiation or threatening of any proceedings for such purposes, (iv) if at any time the representations and warranties of the Company contemplated by paragraph (m) below cease to be true and correct and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purposes;

     (d) promptly notify the selling holders of Registrable Securities and the managing underwriters, if any, when the Company becomes aware of the happening of any event as a result of which the Registration Statement or the Prospectus included in such Registration Statement (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of the Prospectus and any preliminary Prospectus, in light of the circumstances under which they were made) not misleading or, if for any other reason it shall be necessary during such time period to amend or supplement the Registration Statement or the Prospectus in order to comply with the Securities Act and, in either case as promptly as practicable thereafter, prepare and file with the SEC, and furnish without charge to the selling holders and the managing underwriters, if any, a supplement or amendment to such Registration Statement or Prospectus which will correct such statement or omission or effect such compliance;

     (e) make every reasonable effort to obtain the withdrawal of any stop order or other order suspending the use of any preliminary Prospectus or Prospectus or suspending any qualification of the Registrable Securities;

     (f) if requested by the managing underwriter or underwriters or a holder of Registrable Securities being sold in connection with an underwritten offering, promptly incorporate in a Prospectus supplement or post-effective amendment such information as the managing underwriters and the holders of a majority of the Registrable Securities being sold agree should be included therein relating to the plan of distribution with respect to such Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being sold to such underwriters, the purchase price being paid therefor by such underwriters and with respect to any other terms of the underwritten (or best efforts underwritten) offering of the Registrable Securities to be sold in such offering and make all required filings of such Prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters to be incorporated in such Prospectus supplement or post-effective amendment;

     (g) furnish to each selling holder of Registrable Securities and each managing underwriter, without charge, one executed copy and as many conformed copies as they may reasonably request, of the Registration Statement and any amendment or post-effective amendment thereto, including financial statement and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

     (h) deliver to each selling holder of Registrable Securities and the underwriters, if any, without charge, as many copies of the Prospectus (including each preliminary prospectus) and any amendment or supplement thereto as such Persons may reasonably request (it being understood that the Company consents to the use of the Prospectus or any amendment or supplement thereto by each of the selling holders of Registrable Securities and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by the Prospectus or any amendment or supplement thereto) and such other documents as such selling holder may reasonably request in order to facilitate the disposition of the Registrable Securities by such holder;

     (i) on or prior to the date on which the Registration Statement is declared effective, use its best efforts to register or qualify, and cooperate with the selling holders of Registrable Securities, the managing underwriter or agent, if any, and their respective counsel in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or blue sky laws of each state and other jurisdiction of the United States as any such seller, underwriter or agent reasonably requests in writing and do any and all other acts or things reasonably necessary or advisable to keep such registration or qualification in effect for so long as such Registration Statement remains in effect and so as to permit the continuance of sales and dealings therein for as long as may be necessary to complete the distribution of the Registrable Securities covered by the Registration Statement; provided that the Company will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

     (j) cooperate with the selling holders of Registrable Securities and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denomination and registered in such names as the managing underwriters may request at least two business days prior to any sale of Registrable Securities to the underwriters;

     (k) use its best efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriters, if any, to consummate the disposition of such Registrable Securities;

     (1) not later than the effective date of the applicable Registration Statement, provide a CUSIP number for all Registrable Securities and provide the applicable transfer agent with printed certificates for the Registrable Securities which are in a form eligible for deposit with The Depository Trust Company;

     (m) make such representations and warranties to the holders of Registrable Securities being registered, and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in primary underwritten public offerings;

     (n) enter into such customary agreements (including a purchase agreement or underwriting agreement) and take all such other actions as the holders of at least a majority of any Registrable Securities being sold or the managing underwriter or agent, if any, reasonably request in order to expedite or facilitate the registration and disposition of such Registrable Securities;

     (o) use its best efforts to obtain for delivery to the holders of Registrable Securities being registered and to the underwriter or agent an opinion or opinions from counsel for the Company, upon consummation of the sale of such Registrable Securities to the underwriters (the "Closing Date") in customary form and in form, substance and scope reasonably satisfactory to such holders, underwriters or agents and their counsel;

     (p) use its best efforts to obtain for delivery to the Company and the underwriter or agent, with copies to the holders of Registrable Securities, a comfort letter from the Company's independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the managing underwriter or the holders of at least a majority of the Registrable Securities being sold reasonably request, dated the effective date of the Registration Statement and brought down to the Closing Date;

     (q) cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the National Association of Securities Dealers, Inc. (the "NASD");

     (r) use its best efforts to comply with all applicable rules and regulations of the SEC and make generally available to its security holders, as soon as reasonably practicable (but not more than fifteen months) after the effective date of the Registration Statement, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

     (s) as promptly as practicable after filing with the SEC of any document which is incorporated by reference into the Registration Statement or the Prospectus, provide copies of such document to counsel for the selling holders of Registrable Securities and to the managing underwriters, if any;

     (t) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement; and

     (u) use its best efforts to cause all Registrable Securities covered by the Registration Statement to be listed on each securities exchange on which any of the Company's securities are then listed or quoted on each inter-dealer quotation system on which any of the Company's securities are then quoted.

     The Company may require each seller of Registrable Securities as to which any registration is being effected to furnish to the Company such information regarding the distribution of such securities and such other information relating to such holder and its ownership of Registrable Securities as the Company may from time to time reasonably request in writing. Each holder of Registrable Securities agrees to furnish such information to the Company and to cooperate with the Company as necessary to enable the Company to comply with the provisions of this Agreement.

     Each holder of Registrable Securities agrees by acquisition of such Registrable Securities that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4(d) hereof, such holder will forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement until such holder's receipt of the copies of the supplemented or amended Prospectus contemplated by Section 4(d) hereof, or until it is advised in writing by the Company that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the Prospectus, and, if so directed by the Company, such holder will deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such holder's possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice in the event the Company shall give any such notice the time periods during which such notice, the time periods during which such Registration Statement shall be maintained effective (including the period referred to in Section 4(b) hereof) shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented or amended Prospectus contemplated by Section 4(d) thereof or is advised in writing by the Company that the use of the Prospectus may be resumed.

     5. Underwritten Offerings.

     (a) Requested Underwritten Offerings. If requested by the underwriters for any underwritten offering by holders of Registrable Securities pursuant to a Registration requested under Section 1, the Company will use reasonable efforts to enter into an underwriting agreement with such underwriters for such offering, such agreement to be reasonably satisfactory in substance and form to the Company, each such holder and the underwriters and to contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type, including, without limitation, indemnities to the effect and to the extent provided in Section 8. The holders of the Registrable Securities proposed to be distributed by such underwriters will cooperate with the Company in the negotiation of the underwriting agreement and will give consideration to the reasonable suggestion of the Company regarding the form thereof. Such holders of Registrable Securities to be distributed by such underwriters shall be parties to such underwriting agreement and may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such holders of Registrable Securities and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of such holders of Registrable Securities. Any such holder of Registrable Securities shall not be required to make any representations or warranties or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such holder, such holder's Registrable Securities, such holder's intended method of distribution and any other representations required by law.

     (b) Incidental Underwritten Offerings. If the Company proposes to register any of its securities under the Securities Act as contemplated by Section 2 and such securities are to be distributed by or through one or more underwriters, the Company, will, if requested by any holder of Registrable Securities pursuant to Section 2 and subject to the provisions of Section 2(b), use its best efforts to arrange for such underwriters to include all the Registrable Securities to be offered and sold by such holder among the securities of the Company to be distributed by such underwriters. The holders of Registrable Securities to be distributed by such underwriters shall be parties to the underwriting agreement between the Company and such underwriters and may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such holders of Registrable Securities and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of such holders of Registrable Securities. Any such holder of Registrable Securities shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such holder's Registrable Securities and such holder's intended method of distribution or any other representations required by law.

     (c) Participation in Underwritten Registrations. No Person may participate in any underwritten registration hereunder unless such Person (a) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Persons entitled to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting agreements.

     6. Preparation; Reasonable Investigation. In connection with the preparation and filing of each Registration Statement, the Company will give the holders of Registrable Securities registered under such Registration Statement, their underwriters, if any, and their respective counsel and accountants the opportunity to participate in the preparation of such Registration Statement, each Prospectus included therein or filed with the SEC, and, to the extent practicable, each amendment thereof or supplement thereto, and give each of them such access to its books and records (to the extent customarily given to underwriters of the Company's securities) and such opportunities to discuss the business of the Company with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of such holders' and such underwriters' respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act; provided, however, that any books, records, information or documents that are designated by the Company in writing as confidential shall be kept confidential by such Persons unless disclosure thereof is required by law.

     7. Registration Expenses. All expenses incident to the Company's performance of or compliance with this Agreement, including without limitation
(i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC or the NASD (including, if applicable, the fees and expenses of any "qualified independent underwriter" and its counsel as may be required by the rules and Regulations of the NASD), (ii) all fees and expenses of compliance with state securities or blue sky laws (including fees and disbursements of counsel for the underwriters or selling holders in connection with blue sky qualification of the Registrable Securities and determination of their eligibility for investment under the laws of such jurisdictions as the managing underwriters or holders of a majority of the Registrable Securities being sold may designate), (iii) all printing and related messenger and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing prospectuses), (iv) all fees and disbursements of counsel for the Company and of all independent certified public accountants of the Company (including the expenses of any special audit and cold comfort letters required by or incident to such performance), (v) Securities Act liability insurance if the Company so desires or the underwriters so require in accordance with then customary underwriting practice, (vi) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system, (vii) all reasonable fees and disbursements of one counsel selected by the holders of a majority of the Registrable Securities being registered, or, in the case of a Demand Registration, by the holders of a majority of the Registrable Securities included pursuant to Section 1, to represent such holders in connection with such registration, (viii) all fees and disbursements of underwriters customarily paid by the issuers or sellers of securities, excluding underwriting discounts and commissions and transfer taxes, if any, and excluding fees and disbursements of counsel to such underwriters (other than such fees and disbursements incurred in connection with any registration or qualification or Registrable Securities under the securities or blue sky laws of any state), and (ix) fees and expenses of other Persons retained by the Company (all such expenses being herein called "Registration Expenses"), will be borne by the Company, regardless of whether the Registration Statement becomes effective (except as provided in Section 1 hereof and except that the holders of Registrable Securities included in an Additional Demand Registration shall pay the Company in full the Registration Expenses in connection with such Additional Demand Registration if such Registration Statement becomes effective). The Company will, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any audit and the fees and expenses of any Person, including special experts, retained by the Company.

     8. Indemnification

     (a) Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the full extent permitted by law, each holder of Registrable Securities, its officers, directors, employees and agents and each Person who controls such holder (within the meaning of the Securities Act or the Exchange
Act) from and against all claims, damages, liabilities and expenses (including reasonable costs of investigation and legal expenses) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such holder expressly for use therein; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any such preliminary Prospectus if (i) it is determined that it was the responsibility of such holder to provide the Person asserting such loss, claim, damage, liability or expense with a current copy of the Prospectus and such holder failed to deliver or cause to be delivered a copy of the Prospectus to such Person after the Company had furnished such holder with a sufficient number of copies of the same and (ii) the Prospectus completely corrected in a timely manner such untrue statement or omission; and provided further, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission in the Prospectus, if such untrue statement or alleged untrue statement, omission or alleged omission is completely corrected in an amendment or supplement to the Prospectus and the holder of Registrable Securities thereafter fails to deliver such Prospectus as so amended or supplemented prior to or concurrently with the sale of the Registrable Securities to the Person asserting such loss, claim, damage, liability or expense after the Company had furnished such holder with a sufficient number of copies of the same. This indemnity shall be in addition to any liability the Company may otherwise have, shall remain in full force and effect regardless of any investigation made by or on behalf of such holder or any such officer, director, employee, agent or controlling Person and shall survive termination of this Agreement and the transfer of Registrable Securities by such holder. The Company will also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each Person who controls such persons (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided above (with appropriate modification) with respect to the indemnification of the holders of Registrable Securities, if requested.

     (b) Indemnification by the Selling Holder of Registrable Securities. Each selling holder of Registrable Securities agrees to indemnify and hold harmless, to the full extent permitted by law, the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act and the Exchange Act) from and against any losses, claims, damages, liabilities and expenses resulting from any untrue statement of a material fact or any omission of a material fact required to be stated in the Registration Statement, Prospectus or preliminary Prospectus or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such untrue statement or omission is contained in any information furnished in writing by such selling holder to the Company specifically for inclusion in such Registration Statement or Prospectus and has not been corrected in a subsequent writing prior to or concurrently with the sale of the Registrable Securities to the Person asserting such loss, claim, damage, liability or expense. In no event shall the liability of any selling holder of Registrable Securities, hereunder be greater in amount than the dollar amount of the proceeds received by such holder under the sale of the Registrable Securities giving rise, to such indemnification obligation. This indemnity shall be in addition to any liability such selling holder may otherwise have, shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such officer, director or controlling Person and shall survive termination of this Agreement and the transfer of Registrable Securities by such selling holder. The Company shall be entitled to receive indemnities from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above (with appropriate modification) with respect to information furnished in writing by such Persons specifically for inclusion in any Prospectus or Registration Statement.

     (c) Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure; provided further, however, that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (a) the indemnifying Party has agreed in writing to pay such fees or expenses, or (b) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such Person, or (c) in the reasonable judgment of any such Person, based upon advice of its counsel, a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld), provided that an indemnifying party shall not be required to consent to any settlement involving the imposition of equitable remedies or involving the imposition of any material obligations on such indemnifying party other than financial obligations for which such indemnified party will be indemnified hereunder. No indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation. Whenever the indemnified party or the indemnifying party receives a firm offer to settle a claim for which indemnification is sought hereunder, it shall promptly notify the other of such offer. If the indemnifying party refuses to accept such offer within 20 business days after receipt of such offer (or of notice thereof), such claim shall continue to be contested and, if such claim is within the scope of the indemnifying party's indemnity contained here, the indemnified party shall be indemnified pursuant to the terms hereof. If the indemnifying party notifies the indemnified party in writing that the indemnifying party desires to accept such offer, but the indemnified party refuses to accept such offer within 20 business days after receipt of such notice, the indemnified party may continue to contest such claim and, in such event, the total maximum liability of the indemnifying party to indemnify or otherwise reimburse the indemnified party hereunder with respect to such claim shall be limited to and shall not exceed the amount of such offer, plus reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and disbursements) to the date of notice that the indemnifying party desires to accept such offer, provided that this sentence shall not apply to any settlement of any claim involving the imposition of equitable remedies or to any settlement imposing any material obligations on such indemnified party other than financial obligations for which such indemnified party will be indemnified hereunder. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless the written opinion of counsel to the indemnified party reasonably satisfactory to the indemnifying party, use of one counsel by the underwriters on the one hand, and by the shareholders on the other, would be expected to give rise to a conflict of interest between such underwriters, on the one hand and such shareholders on the other with respect to such claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of one such additional counsel.

     (d) Contribution. If for any reason the indemnification provided for in the preceding paragraphs (a) and (b) is unavailable to an indemnified party or insufficient to hold it harmless as contemplated by the preceding paragraphs (a) and (b), then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the indemnified party and the indemnifying party, but the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable consideration, provided that no selling holder of Registrable Securities shall be required to contribute in an amount greater than the dollar amount of the proceeds received by such selling holder with respect to the sale of any such Registrable Securities. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     9. Rules 144 and 144A. The Company covenants that it will file the reports required to be filed under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of any holder of Registrable Securities after the date that is the second anniversary of the date hereof, make publicly available other information so long as necessary to permit sales pursuant to Rules 144 or 144A under the Securities Act), and it will take such further action as any holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rules 144 or 144A under the Securities Act, as such Rules may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any holder of Registrable Securities, the Company will deliver to such holder a written statement as to whether it has complied with such requirements.

     10. Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings:

     (a) Person: An individual, partnership, joint venture, corporation, trust or unincorporated organization, a government or any department, agency or political subdivision thereof or other entity.

     (b) Prospectus: The prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus.

     (c) Registration: A Demand Registration or a Piggyback Registration.

     (d) Registration Statement: Any registration statement of the Company which covers any of the Registrable Securities pursuant to the provisions of this Agreement or the Purchase Agreement, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all material incorporated by reference in such Registration Statement.

     (e) Subsidiaries: All corporations, partnerships, joint ventures or other entities of which the Company owns, directly or indirectly, a majority of the capital stock or is a general partner.

     (f) Underwritten Registration or Underwritten Offering: A sale of securities of the Company to an underwriter for reoffering to the public.

     11. Miscellaneous.

     (a) Endorsement of Stock Certificates. The Purchasers hereby agree that each outstanding certificate representing shares of Common Stock subject to this Agreement shall bear an endorsement reading substantially as follows until the shares of Common Stock have been sold pursuant to an effective registration statement under the Securities Act:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER SAID ACT AND THE RULES AND REGULATIONS THEREUNDER AND ALL APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS OR AN EXEMPTION THEREFROM AND ARE SUBJECT UNDER CERTAIN CIRCUMSTANCES TO A RIGHT OF FIRST REFUSAL IN FAVOR OF THE COMPANY AS SET FORTH IN A STOCK PURCHASE AGREEMENT, A COPY OF WHICH IS ON FILE AT THE OFFICES OF THE COMPANY.

     (b) Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless the Company has obtained the written consent of holders of at least a majority of the outstanding Registrable Securities. Notwithstanding the foregoing, a waiver or consent to departure from the provisions hereof that relates exclusively to the rights of holders of Registrable Securities whose securities are being sold pursuant to a Registration Statement and that does not directly or indirectly affect the rights of other holders of Registrable Securities may be given by the holders of a majority of the Registrable Securities being sold.

     (c) Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, registered first-class mail, telex, telecopier, or air courier guaranteeing overnight delivery:

          (i) if to a holder of Registrable Securities, at the most current address given by such holder to the Company in accordance with the provisions of this Section 11(c), which address initially is the address
     set forth in the Purchase Agreement, with a copy to                .; and

          (ii) if to the Company, initially at its address set forth in the Purchase Agreement and thereafter at such other address, notice of which is given in accordance with the provisions of this Section 11(c), with a copy to Latham & Watkins, 701 "B" Street, Suite 2100, San Diego, California 92101, Attention: David A. Hahn, Esq.

     All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.

     (d) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including without limitation and without the need for an express assignment, subsequent holders of Registrable Securities; provided, however, that after the Closing this Agreement shall not inure to the benefit of or be binding upon a successor or assign of a holder of Common Stock unless and to the extent such successor or assign acquired Registrable Securities from such holder.

     (e) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     (f) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

     (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

     (h) Severabilily. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

     (i) Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the registration rights granted by the Company with respect to the securities sold pursuant to the Purchase Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     (j) Attorney's Fees. In the event of any legal action or other proceeding arising out of or by reason of this Agreement, the prevailing party shall be entitled to recover, in addition to other damages, its reasonable attorney's fees and costs.

                             [TRANSLINK LETTERHEAD]

JUNE 18, 1998

The Board of Directors
INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.
2131 Faraday Avenue
Carlsbad, CA 92008

     Re: Fairness Opinion

Dear Sirs:

     Translink International, Inc. ("Translink") has been advised that International Lottery & Totalizator Systems, Inc. ("ILTS" or the "Company") has received an offer from Berjaya Lottery Management (UK) Ltd. ("Berjaya") to exchange 52,000,000 common shares of Prime Gaming Philippines Inc. ("Prime") at
17.50 PhPesos per share or $US 0.4375 per share at a stipulated PHPeso/$US exchange rate of 40.00 PhPeso/$US 1.00, for 9,479,167 new ILTS common shares at $US 2.40 per share (the "Transaction"). Upon completion of the Transaction, ILTS will own 52.25% of the outstanding Prime common shares. Berjaya presently owns 2,200,000 ILTS common shares, or 36.61% of the outstanding ILTS common shares, and 54,043,992 Prime common shares, or 54.30% of the outstanding common shares of Prime. Upon completion of the Transaction, Berjaya and/or its affiliates will have a 75.4% interest in the ILTS common shares outstanding.

     The Affiliations Committee of the Board of Directors of ILTS (the "Affiliations Committee") has retained Translink to provide an opinion to the ILTS Board of Directors (the "Board") as to the fairness of the Transaction, from a financial point of view, to the non-Berjaya shareholders of ILTS (the "Fairness Opinion").

ENGAGEMENT

     The Affiliations Committee initially contacted Translink regarding a potential assignment on May 7, 1998 and Translink was formally engaged by the Affiliations Committee on May 11, 1998, through an agreement between the Affiliations Committee and Translink dated May 11, 1998 (the "Engagement"). The terms of the Engagement provide that Translink is to be paid a flat fee for its services, fifty percent (50%) of which was paid upon the initiation of the Engagement and the balance payable upon the rendering of the Fairness Opinion to the Board. In addition, Translink is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by the Company in certain circumstances. Translink consents to the inclusion of the Fairness Opinion in its entirety by ILTS in any filings with the exchanges, securities commissions, or similar regulatory authorities in the United States and The Philippines.

RELATIONSHIP WITH INTERESTED PARTIES

     Neither Translink, nor any of its affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act of 1933, as amended) of the Company. Translink has not been engaged to provide any financial advisory services nor has it participated in any financing involving ILTS other than the services provided under the Engagement. There are no understandings, agreements or commitments between Translink and the Company with respect to any future business dealings. Translink may, in the future, perform financial advisory services for ILTS.

SCOPE OF REVIEW

     In connection with our Fairness Opinion, we have reviewed and relied upon or carried out, among other things, the following:

      1. reviewed the Stock Purchase Agreement dated June 18, 1998, between the Company and Berjaya;

      2. reviewed the Board Paper Draft No. 3 prepared by Berjaya for the Board of Directors of ILTS dated May 26, 1998;

      3. reviewed the Annual Report to Shareholders of ILTS and its Annual Reports on Form 10-K for the fiscal years ended December 31, 1995, 1996, and 1997; and the ILTS Quarterly Reports on Form 10-Q for the periods ended March 31, June 30, and September 30 for the years 1995, 1996, and 1997; and the ILTS Quarterly Report on Form 10-Q for the period ended March 31, 1998;

      4. reviewed the ILTS Notice of Annual Meeting dated April 17, 1996, April 8, 1997, and April 30, 1998; and the ILTS Notice of Special Meeting dated December 2, 1997;

      5. reviewed the ILTS Current Report on Form 8-K dated December 3, 1997, and the ILTS Current Report on Form 8-K/A dated December 19, 1997;

      6. reviewed ILTS operating and financial information, including projections, provided to us by Company management;

      7. met with certain senior Company management members to discuss ILTS operations, historical financial statements, and future prospects;

      8. visited the ILTS facilities in Carlsbad, California;

      9. reviewed factors relating to the US securities market and US mergers and acquisitions;

     10. reviewed historical stock prices and trading volumes of the common shares of ILTS;

     11. reviewed publicly available financial data and relative stock market data of other companies which we deemed generally comparable to ILTS;

     12. reviewed the economics of the US, Philippine, Malaysian, and Southeast Asian lottery equipment manufacturing and lottery management industries from a financial and operating perspective;

     13. reviewed the audited financial statements of Central Azucarera de Pilar, a Philippine Stock Exchange-traded company without operations since 1991 which undertook a change in name to Prime Gaming Philippines Inc. in March 1998 and a merger with Philippine Gaming Management Corporation ("PGMC") in May 1998, for the fiscal years ended June 30, 1995, 1996, and 1997;

     14. reviewed the audited financial statements of PGMC for the fiscal years ended April 30, 1996 and 1997; and the unaudited financial statements of PGMC for April 30, 1998;

     15. reviewed Prime and PGMC operating and financial information, including projections, provided to us by Prime and PGMC management;

     16. met with certain senior Berjaya, Prime and PGMC management members to discuss Prime and PGMC operations, historical financial statements, and future prospects;

     17. reviewed the Equipment Lease Agreement dated January 25, 1996 between PGMC and the Philippine Charity Sweepstakes Office;

     18. visited the Prime and PGMC administrative and warehouse facilities in Manila, Philippines;

     19. reviewed factors relating to the Philippine, Malaysian, and other Southeast Asian securities market;

     20. reviewed historical stock prices and trading volumes of the common shares of Central Azucarera de Pilar (negligible share activity since
         1991);

     21. reviewed publicly available financial data and relative stock market data of other companies which we deemed generally comparable to Prime and PGMC;

     22. reviewed the pro-forma consolidated balance sheet of ILTS, as prepared by Berjaya and as represented to us as reasonable by ILTS, including the accretion to net assets resulting from the Transaction; and the projected combined income statement of ILTS and Prime through fiscal year 2000, as prepared by the Company, including the accretion to net earnings resulting from the Transaction;

     23. conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     Translink has not, to the best of its knowledge, been denied access by ILTS, Berjaya, PGMC, or Prime to any information requested by Translink. When PGMC is used in lieu of Prime herein, it is to distinguish the operating entity from the parent company, respectively.

ASSUMPTIONS AND LIMITATIONS

     With the approval of the Company and as provided for in the Engagement, Translink has relied upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations obtained by it from public sources, and the senior managements of ILTS, Berjaya, Prime, and PGMC (collectively, the "Information"). This Fairness Opinion is conditional upon such completeness, accuracy and fair presentation of the Information. Subject to the exercise of professional judgement and except as expressly described herein, we have not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.

     In preparing the Fairness Opinion, Translink has made a number of assumptions, one of which is that all of the conditions required to implement the Transaction will be met.

     The Fairness Opinion is rendered on the basis of securities markets, economic markets, economic, financial and general business conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of ILTS, Prime and PGMC, as they were reflected in the information and as they have been represented to Translink in discussions with the management of ILTS, Berjaya, Prime, and PGMC. In its analyses and in preparing the Fairness Opinion, Translink has made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Translink or any party involved in the Engagement.

     The Fairness Opinion has been provided for the use of the Board and may not be used by any other person or relied upon by any other person other than the Board without the express prior written consent of Translink. The Fairness Opinion in given as of the date hereof and Translink disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its Fairness Opinion which may come or be brought to the attention of Translink after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Fairness Opinion after the date hereof, Translink reserves the right to change, modify or withdraw its Fairness Opinion.

     Translink believes that its analysis must be considered as a whole and that selecting portions of the analysis or the factors considered by its, without considering all factors and analysis together, could create a misleading view of the process underlying the Fairness Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The Fairness Opinion is not to be construed as a recommendation to any holder of the common shares of ILTS as to whether to vote in favor of the Transaction.

FAIRNESS ANALYSIS

     Translink has assessed the fairness, from a financial point of view, of the Transaction to the non-Berjaya shareholders of ILTS based upon a number of factors. These factors include (i) a net present value/discounted cash flow analysis; (ii) a comparison of the ascribed value of the ILTS common shares under the Transaction to recent trading levels for the common shares of the Company; (iii) a review of the relative values of publicly-traded US lottery management and equipment manufacturing firms, from the perspective of whether public market values might exceed the Transaction values; (iv) an analysis of relative values paid in recent comparable transactions in the US lottery management and equipment manufacturing industries; and, (v) an analysis of the accretion or dilution to post-Transaction ILTS net assets and forecasted earnings, as prepared by Berjaya and PGMC and attested to by the Company as reasonable.

     The value assigned to the Prime common shares offered in the Transaction was evaluated based upon a net present value/discounted cash flow analysis of the PGMC operating forecast over the life of the contract between the Philippine Charity Sweepstakes Office and PGMC, as prepared by Berjaya and PGMC and attested to by the Company as reasonable. A set of discount rates was derived based on various economic and financial criteria. Additionally, we analyzed the relative values of publicly-traded Malaysian lottery management firms, adjusted for the relative difference in the overall Philippine and Malaysian equity markets.

             (THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK)

FAIRNESS CONCLUSION

     Based upon and subject to the foregoing, Translink is of the opinion that, as of the date hereof, the Transaction is fair, from a financial point of view, to the non-Berjaya shareholders of ILTS.

                                          Sincerely,

                                          TRANSLINK INTERNATIONAL, INC.

                                          By:      /s/ ROBERT S. KING
                                            ------------------------------------
                                                       Robert S. King
                                                     Managing Director

                INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.

                               PROXY SOLICITED BY
                         THE BOARD OF DIRECTORS FOR THE
                         SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON ________, 1998


      The undersigned hereby appoints M. Mark Michalko and Lawrence E. Logue and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of which the undersigned may be entitled to vote at the Special Meeting of International Lottery & Totalizator Systems, Inc. to be held at 2131 Faraday Avenue, Carlsbad, California on __________, 1998 at 3:00 p.m., (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

      UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ACQUISITION, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

      THE BOARD OF DIRECTORS, BASED UPON THE UNANIMOUS RECOMMENDATION OF ITS AFFILIATIONS COMMITTEE, HAS DETERMINED THAT THE ACQUISITION IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND ACCORDINGLY RECOMMENDS A VOTE FOR THE ACQUISITION.

1. Approval and adoption of the Acquisition as described in the accompanying Proxy Statement.

                         [ ] FOR [ ] AGAINST [ ] ABSTAIN


                   (Continued and to be signed on other side)


                                        DATED___________________________________

                                        ________________________________________
                                        ________________________________________
                                                     SIGNATURE(S)

                                        Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If a signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.